As filed with the Securities and Exchange Commission on June 10, 2015

Registration No. 333- 196735

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

POST EFFECTIVE AMENDMENT NO. 1

TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MASSROOTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	46-2612944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1624 Market Street, Suite 201, Denver, CO 80202 (720) 442-0052

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Isaac Dietrich, Chief Executive Officer

MassRoots, Inc.
1624 Market Street, Suite 201, Denver, CO 80202

(720) 442-0052
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of all communications to:

Peter J. Gennuso, Esq. Christopher A. Moore, Esq. Thompson Hine LLP 335 Madison Avenue, 12th Floor New York, NY 10017 Tel: (212) 908-3958 Fax: (212) 344-6101	Isaac Dietrich, Chief Executive Officer MassRoots, Inc. 1624 Market Street, Suite 201, Denver, CO 80202 Tel: (720) 442-0052

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ] Accelerated filer [ ] Non-accelerated filer o Smaller reporting company [X]

(Do not check if a smaller reporting company)

This registration statement shall hereafter become effective in accordance with the provisions of section 8(c) of the Securities Act of 1933, as amended. on such date as the Commission, acting pursuant to Section 8(c), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of MassRoots, Inc. (the “Company”), originally became effective by the Securities and Exchange Commission (the “SEC”) on September 15, 2015, is being filed pursuant to the undertakings in Item 17 of the Registration Statement to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, that was filed with the SEC on March 31, 2015.  We have also included information with respect to the quarter ended March 31, 2015, that was subject of a Form 10-Q filing made on May 15, 2015 and other updating information throughout the Registration Statement.

The information included in this filing amends this Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

MASSROOTS, INC.

50,400,000 Shares of Common Stock

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus relates to the resale from time-to-time of up to 50,400,000 shares of our common stock by selling security holders, of which: (1) 40,257,841 shares are issued and outstanding; (2) 2,091,000 shares are issuable upon the conversion of outstanding convertible debentures; and (3) 7,201,159 shares are issuable upon the exercise of outstanding warrants. The selling security holders named in this prospectus are offering to sell shares of our common stock of MassRoots, Inc. through this prospectus and they may be deemed “underwriters” as that term is defined in Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is currently quoted on the OTCQB Bulletin Board under the symbol “MSRT.” On June 2, 2015, the last closing sale price of our common stock was $1.35 per share. The selling security holders will pay all brokerage commissions and discounts attributable to the sale of the shares, plus brokerage fees. The selling security holders will receive all of the net proceeds from the offering.

The selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this prospectus is a part is declared effective by the SEC; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

Our common stock involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 11 before you decide to purchase any of our common stock.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”). For more information, see the prospectus section titled “Emerging Growth Company Status” starting on page 6.

The Company has minimal revenues to date and there can be no assurance that the Company will be successful in furthering its operations and/or revenues. Persons should not invest unless they can afford to lose their entire investment. Investing in our securities involves a high degree of risk. You should purchase these units only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2015

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
THE OFFERING	6
THE REORGANIZATION AND PREVIOUS OFFERINGS	7
SUMMARY FINANCIAL DATA	9
RISK FACTORS	9
NOTE ABOUT FORWARD-LOOKING STATEMENTS	20
TAX CONSIDERATIONS	20
USE OF PROCEEDS	21
DETERMINATION OF OFFERING PRICE	21
DIVIDEND POLICY	21
CAPITALIZATION	21
SELLING SECURITY HOLDERS	24
PLAN OF DISTRIBUTION	30
DESCRIPTION OF BUSINESS	31
PROPERTIES	44
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	44
EXECUTIVE COMPENSATION	49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	53
DESCRIPTION OF SECURITIES	55
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	56
DECEMBER 31, 2014 FINANCIAL STATEMENTS	64
MARCH 31, 2015 FINANCIAL STATEMENTS (UNAUDITED)	80
LEGAL MATTERS	95
EXPERTS	95
WHERE YOU CAN FIND MORE INFORMATION	95

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. You should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider prior to investing. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in this prospectus, especially the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If you invest in our securities, you are assuming a high degree of risk.

Unless we have indicated otherwise or the context otherwise requires, references in the prospectus to “MassRoots,” the “Company,” “we,” “us” and “our” or similar terms are to MassRoots, Inc. Unless otherwise indicated, all share and per share information relating to our common stock in this prospectus has been adjusted to reflect the “Exchange” which occurred during our “Reorganization”. See “The Reorganization And Previous Offerings” for additional discussion of the Exchange and Reorganization.

The MassRoots Story – Our Company

MassRoots, Inc. was formed on April 24, 2013 to be a social network for the cannabis community. Given the history of cannabis in the United States, many people would prefer to keep their cannabis experiences separate from Facebook, Instagram and Twitter where a user’s family, co-workers and employers may be connected with them. Our goal was to provide a platform where users were not required to provide personally identifiable information, and to create a semi-anonymous environment where users feel comfortable posting about cannabis.

MassRoots launched in the App Store in July 2013 and in our first 6 weeks we obtained about 6,500 users. We took that initial traction to the ArcView Group meeting in September 2013, where we were able to raise seed capital of $150,000. From October 2013 to March 2014, we invested those funds into scaling our network to 100,000 users. In March 2014, we closed a $475,000 common stock round, investing half the funds into becoming a publicly traded company and half the funds into continuing to scale our network. By September 2014, MassRoots had grown into a community of 170,000 users and our Registration Statement on Form S-1 went effective by operation of law in September 2014. We then began a common stock round, closing $776,000 from September 2014 to March 2015, and completed an additional $576,200 in April 2014. We have invested these funds into growing and scaling our network, which reached 325,000 users in May 2015.

We launched MassRoots for Business in early March 2015 as a free online portal for dispensaries to schedule posts, view analytics and gain insights into their followers. Over 300 dispensaries and cannabis brands were using MassRoots for Business by March 31, 2015. Over the coming months, we will expand its functionality to allow businesses to sponsor posts in our users’ newsfeeds and begin to monetize our network. We believe we will have 1,000 dispensaries using MassRoots for Business and begin to receive revenue during the second half of a 2015. We plan to have a 20% paid conversion rate during Q3 2015 and 2,500 dispensaries with a 40% paid conversion rate during first quarter of 2016. We define paid conversion rate as the percent of dispensaries who are paying MassRoots cash for value or services we provide to them.

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MassRoots’ Value Proposition to Advertisers:

To date, MassRoots has mainly focused on building out its user-facing platforms and growing its network; businesses are only interested in advertising on networks with a large and active user base, which we are just now starting to achieve. The reasons we believe businesses will advertise on MassRoots are:

•	Nature of MassRoots Users. The typical MassRoots user is an active cannabis consumer, which is the target demographic for cannabis-related businesses. MassRoots allows these businesses to maximize their lead on target. Unlike other forms of advertising like magazine, banner and display ads that are seen by the general population, every dollar spent on MassRoots advertising puts their product and service directly in front of cannabis consumers. Additionally, the most active users on MassRoots are generally the most active cannabis users, offering an engaging audience for advertisers to communicate with directly.
•	Social Endorsements of Products and Services. The majority of cannabis consumers do not feel comfortable recommending cannabis-related products and services on Facebook, Instagram and Twitter as their family and co-workers follow them on these networks. By introducing a social recommendation tool
•	similar to Facebook’s, MassRoots will allow cannabis consumers to recommend their favorite strains, products and services to their friends on MassRoots and the community at large.
•	Necessity. Currently, Google, Facebook and Twitter prohibit dispensaries from advertising on their networks, forcing cannabis-related companies to rely on magazine, billboard and other alternative forms of advertising that may be far less cost effective due to their broad and un-targeted nature. We believe there is a need for a self-service advertising portal that enables cannabis-related businesses to reach potential customers by digital channels. The MassRoots platform will be compelling for advertisers as it offers direct access to a precise segment of their target market as well as an extensive set of metrics to determine the effectiveness of advertising campaigns.
•	Reaching Consumers on Mobile Devices. Mobile advertising is quickly becoming a valuable and effective way for businesses to market themselves. As MassRoots’ users are almost entirely mobile-based, MassRoots will provide cannabis businesses a unique and extremely valuable channel to reach cannabis consumers directly on their mobile devices.
•	Location-Based Solutions. All users are required to allow MassRoots to access their location, giving us the ability to target advertisements based on a user’s location. For advertisers with physical locations, this will enable them to target their advertising within a specific radius of their store, ensuring their marketing reaches their target consumers. This will also provide demographic data on emerging cannabis markets, providing value for companies as they improve their offerings locally and begin to expand their operations.

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MassRoots’ Value Proposition to Developers:

Over the coming months, we will be introducing an Application Programming Interface (API) to developers looking to integrate MassRoots’ network into their cannabis-related platform. We believe the benefits to developers are:

•	One Click Registration and Sign-In. Users do not like creating usernames, passwords and profiles for every app and website they access, which underlies the recent popularity of the “Sign in with Facebook” button. However, because the majority of cannabis consumers do not feel comfortable syncing their Facebook profile with cannabis-related websites and apps, we believe there is a need for a “Login with MassRoots” button on cannabis-related digital properties. This will not only allow users to sync data between applications and save time, but also give developers access to data and services they otherwise would not have.
•	Real-Time Content Displayed on Digital Properties. Whether it is posts about a cannabis-related event, a particular strain of cannabis, or any given cannabis product, MassRoots’ approximately 325,000 users are constantly posting high-quality, user-generated content that developers will be able to integrate and display on their own websites in real-time in a similar manner as Facebook Pages and Live Tweets.
•	Content Distribution. Similar to users “Pinning” items on Pinterest, MassRoots’ API will allow users to easily share cannabis-related photos, articles, products and events they find on the Internet. This allows content providers to gage which products or articles are most popular or “trending,” gain feedback from the cannabis community and boost their website traffic as they enhance their social reputation.

MassRoots’ Value Proposition to Investors:

For investors looking to capitalize on the rapidly growing cannabis industry permissible under laws of certain states, we believe MassRoots presents a unique and valuable opportunity for the following reasons:

•	Owning the Marketing and Distribution Channel. By creating a network of end cannabis consumers, MassRoots is creating a valuable marketing and distribution channel for cannabis and its ancillary products. Over the coming months, we plan to expand MassRoots’ functionality to include live inventory, live pricing and order ahead; we will be able to push these features to hundreds of thousands of cannabis consumers already engaging with the MassRoots Platform, allowing us to expand and conquer adjacent verticals in the cannabis market.
•	Network Growth as a Barrier to Entry. Network effects have come to dominate consumer habits. Google+ failed to obtain a dominant market share in desktop-based social networking because it wasn’t introduced until Facebook had already conquered the market. Similarly, when Facebook introduced Poke as a competitor to SnapChat in late 2012, it failed to gain market share due to the market dominance already achieved by SnapChat. Even if a well-financed competitor to MassRoots were to emerge, they would not only have to convince users on why their platform is superior, but also get them to switch away from the network their friends are already using – every user that MassRoots gains, every interaction that takes place on our network and every day that we grow, the barrier to entry grows ever higher.
•	The Right Industry, the Right Time, the Right Product. MassRoots sits at the intersection of mobile technology and cannabis, two rapidly growing industries. Per an October 2013 Gallup poll, 58% of the American people support the legalization of cannabis, while 14 states are projected to pass adult-use laws and two states medical-use laws within the next five years. This is projected to cause cannabis sales permitted under certain state laws to grow from $1.43 billion in 2013 to $10.2 billion by 2018. MassRoots has built a mobile network for the cannabis community that has approximately 325,000 users and continues to grow. Over the coming months, we will be adding new features for our users, advertisers and developers that will expand the reach and utility of our network, further accelerating growth and creating significant shareholder value.

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Government Regulation

Our business plan includes allowing cannabis dispensaries to advertise on our network which we believe could be deemed to be aiding and abetting illegal activities, a violation of Federal law. We intend on remaining within the guidelines outlined in the Cole Memo (as more fully described in this prospectus), which does not alter the Department of Justice's authority to enforce Federal law, including Federal laws relating to cannabis, but does recommend that U.S. Attorneys prioritize enforcement of Federal law away from the cannabis industry operating as permitted under certain state laws so long as certain conditions are met. However, we cannot provide assurance that we are in full compliance with the Cole Memo or any other laws or regulations

Company Information

We are a Delaware corporation. Our address is 1624 Market Street, Suite 201, Denver, CO 80202, our telephone number is (720) 442-0052 and our website is www.MassRoots.com. The information on our website or mobile apps is not a part of this prospectus.

Emerging Growth Company

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies.

Section 107(b) of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues are $1 billion, as adjusted, or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

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THE OFFERING

Securities offered	Up to 50,400,000 shares of our common stock.
Offering price	The selling stockholders will offer their shares at prevailing market or privately negotiated prices, in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.
Common stock issued and outstanding before this offering	44,067,000 shares.
Common stock issued and outstanding after this offering	53,359,159 shares, if all shares are sold (and therefore, all shares underlying convertible debentures and warrants included in this offering are converted and exercised, respectively.)
Use of proceeds	We will not receive any proceeds from the resale of the common stock or the conversion of outstanding convertible debentures into common stock. However, we may receive up to $1,904,050 in gross proceeds from the exercise of outstanding warrants. For a more complete description, see “Use of Proceeds.”
Risk factors	See “Risk Factors” beginning on page 11 and the other information set forth in this prospectus for a discussion of factors you should consider before deciding to invest in our securities.
Market for Common Stock	Since April 9, 2015, our common stock has been quoted on the OTCQB under the symbol “MSRT”. The last reported sale price of the Company’s common stock, as of June 2, 2015, was $1.35 per share.
Dividends	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

The number of shares of our common stock outstanding before this offering excludes:

•	2,091,000 shares that are issuable upon the conversion of outstanding convertible debentures, the underlying shares of which are included in this offering;
•	7,201,159 shares that are issuable upon the exercise of outstanding warrants; the underlying shares of which are included in this offering;
•	996,000 shares of common stock not included in this offering that are issuable upon the exercise of warrants currently outstanding;
•	2,310,000 shares of common stock issuable upon the exercise of options granted under our 2014 Equity Incentive Plan to certain employees and directors, not included in this offering.

The number of shares of our common stock that will be outstanding after completion of this offering excludes:

•	996,000 shares of common stock not included in this offering that are issuable upon the exercise of warrants currently outstanding;
•	2,310,000 shares of common stock issuable upon the exercise of options granted under our 2014 Equity Incentive Plan to certain employees and directors, not included in this offering. Except as otherwise indicated, per share amounts and shares in this prospectus have been adjusted to reflect the “Exchange” which occurred during our “Reorganization.” These post-Exchange amounts are shown in addition original unadjusted amounts for ease of comparison.

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THE REORGANIZATION AND PREVIOUS OFFERINGS

The following is a discussion detailing the transactions in which the selling security holders acquired the securities offered under this prospectus.

MassRoots was incorporated in the state of Delaware on April 24, 2013. Our original Certificate of Incorporation authorized the issuance of 1,000 shares of common stock with a par value of $1.00 per share. On April 24, 2013, the Company approved the issuance of 15.25 shares of common stock (4,646,136 shares post-Exchange, as defined herein) to the Company’s CEO and Chairman, Isaac Dietrich, to repay $17,053 in short term borrowings from him and for services provided. The Company also approved the issuance of 3.75, 3.00, and 3.00 shares of common stock (1,142,493, 913,994, and 913,994 shares post-Exchange) to the Company’s officers, Hyler Fortier, Stewart Fortier, and Tyler Knight, respectively, in exchange for their services. In addition, options to purchase 42.81, 11.25, 9.0, and 9.0 shares (13,042,695, 3,427,478, 2,741,982 and 2,741,982 shares post-Exchange) of the Company’s common stock at $1.00 per share (approximately $0.000003 per share post-Exchange) were issued to Mr. Dietrich, Ms. Fortier, Mr. Fortier, and Mr. Knight, respectively. The options vested through January 1, 2017 and contained an acceleration clause which was triggered on January 1, 2014 that caused all options to vest immediately. On that date, all outstanding options were exercised at that time by each officer named herein.

The Original Offering

In connection with an offering that occured in October 2013, the Company filed an Amended and Restated Certificate of Incorporation which authorized the issuance of 21 shares of preferred stock (6,397,958 common shares post-Exchange) with a par value of $1.00 per share, 17.65 shares (5,377,332 common shares post-Exchange) of which were designated as Series A Preferred Stock. Among other rights and privileges, holders of Series A Preferred Stock are entitled to a cumulative dividend of 7% annually, preferential payments over common stock in liquidation and other events, and the ability to convert their Series A Preferred Stock to common stock on a one to one basis (taking into account any unpaid dividends).

In October 2013, the Company entered into agreements to issue 5.88, 5.88, and 5.89 Series A Preferred shares (1,791,428, 1,791,428, and 1,791,475 common shares post-Exchange) to Bass Point Capital, LLC, WM18 Finance LTD, and Rother Investments, LLC, respectively, in exchange for a $50,000 investment from each. In addition, the Company entered into an agreement to issue as compensation for services provided a total of 2.94 Series A Preferred shares (895,715 common shares post-Exchange) with a market value of $24,998 to Douglas Leighton for financial consulting services (collectively, the “Original Offering”).

The Reorganization, March 2014 Offering and Registration Rights

In preparation for the March 2014 Offering (as defined herein) and the Company’s intention of becoming a publicly traded entity, on March 18, 2014 the Company entered into an Agreement and Plan of Reorganization with its shareholders in which the following was effected: (i) on March 21, 2014, the Company’s Amended and Restated Certificate of Incorporation was amended to allow for the issuance of 200,000,000 shares of the Company’s common stock and amended the par value of the Company’s common stock to $0.001 per share; (ii) on March 24, 2014, each of the Company’s preferred shareholders converted their shares into common stock on a one for one basis (including the accrued divided); and (iii) on March 24, 2014, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange (the “Exchange”).

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In March 2014, we raised gross proceeds of $475,000 through an offering of our securities to certain accredited and non-accredited investors consisting of: (i) $269,100 face amount of convertible debentures convertible into up to 2,691,000 shares of the Company’s common stock at $0.10 per share (the “Debentures”), together with warrants, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock underlying the Debentures, at $0.40 per share (“Debenture Warrants”); and (ii) 2,059,000 shares of our common stock at $0.10 per share (“Common Stock”) with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the Common Stock purchased, at $0.40 per share (the “Common Stock Warrants”, together with the Debentures, the Debenture Warrants, and the Common Stock, the “March 2014 Offering”). Five investors received Debentures and Debenture Warrants, while 36 accredited and unaccredited investors received the Common Stock and Common Stock Warrants.

The Debentures mature on March 24, 2016 and do not accrue interest. If any amount of the Debentures remains outstanding on March 24, 2016, the unconverted portion of the Debentures shall automatically be converted into shares of Company’s common stock at $0.10 per share. Each of the Debenture Warrants and Common Stock Warrants may be exercised any time after their issuance date through and including the third anniversary of their issuance date.

In connection with the March 2014 Offering, we entered into certain registration rights agreements (the “Registration Rights Agreement”), whereby we agreed to use our commercially reasonable efforts to prepare and file a registration statement with the SEC within forty-five (45) days after March 24, 2014, covering all outstanding shares of common stock (including all shares of Common Stock sold in the March 2014 Offering), in addition to all shares of common stock underlying the Debentures, Debenture Warrants, and Common Stock Warrants.

Additionally, as payment for consulting services provided in relation to the March 2014 Offering, we issued Dutchess Opportunity Fund, II LP (“Dutchess”) a warrant exercisable into 4,050,000 shares of our common stock at $0.001 per share (the “$0.001 Consulting Warrants”), and a warrant exercisable into 2,375,000 shares of our common stock at $0.40 per share (the “$0.40 Consulting Warrants”, and together with the $0.001 Consulting Warrants, the “Consulting Warrants”) (the $0.40 Consulting Warrants, the Common Stock Warrants, and the Debenture Warrants, are collectively known as the “$0.40 Warrants”). The Consulting Warrants may be exercised any time after their issuance date through and including the third anniversary of their issuance date.. The Company also granted certain registration rights to Dutchess covering all shares of common stock issuable upon the excise of the Consulting Warrants.

Each of the Debentures, the Debenture Warrants, the Common Stock Warrants, and Consulting Warrants contain a provision which prevent the Company from effecting the conversion or exercise of the respective debenture or warrant, to the extent that, as a result of such conversion or exercise, the holder beneficially owns more than 4.99%, in the aggregate, of the issued and outstanding shares of the Company's common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion or exercise (collectively, the “4.99% Blocker”).

Offerings Under the 2014 Equity Incentive Plan

On June 6, 2014, each of Ean Seeb, Tripp Keber, and Sebastian Stant received a stock award of 250,000 shares of our common stock, while Jesus Quintero, the Company’s Chief Financial Officer, received a stock award of 100,000 shares of our common stock as compensation for their service. Each of Ean Seeb, Tripp Keber, and Sebastian Stant also received unvested options to purchase shares of our common stock pursuant to our 2014 Equity Incentive Plan; shares of common stock underlying such options are not covered under this registration statement (see “Executive Compensation” for more details).

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SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	For the year-ended December 31, 2014	For the quarter-ended March 31, 2015
Revenue	9,030	$941

Loss from operations	(1,607,223)	$(564,810)

Net loss	(2,436,142)	$(550,509)

Balance Sheet Data

	As of December 31, 2014	As of March 31, 2015
Cash	$141,928	$54,891

Total assets	$82,573	$952,296

Total liabilities	$1,313,328	$1,442,032

Total stockholders’ equity (deficit)	$(946,799)	$(489,736)

RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus, including the financial statements and related notes that appear at the end of this prospectus, before deciding to invest in our securities. These risks should be considered in conjunction with any other information included herein, including in conjunction with forward-looking statements made herein. If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

Risks Relating to Our Financial Condition

Our independent registered accounting firm has expressed concerns about our ability to continue as a going concern.

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on the absence of significant revenues, our significant losses from operations and our need for additional financing to fund all of our operations. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unknown. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our common stock.

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We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operation.

As we have less than two years of corporate operational history, it is extremely difficult to make accurate predictions and forecasts on our user growth and finances. This is compounded by the fact we operate in both the technology and cannabis industries, two rapidly transforming industries. There is no guarantee our products or services will remain attractive to potential and current users as these industries undergo rapid change.

As a growing technological company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow significantly, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors in the technological fields, such as Twitter, Inc., have a significantly larger user base and revenue stream, but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

Risks Relating to Our Business and Industry

Failure to properly scale our network could result in diminished user experience.

To date, we have been able to sustain approximately 325,000 users with only minor issues. As we potentially scale to hundreds of thousands and millions of users, the network's infrastructure as it relates to storage space, bandwidth, processing ability, speed and other factors may begin to deteriorate or fail completely. This may result in deteriorating user experience, system failures or system outages for continued periods of time. Additionally, issues with cross- compatibility of our Android, iOS and Web properties may cause system glitches, failures or other technical issues.

New platform features or changes to existing platform features could fail to attract new users, retain existing users or generate revenue.

Our business strategy is dependent on its ability to develop platforms and features to attract new users and retain existing ones. Staffing changes, changes in user behavior or development of competing networks may cause users to switch to alternative platforms or decrease their use of our platform. To date, MassRoots for Business is only in its beginning stages and is has not begun to generate revenue. There is no guarantee that companies and dispensaries will use these features and we may fail to generate revenue. Additionally, any of the following events may cause decreased use of our properties:

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•	Emergence of competing websites and applications;
•	Inability to convince potential users to join our network;
•	A decrease or perceived decrease in the quality of posts on the network;
•	An increase in content that is irrelevant to our users;
•	Technical issues on certain platforms or in the cross-compatibility of multiple platforms;
•	An increase in the level of advertisements may discourage user engagement;
•	A rise in safety or privacy concerns; and
•	An increase in the level of spam or undesired content on the network.

Conflicts of interest may arise from other business activities of our directors and officers.

Several of our officers and directors are engaged in business activities outside of MassRoots that may cause conflicts of interest to arise. Our Chief Executive Officer, Isaac Dietrich, is also the President of RoboCent, Inc. (“RoboCent”), a political technology company. Per RoboCent's bylaws, it is party and cause-agnostic, meaning RoboCent is retained by candidates of both parties that may be supportive or opposed to cannabis legalization. While RoboCent is not currently retained by any campaigns or political action committees directly related to cannabis legalization, it is possible for it to be retained by committees seeking to pass or defeat cannabis legalization initiatives. Mr. Dietrich is no longer involved in the day-to-day operations of RoboCent, nor is he involved RoboCent's client relations. Mr. Dietrich spends less than one hour per week on RoboCent-related matters and spends 40+ hours per week on MassRoots-related work.

Our independent director, Tripp Keber, is the Managing Partner of Dixie Elixirs & Edibles (“Dixie”), a cannabis edibles brand in Colorado. Dixie is one of MassRoots' partners in beta-testing advertising strategies; however, there is not currently a financial relationship between the two companies.

Our other independent director, Ean Seeb, is also a partner at Denver Relief Consulting LLC. In this capacity, he advises dispensaries and other cannabis-related companies on regulatory compliance, dispensary operations and marketing. His seat on the MassRoots Board of Directors may cause other cannabis-related consulting agencies and competitors to Denver Relief Consulting LLC's clients to be hesitant to advertise with MassRoots. Potential conflicts of interest may arise from Ean Seeb's position as Chairman of the National Cannabis Industry Association (“NCIA”), the leading trade group of the cannabis industry. While MassRoots has been in agreement with the NCIA's decisions and actions to date, we cannot guarantee conflicts will not arise in the future.

Stewart Fortier, our director and our Chief Technology Officer, Tyler Knight, our Chief Marketing Officer, and Hyler Fortier, our Chief Operating Officer, are not currently involved in any business outside of MassRoots and devote 100% of their time towards MassRoots-related matters.

If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management team, specifically Isaac Dietrich, Stewart Fortier, Tyler Knight and Hyler Fortier. While we have employment agreements currently with Isaac Dietrich, Stewart Fortier, Tyler Knight and Hyler Fortier, which outlines their respective roles and responsibilities, as Chief Executive Officer, Chief Technology Officer, Chief Marketing Officer, and Chief Operating Officer, such employment agreements, permit the parties thereto to terminate such agreements upon notice. As such, each of these individuals may terminate their relationship with us upon notice. If we lose key employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire, and retain additional personnel. We do not carry “key-man” life insurance on the lives of any of our employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

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We will need to raise additional capital to continue its operations over the coming year.

We anticipate the need to raise approximately $1,000,000 in additional capital to fund our operations through December 31, 2015. We expect to use these cash proceeds from the exercise of warrants, in addition to the current capital on hand, primarily to accelerate our user growth, implement consumer-facing features to boost engagement, develop and market a self-service advertising portal for cannabis-related businesses, and remain in full legal and accounting compliance with the SEC. We cannot guarantee that we will be able to raise these required funds or generate sufficient revenue to remain operational.

Our monetization strategy is dependent on many factors outside our control.

We do not plan to aggressively pursue a monetization strategy until we reach one million users. There is no guarantee we will reach one million users nor is there any guarantee that businesses will want to advertise on our platform. Furthermore, our competitors may introduce more advanced advertising portals that deliver a greater value proposition to cannabis related businesses over the coming months. For example, Google, Facebook and Twitter may decide to allow dispensary-related advertising on their platforms, significantly increasing the competitive environment. Users may stop using our products for many reasons, including the addition of advertising, preventing any monetization from occurring. The development of our advertising platform may take longer than expected and cost more money than projected. Dispensaries may not have credit or bank cards due to banking regulations, which could significantly increase the cost and time required for us to generate revenue. All these factors individually or collectively may preclude us from effectively monetizing our business.

Operating a network open to all internet users may result in legal consequences.

Our Terms and Conditions clearly state that our network and services are only to be used by users who are over 18 years old and located where the use of cannabis is permissible under state law and only in a manner which would be permissible under the applicable state law. However, it is impractical to independently verify that all activity occurring on our network fits into this description. As such, we run the risk of federal and state law enforcement prosecution.

We have taken several steps which attempt to prevent the use of our network in manners which violate our Terms and Conditions. When a user downloads our App from the Google Play Marketplace or Apple App Store, MassRoots mandates that a user provides their location in order to create account. This location is pulled directly from users’ phones (with their permission) and if a user is not located in one of the 23 states with medical cannabis laws, the application is locked and is unable to be used. We have disabled registration on web and mobile web until we have the financial resources to accurately verify users’ locations through their web browsers, so all prospective users must register through our mobile applications. Lastly, the Google Play Marketplace and the iOS App Store only allow users that are 17 years of age and older to download our app.

We have also implemented an aggressive content reporting review policy to remove any content which violates our Terms and Conditions. We have introduced a system that automatically flags any posts for review, removal, and possible account suspension that includes certain words such as "gun" or "acid.” As soon as content is flagged by one of MassRoots’ automated systems or by another user, it is removed from view until we have had the time to review the content.

Although the Obama Administration has effectively stated that it is not an efficient use of resources to direct Federal law enforcement agencies to prosecute those following certain state laws allowing for the use and distribution of medical and recreational cannabis, there can be no assurance that the administration will not change its stated policy and begin enforcement of the Federal laws against us or our users. Additionally, there can be no assurance that we will not face criminal prosecution from states where the use of cannabis is permitted for the use of cannabis in ways which do not fall under the state law. Finally, even if we attempt to prevent the use of our product in states where cannabis use is not permitted under state law, use of our app by those in such states may still occur and state authorities may still bring an action against us for the promotion of cannabis related material by those residing in such states.

Changes in Apple App Store or Google Play Store policies could result in our mobile applications being de-listed.

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On November 4, 2014, the MassRoots App was removed from Apple’s iOS App Store due to the App Store review team changing their app enforcement guidelines to prohibit all social cannabis applications. After negotiation with Apple and the addition of certain restrictions, the MassRoots App returned to the App Store in February 2015.

While we are grateful to Apple for reversing its decision, we cannot guarantee this policy will remain in place forever. The Apple App Store is one of the largest content distribution channels in the world and is the only way to effectively distribute software to the 41.6% of the United States population who own iPhones and iPads. The Apple App Store review team effectively operates as our iOS App’s regulator – they decide what rules that iOS apps must operate under and how to enforce those regulations. The rules related to cannabis-related apps are not published, appear to be arbitrarily enforced, and the review and appeal processes are conducted in secret without public oversight. While we will continue pushing for a more open and transparent App Store review process that will allow decisions that affect 41.6% of the United States population to be open to public scrutiny, there can be no assurance that we will be successful in these efforts.

MassRoots has not encountered issues with the Google Play Store nor have any of our competitors. However, under their respective developer license agreements, Apple and Google have the right to update their App Store and Play Store policies, respectfully, to prohibit cannabis-related applications at any time. This could result in many prospective users being unable to access and join our network and existing users being unable to access our App. If this occurred, this would significantly harm our business model.

Failure to generate user growth or engagement could greatly harm our business model.

Our business model is reliant on its ability to attract and retain new users. There is no guarantee that growth strategies used in the past will continue to bring new users to the network. Changes in relationships with our partners, contractors and businesses we retain to grow the network may result in significant increases in the cost to acquire new users. Additionally, new users may fail to engage with the network to the same extent current users are, resulting in decreased usage of the network. Decreases in the size of our user base and/or decreased engagement on the network would greatly impair our ability to generate revenue.

Failure to attract advertising clients could greatly harm our ability to generate revenue

Our ability to generate revenue is dependent on the continued growth of the network and its ability to convince advertisers of its value. Should we prove unable to continue to grow its network or register advertising partners as the network grows, its ability to generate revenue would be greatly compromised. There is no guarantee businesses will want to advertise on our network or that we will be able to generate revenue from its existing user base.

Our proposed business is dependent on state laws pertaining to the cannabis industry.

As of March 4, 2015, 23 states and the District of Columbia allow their citizens to use medical cannabis. Additionally, Colorado and Washington have legalized cannabis for adult use at the state level. Continued development of the cannabis industry is dependent upon continued legislative authorization of cannabis at the state level. Any number of factors could slow or halt progress in this area. Further, progress in the cannabis industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt use of cannabis, which would negatively impact our proposed business.

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Cannabis remains illegal under Federal law.

Despite the development of a legal cannabis industry under the laws of certain states, these state laws legalizing medical and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies cannabis as a schedule-I controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that it is the Federal government that has the right to regulate and criminalize cannabis, even for medical purposes, and thus Federal law criminalizing the use of cannabis preempts state laws that legalize its use. However, the Obama Administration has effectively stated that it is not an efficient use of resources to direct Federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical and recreational cannabis. Yet, there is no guarantee that the Obama Administration will not change its stated policy regarding the low-priority enforcement of Federal laws in states where cannabis has been legalized. Additionally, we face another presidential election cycle in 2016, and a new administration could introduce a less favorable policy or decide to enforce the Federal laws strongly. Any such change in the Federal government’s enforcement of Federal laws could cause significant financial damage to us and our shareholders.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the services that we provide to users and advertisers. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our business provides services to customers that were engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another’s criminal activities. The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

Federal enforcement practices could change with respect to services providers to participants in the cannabis industry, which could adversely impact us. If the Federal government were to change its practices, or were to expend its resources attacking providers in the cannabis industry, such action could have a materially adverse effect on our operations, our customers, or the sales of our products.

It is possible that additional Federal or state legislation could be enacted in the future that would prohibit our advertisers from selling cannabis, and, if such legislation were enacted, such advertisers may discontinue the use of our services, our potential source of customers would be reduced, causing revenues could decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant use and advertise on our products, which would be detrimental to the Company. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Government actions could result in our products and services being unavailable in certain geographic regions, harming future growth.

Due to our connections to the cannabis industry, governments and government agencies could ban or cause our network or apps to become unavailable in certain regions and jurisdictions. This could greatly impair or prevent us from registering new users in affected areas and prevent current users from accessing the network. In addition, government action taken against our service providers or partners could cause our network to become unavailable for extended periods of time.

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User engagement and growth depends on software and device updates beyond our control.

Our applications and websites are currently available on multiple operating systems, including iOS and Android, across multiple different manufacturers, including Motorola, LG, Apple and Samsung, on thousands of different individual devises. Changes to the device infrastructure or software updates on these devises could render our platforms and services useless or inoperable. This could prevent potential users from registering with us, decrease engagement among current users and devalue our value proposition to advertisers.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth.  Growth could place an increasing strain on our management and financial resources.  To manage growth effectively, we will need to:

•	Establish definitive business strategies, goals and objectives;
•	Maintain a system of management controls; and
•	Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or user targets. We compete with both start-up and established technology companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in the technological or cannabis markets.

Expansion by our well-established competitors into the cannabis industry could prevent us from realizing anticipated growth in users and revenues.

Our competitors, such as Twitter and Facebook, have continued to expand their businesses in recent years into other social network markets. If they decided to expand their social networks into the cannabis community, this could hurt the growth of our business and user base and cause our revenues to be lower than we expect.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

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If we have material weaknesses in the financial reporting of our company, it may cause us to restate our financial statements in the event such weaknesses are determined to not be acceptable to financial reporting requirements.

While our review of material weaknesses is ongoing, if we discover any weaknesses that could cause us to have to restate our financial statements, this could cause us to expend additional funds that would have a material impact on our ability to generate profits and on the profits of our business.

We will be dependent on clients that want to use the Internet and Mobile Applications.

Our ability to maintain consistent business depends in part upon our ability to acquire new clients. Our inability to gain new clients during periods of high unemployment could increase our costs and could cause a slowdown in business with the sales of our products or cause us to temporarily close our business. If we temporarily close our business, we may experience a significant reduction in revenue during the time affected by the closure.

The failure to enforce and maintain our intellectual property rights could enable others to use names confusingly similar to MassRoots, Inc. and other names and marks used by our business, which could adversely affect the value of the brand.

The success of our business depends on our continued ability to use our existing trade name in order to increase our brand awareness. In that regard, we believe that our trade name is valuable asset that is critical to our success. The unauthorized use or other misappropriation of our trade name could diminish the value of our business concept and may cause a decline in our revenue.

Any new indebtedness may adversely affect our financial condition, results of operations, limit our operational and financing flexibility and negatively impact our business.

Any revolving credit facility, and other debt instruments we may enter into in the future, may have negative consequences to our business, including but not limited to the following:

•	Our ability to obtain financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;
•	We may use a substantial portion of our cash flows from operations to pay interest on any new indebtedness, which will reduce the funds available to us for operations and other purposes;
•	Our level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;
•	Our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and
•	Our level of indebtedness may make us more vulnerable to economic downturns and adverse developments in our business.

We expect that we will depend primarily upon invested capital to provide funds to pay our expenses and to pay any amounts that may become due under any new credit facility and any other indebtedness we may incur. Our ability to make these payments depends on our future performance, which will be affected by various financial, business, economic and other factors, many of which we cannot control.

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We depend on the services of key executives, the loss of who could materially harm our business and our strategic direction if we were unable to replace them with executives of equal experience and capabilities.

Our senior executives, Isaac Dietrich, Tyler Knight, Hyler Fortier, and Stewart Fortier, are important to our success because they are instrumental in setting our strategic direction, operating our business, identifying, expansion opportunities and arranging any necessary financing. Losing the services of these individuals could adversely affect our business until suitable replacements could be found. We do not maintain key person life insurance policies on any of our executives.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $150,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as workers compensation, general liability, and directors and officers insurance, is more difficult for us to find, and more expensive, because we were service providers to companies in the medicinal cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

Participants in the cannabis industry may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Despite recent rules issued by the United States Department of the Treasury mitigating the risk to banks who do business with cannabis companies operating in compliance with applicable state laws, as well as recent guidance from the United States Department of Justice, banks remain weary to accept funds from businesses in the cannabis industry. Since the use of cannabis remains illegal under Federal law, there remains a compelling argument that banks may be in violation of Federal law when accepting for deposit funds derived from the sale or distribution of cannabis. Consequently, businesses involved in the cannabis industry continue to have trouble establishing banking relationships. An inability to open bank accounts may make it difficult for us, or some of our advertisers, to do business.

Risks Relating to our Common Stock

The market price for our common stock will be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

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Our stock price will be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats.  The volatility in our share price will be attributable to a number of factors.  First, our common stock will be compared to the shares of such larger, more established companies, sporadically and thinly traded.  As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could decline precipitously in the event that a large number of our common stock are sold on the market without commensurate demand.  Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time. Moreover, the OTCQB is not a liquid market in contrast to the major stock exchanges. We cannot assure you as to the liquidity or the future market prices of our common stock if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected.

Since our securities are subject to penny stock rules you may have difficulty selling your shares.

Our shares of common stock are “penny stocks” and are covered by Section 12(g) of the 1934 Securities and Exchange Act which imposes additional sales practices which requires broker/dealers who sell our securities, including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and furnishing monthly account statements.  For sales of our securities a broker/dealer must make a special suitability determination and receive from its client a written agreement prior to making a sale.  The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock.

Our stockholders may experience significant dilution from the exercise of warrants to purchase shares of our Common Stock and the conversion of debentures into shares of our Common Stock.

We currently have outstanding warrants to purchase a total of 4,087,500 shares of our common stock at an exercise price of $0.40; outstanding warrants to purchase 3,113,659 shares of our common stock at an exercise price of $0.001 per share; outstanding warrants to purchase 866,000 shares of our common stock at an exercise price of $1.00 per share; and outstanding warrants to purchase 100,000 shares of our common stock at an exercise price of $0.50 per share. Further, we have outstanding convertible debentures in the aggregate amount of $209,100 redeemable via conversion into shares of our common stock at $0.10 per share. Lastly, under the 2014 Employee Equity Incentive Plan, there are 1,750,000 options exercisable at $0.10 per share, 1,065,000 options at $0.50 per share and 105,000 options at $0.60 per share. Accordingly, if such warrants are exercised and debentures are converted, in whole or part, prior to their respective expiration dates, you may experience substantial dilution. In addition, the likelihood of such dilution may be accelerated if the price of our common stock increases to a level greater than the exercise price of these warrants.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 200,000,000 shares of common stock, of which 44,067,738 shares of common stock are issued and outstanding as of May 26, 2015. Our Board of Directors has the authority to cause us to issue additional shares of common stock and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

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We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.   We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because directors and officers currently and for the foreseeable future will continue to control MassRoots, it is not likely that you will be able to elect directors or have any say in the policies of MassRoots.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors and officers of MassRoots beneficially own approximately 70% of our outstanding common stock.  Due to such significant ownership position held by our insiders, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our officer and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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NOTE ABOUT FORWARD-LOOKING STATEMENTS

Statements under, “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements include, among other things, statements regarding:

•	the growth of our business and revenues and our expectations about the factors that influence our success;
•	our plans to continue to invest in systems, facilities, and infrastructure, increase our hiring and grow our business;
•	our plans for our MassRoots for Business portal and the strategy and timing of any plans to monetize our network, including the paid conversion rates;
•	our user growth expectations;
•	our ability to attain funding and the sufficiency of our sources of funding;
•	our expectation that our cost of revenues, development expenses, sales and marketing expenses, and general and administrative expenses will increase;
•	fluctuations in our capital expenditures;
•	our plans for potential business partners and any acquisition plans;

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this registration statement, of which this prospectus is a part, including the risks described under "Risk Factors.” Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances that occur in the future.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, financial condition, growth strategy and liquidity. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities.

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USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock or the conversion of the Debentures. However, we may receive up to $1,904,050 in gross proceeds from the exercise of outstanding warrants. Any proceeds received by us pursuant to our exercise of the outstanding warrants may be used for growing our network, general corporate purposes and working capital, acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith, deems to be in the best interest of the Company. The Company does not have any current plans or arrangements for specific acquisitions.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer their shares at prevailing market or privately negotiated prices, in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale. The selling stockholders will receive all proceeds from the sale of the common stock. However, we may receive up to $1,904,050 in gross proceeds from the exercise of outstanding warrants. Our common stock is currently listed for quotation on the OTCQB under the symbol “MSRT.”

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, no cash dividends will be paid on our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2014 and March 31, 2015.  The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus:

Shareholders’ Equity	As of December 31, 2014	As of March 31, 2015
Preferred Series A stock to be issued (includes retroactive adjustment for subsequent conversion)	—	—
Common stock outstanding	38,909,000	40,817,000
Common stock to be issued	1,048,000	654,000
Additional paid in capital	$2,372,867	$3,368,925
Retained deficit	$3,359,623)	$(2,200,992)
TOTAL STOCKHOLDERS' DEFICIT	$946,799)	$(489,736)

MARKET FOR COMMON STOCK

Since April 9, 2015, our common stock has been quoted on the OTCQB under the symbol “MSRT”.

The following table presents, for the periods indicated, the high and low sales prices of the Company’s common stock, and is based upon information provided by the OTCQB Marketplace. These quotations below reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

	2015
	High	Low
Second quarter	$ 7.01	$1.02

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The last reported sale price of the Company’s common stock as of June 2, 2015, was $1.35 per share.

As of May 26, 2015, there were 96 shareholders of record.

As of May 26, 2015, there were 44,067,738 shares of our common stock issued and outstanding and 775,000 shares to be issued. In addition, on the same date, 10,358,159 shares of our common stock were subject to convertible debentures or warrants to purchase our common stock, 3,220,000 shares of common stock were issuable upon the exercise of options, which are not covered by the registration statement of which this prospectus is a part.

2014 Equity Incentive Plan

The following table sets forth equity compensation plan information as of December 31, 2014:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2014 Equity Incentive Plan	2,900,000	$0.10	1,100,000
Equity compensation plans not approved by security holders	—	—	—
Total	2,900,000	$0.10	1,100,000

2014 Equity Incentive Plan. In June 2014, our shareholders approved our 2014 Equity Incentive Plan (“2014 Plan”). Our 2014 Plan provides for the grant of incentive stock options to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock bonus awards, restricted stock awards, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. Our 2014 Plan also provides that the grant of performance stock awards may be paid out in cash as determined by the Committee (as defined herein).

Authorized Shares. A total of 4,000,000 shares of our common stock are reserved for issuance pursuant to the 2014 Plan. Shares issued under our 2014 Plan may be authorized but unissued or reacquired shares of our common stock. Shares subject to stock awards granted under our 2014 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2014 Plan. Additionally, shares issued pursuant to stock awards under our 2014 Plan that we repurchase or that are forfeited, as well as shares reacquired by us as consideration for the exercise or purchase price of a stock award, will become available for future grant under our 2014 Plan.

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Administration. Our Board of Directors, or a duly authorized committee thereof (collectively, the “Committee”), has the authority to administer our 2014 Plan. Our Board may also delegate to one or more of our officers the authority to designate employees other than Directors and officers to receive specified stock, which, in respect to those awards, said officer or officers shall then have all that the Committee would have. Subject to the terms of our 2014 Plan, the Committee has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under our 2014 Plan. The Committee has the power to modify outstanding awards under our 2014 Plan, subject to the terms of the 2014 Plan and applicable law. Subject to the terms of our 2014 Plan, the Committee has the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. Stock options may be granted under the 2014 Plan. The exercise price of options granted under our 2014 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed 5 years and the exercise price must equal at least 110% of the fair market value on the grant date. The Committee will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the Committee, as well as other types of consideration permitted by applicable law. No single participant may receive more than 25% of the total options awarded in any single year. Subject to the provisions of our 2014 Plan, the Committee determines the other terms of options.

Performance Shares. Performance shares may be granted under our 2014 Plan. Performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The Committee will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance shares to be paid out to participants. After the grant of a performance share, the Committee, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance shares. The Committee, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof, per the terms of the agreement approved by the Committee and delivered to the participant. This agreement will state all terms and condition of the agreements.

Restricted Stock. The terms and conditions of any restricted stock awards granted to a participant will be set forth in an award agreement and, subject to the provisions in the 2014 Plan, will be determined by the Committee. Under a restricted stock award, we issue shares of our common stock to the recipient of the award, subject to vesting conditions and transfer restrictions that lapse over time or upon achievement of performance conditions. The Committee will determine the vesting schedule and performance objectives, if any, applicable to each restricted stock award. Unless the Committee determines otherwise, the recipient may vote and receive dividends on shares of restricted stock issued under our 2014 Plan.

Other Share-Based Awards and Cash Awards. The Committee may make other forms of equity-based awards under our 2014 Plan, including, for example, deferred shares, stock bonus awards and dividend equivalent awards. In addition, our 2014 Plan authorizes us to make annual and other cash incentive awards based on achieving performance goals that are pre-established by our compensation committee.

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Change in Control. If the Company is merged or consolidated with another entity or sells or otherwise disposes of substantially all of its assets to another company while awards or options remain outstanding under the 2014 Plan, unless provisions are made in connection with such transaction for the continuance of the 2014 Plan and/or the assumption or substitution of such awards or options with new options or stock awards covering the stock of the successor company, or parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, then all outstanding options and stock awards which have not been continued, assumed or for which a substituted award has not been granted shall, whether or not vested or then exercisable, unless otherwise specified in the relevant agreements, terminate immediately as of the effective date of any such merger, consolidation or sale.

Change in Capitalization. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the common stock outstanding, without receiving consideration therefore in money, services or property, then awards amounts, type, limitations, and other relevant consideration shall be appropriately and proportionately adjusted. The Committee shall make such adjustments, and its determinations shall be final, binding and conclusive.

Plan Amendment or Termination.    Our Board has the authority to amend, suspend, or terminate our 2014 Plan, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. The 2014 Plan will terminate ten (10) years after the earlier of (i) the date the 2014 Plan is adopted by the Board, or (ii) the date the 2014 Plan is approved by the stockholders, except that awards that are granted under the 2014 Plan prior to its termination will continue to be administered under the terms of the 2014 Plan until the awards terminate, expire or are exercised.

SELLING SECURITY HOLDERS

This prospectus will be used for the offering of shares of our common stock owned by the selling security holders named herein. The selling security holders may offer for sale from time-to-time up to 50,400,000 shares of our common stock owned by them, acquired in transactions as described in “The Reorganization and Previous Offerings” section of this prospectus.

The following table provides information about each selling security holder including how many shares of our common stock they own, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares each selling security holder will own after the offering, assuming all shares covered by this prospectus are sold. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by the selling security holders on the date listed below. Information concerning the selling security holders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC. We do not know when or in what amounts a selling security holder may offer shares for sale. The selling security holders may not sell any or all of the shares offered by this prospectus.

Unless otherwise indicated, the selling security holders have sole voting and investment power with respect to their shares of common stock. All of the information contained in the table below is based upon information provided to us by the selling security holders and stock transfer records and we have not independently verified this information. The selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned. The selling security holders are not making any representation that any shares covered by this prospectus will be offered for sale.

The percentages of beneficial ownership are based on 44,067,738 shares of our common stock issued and outstanding as of May 26, 2015. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling security holder has sole or shared voting power or investment power and also any shares which that selling security holder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

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Selling Security Holders

Name		Number of shares of common stock owned before offering (a)	Number of securities to be offered (b)	Number of securities owned after offering (c)	Percentage of securities owned after offering (c)	Position, Office or other material relationship to the Company within last three years (d)
Isaac Dietrich	(1)	17,703,831	17,688,831	15,000	* %	Chief Executive Officer and Chairman.
Douglas Leighton	(2)	11,581,269	11,581,269	-	-%	Director (October 2013 – March 2014).
Michael Novielli	(3)	8,811,500	8,811,500	-	-%	Principal of Dutchess Opportunity Fund II, LP.
Dutchess Opportunity Fund II, LP	(4)	8,061,500	8,061,500	-	-%	Consultant to the March 2014 Offering, Controlled by our former Director, Douglas Leighton, and Michael Novielli.
Hyler Fortier		4,569,970	4,569,970	-	-%	Chief Operations Officer, sister of Stewart Fortier.
Stewart Fortier	(5)	3,685,976	3,655,976	30,000	* %	Chief Technology Officer, Director, brother of Hyler Fortier.
Tyler Knight		3,655,976	3,655,976	-	-%	Chief Marketing Officer, Director
Bass Point Capital, LLC	(6)	1,846,398	1,846,398	-	-%
WM18 Finance, Ltd.	(7)	1,834,374	1,834,374	-	-%
Rother Investments, LLC	(8)	1,825,104	1,825,104	-	-%
Zach Harvey	(9)	750,000	750,000	-	-%
Dave Hall	(10)	750,000	750,000	-	-%
Dutchess Global Strategies Fund, LLC	(11)	750,000	750,000	-	-%
Azure Capital Corp.	(12)	750,000	750,000	-	-%
Paradox Development, LLC	(13)	555,750	555,750	-	-%
Mike Sullivan	(14)	375,000	375,000	-	-%
Daniel Hunt	(15)	416,664	300,000	116,664	* %	VP of Marketing
Kevin Murphy	(16)	300,000	300,000	-	-%
Vincent “Tripp” Keber, III	(17)	479,166	250,000	229,166	* %	Director
Ean Seeb	(18)	524,166	250,000	274,166	* %	Director
Sebastian Stant	(19)	500,000	250,000	250,000	* %	Former Lead Developer (March 2015)
Tate Keogen	(20)	150,000	150,000	-	-%
Travis Trawick	(21)	127,500	112,500	15,000	* %
Jessica Geran	(22)	112,500	112,500	-	-%
Jesus Quintero		100,000	100,000	-	-%	Chief Financial Officer
Arthur Eli Kaplan	(23)	75,000	75,000	-	-%
Jay Harman	(24)	75,000	75,000	-	-%

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Ashton Jones	(25)	75,000	75,000	-	-%
Devon Caldwell	(26)	45,000	45,000	-	-%
Christopher Ashley	(27)	37,500	37,500	-	-%
Valerio Romano	(28)	37,500	37,500	-	-%
Brian Trawick	(29)	37,500	37,500	-	-%
Ben Shaker	(30)	146,664	30,000	116,664	* %	Senior Web Developer
Mathieu Bogrand	(31)	30,000	30,000	-	-%
Andrew Leighton	(32)	29,250	29,250	-	-%	Nephew of Douglas Leighton, our former Director.
Brian Ohlhausen	(33)	22,500	22,500	-	-%
Jeremy Ross	(34)	22,500	22,500	-	-%
Michael Kemp	(35)	15,000	15,000	-	-%
Andrew Carlone	(36)	15,000	15,000	-	-%
Jeffrey Immel	(37)	15,000	15,000	-	-%
Derek Weinstein	(38)	5,250	5,250	-	-%
Matthew Knight	(39)	3,000	3,000	-	-%	Brother of Tyler Knight, our Chief Marketing Officer.
Brittany Robertson	(40)	2,250	2,250	-	-%
Daniel DeMarais	(41)	1,500	1,500	-	-%
David Casey	(42)	1,500	1,500	-	-%
Andrew Geraci	(43)	1,500	1,500	-	-%
Shelby Been	(44)	1,500	1,500	-	-%
Danielle Been	(45)	1,500	1,500	-	-%
Denice Vaughan	(46)	1,500	1,500	-	-%
Cameron Young	(47)	1,500	1,500	-	-%

 * Less than 1%.

(a)	Based on the information in our stock transfer records as of May 26, 2015 (for shares not covered under this prospectus) and information provided to us by the selling security holders as of April 1, 2015 (for shares offered under this prospectus) and assumes that all shares offered under this prospectus have not been sold or otherwise transferred by the selling security holders.
(b)	Based on the information provided to us by the selling security holders as of April 1, 2015.
(c)	Assumes the selling security holder sells all of their shares offered in the offering.
(d)	The family members listed above as shareholders are all of legal age who live separate and apart from their parents and have sole and dispositive rights over the disposal of their shares, and the voting rights attached thereto, and are not directly or indirectly influenced or controlled by any officer or director of the company.
(1)	17,688,831 shares of our common stock are offered as part of this offering. The remaining 15,000 shares not included in this offering include (i) 10,000 shares of common stock and (ii) 5,000 shares of common stock issuable upon exercise of $1 warrants.
(2)	The 11,581,269 shares of our common stock, aggregated without regard to the 4.99% Blocker, includes (i) 923,371 shares of our common stock held of record by Mr. Douglas Leighton; (ii) 1,846,398 shares of our common stock held of record by Bass Point Capital, LLC (of which Mr. Leighton, as Managing Member, has sole voting power and dispositive control); (iii) $109,100 in Debentures held by Dutchess (which Mr. Leighton and Michael Novelli, as Managing Members, have shared voting power and dispositive control), convertible into 1,091,000 shares of our common stock; (iv) 4,050,000 shares of our common stock issuable to Dutchess upon exercise of the $0.001 Consulting Warrants; (v) 2,920,500 shares of our common stock issuable to Dutchess upon exercise of the $0.40 Warrants; (vi) $50,000 of Debentures held by Azure Capital, LLC (of which Mr. Leighton, as Managing Partner, has sole voting power and dispositive control), convertible into 500,000 shares of our common stock; and (vii) 250,000 shares of our common stock issuable to Azure Capital, LLC upon exercise of the $0.40 Warrants.
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(3)	The 8,811,500 shares of our common stock, aggregated without regard to the 4.99% Blocker, includes (i) $109,100 in Debentures held by Dutchess (which Mr. Douglas Leighton and Mr. Michael Novelli, as Managing Members, have shared voting power and dispositive control), convertible into 1,091,000 shares of our common stock; (ii) 4,050,000 shares of our common stock held by Dutchess issuable upon exercise of the $0.001 Consulting Warrants; (iii) $50,000 in Debentures held by Dutchess Global Strategies Fund, LLC (which Mr. Novelli, as Managing Member, has sole voting power and dispositive control), convertible into 500,000 shares of our common stock; and (iv) 250,000 shares of our common stock issuable to Dutchess Global Strategies Fund, LLC upon exercise of the $0.40 Warrants.
(4)	Each of Mr. Michael Novielli and Mr. Douglas Leighton, as Managing Partners of Dutchess, has voting power and dispositive control over these shares. The 8,061,500 shares of common stock are aggregated without regard to the 4.99% Blocker and include (i) $109,100 in Debentures convertible into 1,091,000 shares of our common stock; (ii) 4,050,000 shares of our common stock issuable upon exercise of the $0.001 Consulting Warrants; and (iii) 2,920,500 shares of our common stock issuable upon exercise of the $0.40 Warrants.
(5)	3,655,976 shares of common stock are offered as part of this offering. The remaining 30,000 shares not included in this offering include (i) 20,000 shares of common stock and (ii) 10,000 shares of common stock issuable upon exercise of $1 warrants.
(6)	Mr. Douglas Leighton, as the sole owner of Bass Point Capital, LLC, has voting power and dispositive control over these shares.
(7)	Ingmarus J.M. Snijders, as Director of WM18 Finance, Ltd., has sole voting power and dispositive control over these shares.
(8)	Keith Ubben, as sole member of Rother Investments, LLC, has sole voting power and dispositive control over these shares.
(9)	The 750,000 shares of common stock include (i) 500,000 shares of common stock, and (ii) 250,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(10)	The 750,000 shares of common stock include (i) 500,000 shares of common stock, and (ii) 250,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(11)	Mr. Michael Novielli, as the sole owner of Dutchess Global Strategies Fund, LLC, has voting power and dispositive control over these shares. The 750,000 shares of common stock include (i) $50,000 in Debentures convertible into 500,000 shares of our common stock; and (ii) 250,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(12)	Mr. Douglas Leighton, as the sole shareholder of Azure Capital Corp., has voting power and dispositive control over these shares. The 750,000 shares of common stock include (i) $50,000 in Debentures convertible into 500,000 shares of our common stock; and (ii) 250,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(13)	Paul Durta, as sole member of Paradox Development, LLC, has voting power and dispositive control over these shares. The 555,750 shares of common stock include (i) 370,500 shares of common stock, and (ii) 185,250 shares of common stock issuable upon exercise of the $0.40 Warrants.
(14)	The 375,000 shares of common stock include (i) 50,000 shares of common stock; (ii) $20,000 in Debentures convertible into 200,000 shares of our common stock; and (iii) 125,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(15)	The 300,000 shares of common stock offered as part of this offering include (i) 200,000 shares of common stock; and (ii) 100,000 shares of common stock issuable upon exercise of the $0.40 Warrants. The remaining 116,446 shares not included in this offering include (i) 50,000 shares of common stock and (ii) options to purchase 66,446 shares of our common stock which had vested on May 26, 2015 or were exercisable within 60 days of such date.
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(16)	The 300,000 shares of common stock include (i) 200,000 shares of common stock; and (ii) 100,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(17)	The 250,000 shares of common stock offered as part of this offering consists entirely of our common stock held by Dixie Holdings LLC, which is controlled by Mr. Keber. The remaining 229,166 shares not included in this offering consists of options held by Mr. Keber to purchase 226,166 shares of our common stock which had vested on May 26, 2015 or were exercisable within 60 days of such date. These amounts do not include the underlying shares (not registered under this offering) related to options to purchase 520,834 shares of our common stock held by Mr. Keber which had not yet vested on May 26, 2015, were not exercisable within 60 days of such date, and/or contained performance-based conditions.
(18)	The 250,000 shares of common stock offered as part of this offering consists entirely of our common stock held by Denver Relief Consulting, which is controlled by Mr. Seeb. The remaining 274,166 shares not included in this offering consist of (i) options held by Mr. Seeb to purchase 226,166 shares of our common stock which had vested on May 26, 2015 or were exercisable within 60 days of such date, (ii) 30,000 shares of common stock held by E-3 Events, which is controlled by Mr. Seeb, and (iii) 15,000 shares of common stock issuable upon exercise of $1 warrants, also held by E-3 Events. These amounts do not include the underlying shares (not registered under this offering) related to options to purchase 520,834 shares of our common stock which had not yet vested on May 26, 2015, were not exercisable within 60 days of such date, and/or contained performance-based conditions.
(19)	250,000 shares of our common stock are offered as part of this offering. The remaining 250,000 shares not included in this offering include options to purchase 250,000 shares of our common stock which had vested on May 26, 2015 or were exercisable within 60 days of such date.
(20)	The 150,000 shares of common stock include (i) 100,000 shares of common stock; and (ii) 50,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(21)	The 112,500 shares of common stock offered as part of this offering include (i) 75,000 shares of common stock; and (ii) 37,500 shares of common stock issuable upon exercise of the $0.40 Warrants. The remaining 15,000 shares not included in this offering include (i) 10,000 shares of common stock and (ii) 5,000 shares of common stock issuable upon exercise of $1 warrants.
(22)	The 112,500 shares of common stock include (i) 75,000 shares of common stock; and (ii) 37,500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(23)	The 75,000 shares of common stock include (i) 50,000 shares of common stock; and (ii) 25,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(24)	The 75,000 shares of common stock include (i) 50,000 shares of common stock; and (ii) 25,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(25)	The 75,000 shares of common stock include (i) 50,000 shares of common stock; and (ii) 25,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(26)	The 45,000 shares of common stock include (i) 30,000 shares of common stock; and (ii) 15,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(27)	The 37,500 shares of common stock include (i) 25,000 shares of common stock; and (ii) 12,500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(28)	The 37,500 shares of common stock include (i) 25,000 shares of common stock; and (ii) 12,500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(29)	The 37,500 shares of common stock include (i) 25,000 shares of common stock; and (ii) 12,500 shares of common stock issuable upon exercise of the $0.40 Warrants.
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(30)	The 30,000 shares of common stock offered as part of this offering include (i) 20,000 shares of common stock; and (ii) 10,000 shares of common stock issuable upon exercise of the $0.40 Warrants. The remaining 116,446 shares not included in this offering include (i) 50,000 shares of common stock and (ii) options to purchase 66,446 shares of our common stock which had vested on May 26, 2015 or were exercisable within 60 days of such date.
(31)	The 30,000 shares of common stock include (i) 20,000 shares of common stock; and (ii) 10,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(32)	The 29,250 shares of common stock include (i) 19,500 shares of common stock; and (ii) 9,750 shares of common stock issuable upon exercise of the $0.40 Warrants.
(33)	The 22,500 shares of common stock include (i) 15,000 shares of common stock; and (ii) 7,500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(34)	The 22,500 shares of common stock include (i) 15,000 shares of common stock; and (ii) 7,500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(35)	The 15,000 shares of common stock include (i) 10,000 shares of common stock; and (ii) 5,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(36)	The 15,000 shares of common stock include (i) 10,000 shares of common stock; and (ii) 5,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(37)	The 15,000 shares of common stock include (i) 10,000 shares of common stock; and (ii) 5,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(38)	The 5,250 shares of common stock include (i) 3,500 shares of common stock; and (ii) 1,750 shares of common stock issuable upon exercise of the $0.40 Warrants.
(39)	The 3,000 shares of common stock include (i) 2,000 shares of common stock; and (ii) 1,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(40)	The 2,250 shares of common stock include (i) 1,500 shares of common stock; and (ii) 750 shares of common stock issuable upon exercise of the $0.40 Warrants.
(41)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(42)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(43)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(44)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(45)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(46)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(47)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.

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PLAN OF DISTRIBUTION

The securities offered by this prospectus will be sold by the selling security holders from time to time, in one or more transactions. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions, or any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices..

The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling security holders, the pledge in such loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

In addition to the above, each of the selling security holders will be affected by the applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person. Unless granted an exemption by the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling security holder will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by the selling security holder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of our or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

There can be no assurances that the selling security holders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to agreements we made to the selling security holders, we will pay all the fees and expenses incident to the registration of the securities. The selling security holder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus, provided they meet certain requirements under Rule 144. Broker-dealers engaged by a selling security holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Should any substantial change occur regarding the status or other matters concerning the selling security holders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTCQB Bulletin Board Considerations

OTCQB securities are not listed or quoted on the floor of an organized national or regional stock exchange. Instead, OTCQB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCQB stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. We are not permitted to file such application on our own behalf.

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The OTCQB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCQB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCQB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCQB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company assuming all FINRA questions relating to its Rule 211 process are answered accurately and satisfactorily. The only requirement for ongoing inclusion in the OTCQB is that the issuer be current in its reporting requirements with the SEC.

OTCQB transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the OTCQB, they are conducted via telephone or computer. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution. Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

DESCRIPTION OF BUSINESS

Organization

We were incorporated in the state of Delaware on April 24, 2013 to be the mobile network for the cannabis community.

Our principal executive office is located at MassRoots, Inc., 1624 Market Street, Suite 201, Denver, CO 80202, and our telephone number is (720) 442-0052. Information contained in, or accessible through our website or mobile apps does not constitute part of this prospectus.

We have not been involved in a bankruptcy receivership or similar proceeding. Additionally, we have not been involved in a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

For the year ended December 31, 2014, we raised an aggregate of $999,072 from the sale of our securities. For the year ended December 31, 2014, we have a net loss of $2,436,142.

Our independent registered public accounting firm has issued an audit opinion for our Company which includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern.

We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. Since incorporation, we have not made any significant purchase or sale of assets. We do not own physical properties.

We are not a blank check registrant, as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act, since we have a specific business plan or purpose. We have not had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

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Background

MassRoots, Inc. was formed in 2013 to be a social network for the cannabis community. Given the history of cannabis in the United States, many people would prefer to keep their cannabis experiences separate from Facebook, Instagram and Twitter where a user’s family, co-workers and employers may be connected with them. Our goal was to provide a platform where users were not required to provide personally identifiable information, and to create a semi-anonymous environment where users feel comfortable posting about cannabis.

MassRoots launched in the App Store in July 2013 and in our first 6 weeks we obtained about 6,500 users. We took that initial traction to the ArcView Group meeting in September 2013, where we were able to raise seed capital of $150,000. From October 2013 to March 2014, we invested those funds into scaling our network to 100,000 users. In March 2014, we closed a $475,000 common stock round of financing, which included a reorganization of our equity structure. The proceeds from this financing were used to register the Company’s then outstanding shares with the SEC and to continue to grow our network. By September 2014, MassRoots had grown into a community of 170,000 users and, during this month, our Registration Statement on Form S-1 went effective by operation of law in September 2014. We then started raising a common stock round, closing $776,000 from September 2014 to March 2015 and investing those funds into scaling our network to 325,000 users by May 11, 2015. Since inception, our main objective has been to grow our user-base and acquire market share.

MassRoots’ primary goals for 2015 are building out features and services that attract new users and increase their engagement while, at the same time, significantly investing in the growth and infrastructure of our network. Our lack of profitability today is part of a deliberate strategy of prioritizing our limited resources on what will deliver the greatest long-term value for our shareholders: a growing and thriving user-base of end cannabis consumers. In order to build that user-base, our developers must focus on creating the best user experience, our marketing staff must be focused on acquiring end-cannabis consumers and our leadership team needs to focus on the requisite strategies to reach one million users; once that has been accomplished, we can start focusing on developing, marketing and growing an advertising platform that will connect cannabis-related businesses to end cannabis consumers. If we attempt to develop the advertising portal prematurely, it will jeopardize the growth of the MassRoots user-base, the ultimate source of shareholder value.

Since inception, our primary objective has been to grow our user-base and acquire market share. As of May 10, 2015, MassRoots has built a network of approximately 325,000 users and facilitated 110 million user-to-user interactions.

Definitions of Key Metrics

Total users ("Users") is defined as every user who currently has an account with MassRoots. It does not include users who have deleted their account. It does not reflect active usage over any set period of time.

User interactions ("Interactions") is defined as anytime a User follows another User, posts a status, comments on a status, or likes a status.

Our Products and Services

Our current products include our social network, accessible through our iOS and Android applications along with our website, and MassRoots for Business.

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The MassRoots Network

The MassRoots network is accessible as a free mobile application through the iOS App Store, the Google Play Marketplace, and as a website at www.MassRoots.com. These applications and services work in a similar manner as other social networks, such as Facebook, Instagram, Twitter and Vine:

Users may create a profile by choosing a username, setting their password and agreeing to our Terms and Conditions. We do not require users’ real names, email address or phone numbers.

•	Users have the ability to follow other users on the network. By “following” an account, users are essentially “opting-in” to their posts, allowing them to be displayed on their newsfeed.
•	A users’ newsfeed displays all the posts from users in which they follow in reverse-chronological order, with the most recent posts being at the top. A users’ profile page displays all the posts from that particular user.
•	Users have the ability to like, comment and report statuses from other users. By “liking” a status, a user is indicating their approval of the posts’ content. By commenting on a status, users are free to voice their opinions or comments on the posts’ content. By reporting a status, users can flag content that violates our Terms and Conditions, including spam, harassing content and posts about other drugs.
•	Users have the ability to tag other users and use hashtags to categorize posts. By using the “@” symbol followed by a username, users can tag other users in posts they want them to see or if they are included in the picture or post. By using the “#” followed by a categorical word, users can categorize posts based on their content.
•	Users have the ability to post pictures with text captions or just text statuses.
•	Users have the ability to search for users based on their username and the ability to search by hashtag to display all results within a particular category. Users can sort hashtag searches by their popularity or when they were posted.
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•	Users have the option to provide their phone number to MassRoots (but is not required) so their friends can search their contacts for friends with a MassRoots profile. Users also have the ability to invite their contacts that are not on MassRoots to join via text message.
•	Whenever an Interaction takes place involving a user (follow, like, comment, tag), they are sent a push notification on their mobile device notifying them of the action.
•	Users have the ability to set their profile to public and private, as well as enabling and disabling web-access. By setting their profile to public, any user on MassRoots’ apps will be able to see the public profile’s posts and follow the account. When a profile is private, another user must request to follow their account and the account owner must grant permission before they can view any of the account’s posts. By setting an account to web-enabled, it allows public profiles to be visible via the MassRoots website. By setting an account to web-disabled, both public and private profiles are not viewable through www.MassRoots.com.

We designed our product in that way so a significant portion of our users would immediately feel comfortable with the design and functionality of our app. We believe this serves as a solid foundation from which we can develop additional features specifically for the cannabis community, such as giving users the ability to tag the particular strain of cannabis they are consuming. The MassRoots Android application saw the greatest improvement in user-experience and functionality over the course of 2014 and is now more advanced than our iOS Application in many aspects, such as our new Discover page that gives users more effective ways to find the best content on our network.

MassRoots Store

MassRoots also operates MassRootsStore.com, an e-commerce platform built on the Shopify Platform. Visitors are able to order MassRoots t-shirts, jars and stickers by selecting the products they would like to order, entering their shipping and billing information and confirming the order. MassRootsStore.com is not part of the Company’s primary business plan we do not expect it to be a main focus of the Company as we grow.

MassRoots for Business

Since January 2014, MassRoots has been internally beta testing several strategies to boost the followers of businesses, the number of likes they receive per post and engagement amongst their follower base. We involved approximately 30 companies in these tests, including vaporizer, edible and dispensary brands, in an attempt to minimize outside factors, such as the popularity of one particular brand. These beta tests involved MassRoots’ self-service advertising portal known as MassRoots for Business, that allow businesses to promote posts within their target users' news feeds. It operates in a matter similar to the one described herein:

•	A business will register for the advertising portal with their name, business name, email address, phone number, MassRoots username and password (to verify ownership of a particular page).
•	A MassRoots employee will then review the account to ensure they are in full compliance with state law. This may involve requiring the dispensary to provide their state dispensary license.
•	The business will then be able to access the advertising portal, which will consist of five main pages: Dashboard, Posts, Profile, Billing and Contact.
•	On the Dashboard, a business will be able to view all the main analytics regarding their account: their follower count, likes per post, total reach of their posts and advertising, and balance on their account. Interactive graphs will allow businesses to track these metrics over time.
•	On the Posts page, businesses will be able to schedule posts, view analytics, and promote popular content.
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•	On the Profile page, businesses will be able to edit their description, username, profile picture, URL, address, contact email, contact phone number and schedule future posts.
•	On the Billing page, businesses will be able to enter their credit card information and view past receipts of payment. The advertising portal will operate on a pre-paid basis.
•	On the Contact page, businesses will be able to contact a MassRoots employee with any questions or issues.

While we had originally planned to launch MassRoots for Business for widespread use in Q4 2014, several factors delayed our decision to launch, namely our issues with the iOS App Store. We formally launched MassRoots for Business to Colorado businesses in March 2015. As of March 24, 2015, we currently have over 300 dispensaries actively posting on our network and we are not charging dispensaries to create an account and distribute content to their followers. We view this an opportunity to introduce MassRoots to the business community, build a working relationship, and then push additional, paid features out over time, such as sponsored posts and other advertising options. As with our user-facing applications, our focus is to get businesses using the applications.

Monetization of Our Network and Other Long Term Plans

While MassRoots does not collect users’ names, email addresses or phone numbers, we still collect a sufficient amount of information to effectively monetize our network. For instance:

•	Based on the nature of someone downloading and using MassRoots, we know they are an active cannabis consumer or enthusiast.
•	When a user accesses MassRoots’ apps and websites, we are able to collect users’ location information down to the zip code.
•	Based on the pictures and hashtags a user posts, we can determine what type of cannabis they prefer to consume; how they prefer to consume it; what time of day they are most active.
•	Based on the usertags that a user posts, we can determine who their friends are and who is within their social circle of influence.

Because we do not collect personally-identifiable information, this data has relatively little value outside of our network, so MassRoots has no intention of selling or disclosing this information. However, it has significant value when used to target advertising and services directly to users within the MassRoots network; therefore, it is of the highest importance that MassRoots is able to build out products and services that keep our users engaged and on the network for extended periods of time. The amount of revenue MassRoots may be able to generate per user is directly correlated to the time they spend on the network, their engagement with other users and the quality of posts they put on the network. Additionally, the number of Apps, Websites and Services built using MassRoots’ APIs will also significantly impact the value per user – so long as MassRoots is integrated with these 3rd party applications, we will be able to collect data, serve advertising and boost engagement to, from and between our users, increasing their value.

When we reach a critical mass of users and as the relevant state regulations permit, we will begin pushing updates to our applications to facilitate order ahead, delivery, and in-app purchase of ancillary products. When fully developed, we will be able to deploy these features to hundreds of thousands of users simultaneously on a platform they’re already using for their marijuana-related activities. We do not believe we will have the development resources to launch these features until late 2015 or early 2016.

Focus on Recruitment of Developers

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In late 2014, MassRoots started prioritizing technical recruitment as one of main areas of focus – the quality of the products we produce is directly correlated to the quality and skill of the developers we are able to bring on board. To that end, we’re competing against Google, Facebook and well-funded Silicon Valley start-ups for a limited pool of technical talent. Our mission of empowering and connecting the cannabis community may be a compelling and unique reason for many of these developers to consider joining MassRoots; however, in order to close the deal, we must offer competitive compensation to what they could be earning at these other companies. This simply was not feasible after MassRoots raised a $150,000 seed round in fall of 2013 or the $475,000 round in March of 2014 – these rounds would have barely covered the costs of a few developers, let alone our other operational costs. This will be a capital-intensive undertaking that we believe will result in the best products and software for businesses and consumers in the cannabis industry.

In March 2015, we recruited Alan Janis, formerly of Yahoo and PhotoBucket, as our Director of Technology. We have since hired 5 additional developers under his direction whose biographies and experience are available at corporate.massroots.com/team.

Users Growth and Product Distribution Channels

The MassRoots app is distributed free of charge through the iOS App Store and the Google Play Marketplace. Prospective users can search for MassRoots on these platforms, read user-reviews and make a decision on whether to download and utilize the MassRoots app. The MassRoots network is also accessible on through desktop and mobile web browsers by navigating to www.MassRoots.com. Our MassRoots for Business portal is distributed at Business.MassRoots.com where businesses may request access.

MassRoots has primarily gained users through organic growth - users telling their friends to join the network. This is supported by the number of endorsements MassRoots receives on Instagram and Twitter, viewable by searching “#MassRoots”.

MassRoots also retains the owners of several widely-followed Instagram, Facebook and Twitter accounts as independent contractors. We quickly discovered that Instagram was one of the most effective ways to gain new users and re-engage with existing ones. We estimate there are over 4,000,000 people actively posting about cannabis or following cannabis-related pages on Instagram – our team viewed this as the easiest market for us to capture as these users were already discussing cannabis in a social environment on a mobile application. We currently have one of the largest cannabis-related followings on Instagram at www.Instagram.com/MassRoots with 190,000 followers as of May 21, 2015 and we utilize the platform to highlight the best content from our community as well as engaging in pro-legalization advocacy.

Apple App Store Removal, User Support and Restatement

On November 4, 2014, the MassRoots App was removed from Apple’s iOS App Store due to what we originally believed was a compliance issue with the App Store review team. Existing iOS users were still able to access and use the MassRoots App, however new users were prohibited from downloading it. We discovered that this was a result of the App Store review team changing their app enforcement guidelines to prohibit all social cannabis applications.

When we learned of the true nature of this policy change, we immediately began organizing the cannabis community and industry against it. In early January 2015, we co-signed a letter to Apple’s CEO, Tim Cook, along with several cannabis business leaders, arguing that the App Store’s policies were stifling innovation in the cannabis industry. Over 10,000 of our users sent personal emails to Apple advocating why MassRoots should return to the App Store – with their arguments ranging from freedom of speech and expression to cannabis patients suffering from anxiety who need social support networks.

In early February 2015, an App Store representative informed us Apple had revised their enforcement guidelines – social cannabis applications that were geo-restricted to the 23 states with medical cannabis laws were once again permitted. On February 12, 2015, MassRoots returned to the App Store after we implemented the geo-restrictions.

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While we are grateful to Apple for reversing its decision, we cannot guarantee this policy will remain in place. The iOS App Store is one of the largest content distribution channels in the world and is the only way to effectively distribute software to the 41.6% of the United States population who own iPhones and iPads. The iOS App Store review team is essentially a primarily regulator for our product – they decide what rules all applications in the iOS App Store must operate by and how to enforce those regulations. The rules related to cannabis-related apps are not published, are arbitrarily enforced, and the App review and appeal processes are conducted in secret without public oversight. MassRoots will continue to push for a more open and transparent app review process – especially when such policies and decisions directly impact a large portion of the population – but there is no guarantee we will be successful in those efforts.

MassRoots has not encountered any regulatory issues with the Google Play Store nor have any of our competitors. Under their respective developer license agreements, Apple, Inc. and Google, Inc. have the right to update their iOS App Store and Play Store policies, respectfully, to prohibit cannabis-related applications at any time. This could result in many prospective users being unable to access and join our network and existing users being unable to access our App.

Fundraising

During 2014, we spent considerable effort on fundraising to support the operations of the Company. This included the following:

On March 18, 2014, as part of a Plan of Reorganization entered into by the Company, (i) all preferred shareholders converted their shares of stock into common stock as was outlined in our certificate of incorporation; (ii) the Company’s certificate of incorporation was amended to allow for the issuance of 200,000,000 shares of our common stock, (iii) the Company’s current shareholders exchanged their shares of our common stock for the pro-rata percentage of 36,000,000 shares of our common stock (the “Exchange”).

On March 24, 2014, we completed the March 2014 Offering, under which we offered $475,000 of our securities to certain accredited and non-accredited investors consisting of (i) $269,100 of principle face amount Debentures convertible into shares of the Corporation’s common stock at $0.10 per share, together with the Debenture Warrants, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock underlying the Debentures, at $0.40 per share; and (ii) 2,059,000 shares of our common stock at $0.10 per share, together with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the Common Stock purchased, at $0.40 per share. Additionally, as payment for consulting services provided in relation to the March 2014 Offering, we issued Dutchess a warrant exercisable into 4,050,000 shares of our common stock at $0.001 per share and a warrant exercisable into 2,375,000 shares of our common stock at $0.40 per share. Further, in connection with the March 2014 Offering, we entered into certain registration rights agreements, whereby we agreed to register our then outstanding shares with the SEC, pursuant to a registration statement filed under the Securities Act. The Registration Statement became effective on September 15, 2014.

From September 15 to December 31, 2014, we completed a separate offering of $524,000 of our securities to certain accredited and non-accredited investors consisting of 1,048,000 shares of our common stock, with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock purchased, at $1.00 per share.

From September 15, 2014 to March 11, 2015, we completed an offering of $866,000 of our securities to certain accredited and non-accredited investors consisting of 1,732,000 shares of our common stock at $0.50 per share.

On February 27, 2015, certain service providers purchased warrants permitting the purchase of 100,000 shares at $0.50 per share.

From April 1, 2015 through April 17, 2015, MassRoots, Inc. completed an offering of 960,933 shares of the Company’s common stock to certain accredited and unaccredited investors, pursuant to which, the Company received gross proceeds of $576,200. The Company terminated this offering as of April 17, 2015. The Company compensated Chardan Capital Markets, LLC $20,000 cash and 262,560 shares of common stock as commission for this placement.

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Market Conditions

MassRoots is poised to take advantage of two rapidly growing industries: cannabis and mobile technology.

Cannabis Market Growth and Current Trends

Since the MassRoots app first launched in July 2013, there have been a series of events that have help further shape the development of the cannabis and mobile technology industries:

•	On August 29, 2013, Deputy Attorney General James Cole issued a memo (“The Cole Memo”) in response to certain states passing measures to legalize the medical and adult-use of cannabis. The Cole Memo does not alter the Department of Justice's authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law, but does recommend that U.S. Attorneys to focus their time and resources on certain priorities, rather than businesses legally operating under state law. These guidelines focus on ensuring that cannabis does not cross state lines, keeping dispensaries away from schools and public facilities, strict-enforcement of state laws by regulatory agencies, among other priorities.
•	On January 1, 2014, the first sales of cannabis for adult-use permissible under state law took place in Colorado. This event resulted in significant media coverage for the industry. Since that time, two other states have made adult-use permissible under their state law and several states have ballot proposals pending at upcoming elections.

On February 14, 2014, the Departments of Justice and Treasury issued a joint memo allowing banks and financial institutions to accept deposits from dispensaries operating legally under state law. In most cases, dispensaries had been forced to operate on a cash basis, presenting significant security and accounting issues. This was a major step in legitimizing and accepting the cannabis industry on a national level.

Current States With Laws Permitting the Medical or Adult Use of Cannabis

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As of June 1, 2015, 23 states and the District of Columbia have passed laws allowing some degree of medical use of cannabis, while two of those states have also legalized the adult-use of cannabis. The states which have enacted such laws are listed below:

State	Year Passed
1. Alaska	1998
2. Arizona	2010
3. California	1996
4. Colorado*	2000
5. Connecticut	2012
6. District of Columbia	2010
7. Delaware	2011
8. Hawaii	2000
9. Illinois	2013
10. Maine	1999
11.Maryland	2014
12. Massachusetts	2012
13. Michigan	2008
14. Minnesota	2014
15. Montana	2004
16. Nevada	2000
17. New Hampshire	2013
18. New Jersey	2010
19. New Mexico	2007
20. New York	2014
21. Oregon	1998
22. Rhode Island	2006
23. Vermont	2004
24. Washington*	1998

* State has enacted laws permitting the adult use of cannabis, in addition to medical use.

Public Support for Legalization Increasing

A Gallup poll conducted in October 2013 found that 58% of the American people supported legalizing the adult-use of cannabis, an increase of 22% from 2005 alone. This is the first time in American history the majority of registered voters support the full legalization of cannabis for adult-use. Moreover, of 67% participants aged 35 and below voted in support of recreational adult-use, setting the trend for years to come.

A 2013 ArcView Market Research report predicts an additional 14 states will legalize the adult-use of cannabis and two states will legalize medical-use within the next five years. If public support for cannabis legalization continues to increase, we believe it is likely that Federal policies towards marijuana will be reformed. The combination of additional states legalizing adult-use under state law, expansion of medical-use provisions in states where it is currently permitted under state law and increased public awareness is projected to cause marijuana sales permitted under state law to grow from $1.43 billion in 2013 to $10.2 billion in 2018, according to ArcView Market Research.

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Market Conditions that Could Limit Our Business

Cannabis is a Schedule I Controlled Substance under Federal law and, as such, there are several factors that could limit our market and our business. They include, but are not limited to:

•	The Federal government and many private employers prohibit drug use of any kind, including cannabis, even where it is permissible under state law. Random drug screenings and potential enforcement of these employment provisions significantly reduce the size of the potential cannabis market;
•	Enforcement of Federal law prohibiting cannabis occurs randomly and often without notice. This could scare many potential investors away from cannabis-related investments and makes it difficult to make accurate market predictions;
•	There is no guarantee that additional states will pass measures to legalize cannabis under state law. In many states, public support of legalization initiatives is within the margin of error of pass or fail. This is especially true when a supermajority is needed to pass measures, like in Florida where a state constitutional amendment permitting medical cannabis has been proposed, but requires 60% approval to pass. Changes in voters' attitudes and turnout have the potential to slow or stop the cannabis legalization movement and potentially reverse recent cannabis legalization victories;
•	There has been some resistance and negativity as a result of recent cannabis legalization at the state level, especially as it relates to drugged driving. The lack of clearly defined and enforced laws at the state level has the potential to sway public opinion against marijuana legalization; and
•	Even if the Federal government does not enforce the Federal law prohibiting cannabis, the legality of the state laws regarding the legalization of cannabis are being challenged through lawsuits. Oklahoma and Nebraska recently sued Colorado over the legalization of cannabis, and other lawsuits have been brought by private groups and local law enforcement officials. If these lawsuits are successful, state laws permitting cannabis sales may be overturned and significantly reduce the size of the potential cannabis market and affect our business.

Technology Industry

Mobile Devices Dominate the Industry

Over the past five years, mobile devices have redefined the technology industry. Smartphones were owned by two-thirds of U.S. mobile subscribers as of the fourth quarter of 2013, according to a February 2014 Nielsen Research Report. Smartphone sales worldwide increased 38.4% worldwide in 2013 according to a January 2014 IDC’s Worldwide Quarterly Mobile Phone tracker report. Additionally, 195 million mobile tablets were sold in 2013, an increase of 67.9% year over year, according to a March 2014 Gartner Research Report.

When the rapidly-growing smartphone and tablet market size is combined with the development fast, reliable and relatively inexpensive data plans from wireless carriers, it becomes clear why mobile applications “Apps” have surged in popularity and value over recent years.

The Rise of Mobile-First Networking

The popularity, market share and value of mobile-first networks are surging, especially if focused on a niche market.

•	In August 2012, Facebook acquired Instagram for $521 million, a network without significant revenue, but a user base of approximately 100 million.
•	In late 2013, Facebook bid a reported $3 billion to purchase SnapChat, which was rejected by SnapChat’s Board of Directors.
•	In early 2014, Facebook acquired WhatsApp for a reported $18 billion in cash and stock.

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Additionally, there has been rapid growth in other mobile user driven niche networks, such as: Whisper (anonymous confessions) recently raised $30 million at a reported $200 million valuation; Vine (short videos) was acquired pre-launch by Twitter for $30 million; and Badoo (adventurers) has a reported valuation of $2 billion.

The Intersection of Mobile, Niche-Networking and Cannabis

MassRoots’ top priority will remain expanding our user-base and increasing engagement on the network. In addition to strengthening MassRoots’ standing within the cannabis community, public markets have placed significant value on rapidly expanding networks, as seen by the market capitalizations and price-to-earnings ratios (where applicable) in the social networking industry. As a mobile-first network focused on the cannabis industry where permitted under state laws, MassRoots is poised to take advantage of the increasing popularity of mobile devices, the emergence of a multi-billion dollar cannabis industry and the decelerating growth of Twitter and Facebook.

We believe that MassRoots is currently the largest and most active social network of cannabis consumers. As of May 11, 2015, MassRoots has 325,000 Users and facilitated 110 million user-to-user Interactions.

Employees and Consultants

MassRoots has 21 full-time employees and one full time independent contractor.

Amount Spent on Research and Development

MassRoots invests a significant portion of its operating budget in developing new mobile communications tools, location-based services and in cross-platform compatibility software. We expect to spend approximately $500,000 during fiscal year ended December 31, 2015 on development-related payroll and expenses. We spent approximately $182,198 on research and development for the year ended December 31, 2014.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a legal action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us that could cause us to cease operations.

Government Regulation

Marijuana is a categorized as a Schedule I controlled substance by the Drug Enforcement Agency and the United States Department of Justice and is illegal to grow, possess and consume under Federal law. However, since 1995, 22 states and the District of Columbia have passed state laws that permit doctors to prescribe cannabis for medical-use and two states, Colorado and Washington, have enacted laws that legalize the adult-use of cannabis for any reason. This has created an unpredictable business-environment for dispensaries and collectives that legally operate under certain state laws but in violation of Federal law. On August 29, 2013, United States Deputy Attorney General James Cole issued the Cole Memo to United States Attorneys guiding them to prioritize enforcement of Federal law away from the cannabis industry operating as permitted under certain state laws, so long as:

•	cannabis is not being distributed to minors and dispensaries are not located around schools and public buildings;
•	the proceeds from sales are not going to gangs, cartels or criminal enterprises;
•	cannabis grown in states where it is legal is not being diverted to other states;
•	cannabis-related businesses are not being used as a cover for sales of other illegal drugs or illegal activity;
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•	there is not any violence or use of fire-arms in the cultivation and sale of marijuana;
•	there is strict enforcement of drugged-driving laws and adequate prevention of adverse health consequences; and
•	cannabis is not grown, used, or possessed on Federal properties.

The Cole Memo is meant only as a guide for United States Attorneys and does not alter in any way the Department of Justice’s authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law. We believe and have implemented procedures and policies to ensure we are operating in compliance with the "Cole Memo". However, we cannot provide assurance that our actions are in full compliance with the Cole Memo or any other laws or regulations. Per MassRoots’ Terms and Conditions:

•	Users must agree that they are located in a state where medical-use or adult-use of cannabis is legal;
•	Users must be of legal age to consume cannabis in their particular state (18 or 21 years old, depending on the state);
•	Users may only post content that is in compliance with their state’s laws;
•	Users may not solicit or distribute cannabis through MassRoots unless they are a licensed dispensary; we also do not currently facilitate in-app messaging, forcing all conversations to take place in a public environment;
•	Posting of any other drugs or substances, including prescription pain pills, is prohibited and will result in account termination;
•	Posting of any violence or threat of violence is prohibited and will result in account termination;
•	Posting of any drugged-driving content is prohibited and will result in account termination; and
•	Posting of any copyright-protected content is prohibited and will result in account termination.

We have implemented an aggressive content and account review program to ensure compliance with our terms and conditions. Users have the ability to report any status or account that is in violation of our terms and we encourage users to do so as any illegal content jeopardizes the network for all our users. When a status or account is reported, the post is automatically removed from the network until further review. A MassRoots employee then reviews the content within 24 hours and either approves it as within our terms and conditions or permanently deletes it and bans the user account.

In addition, as part of the agreement to allow our app to return to the Apple App Store, we implemented restrictions to restrict new users to the 23 states with medical cannabis laws.

Our business plan includes allowing cannabis dispensaries to advertise on our network which we believe could be deemed to be aiding and abetting illegal activities, a violation of Federal law. We intend on remaining within the guidelines outlined in the Cole Memo. However, we cannot provide assurance that we are in full compliance with the Cole Memo or any other laws or regulations

Patents and Trademarks

On March 31, 2014, we applied for a trademark of the “MassRoots, Inc.” name in the United States. However, several factors, including the Company’s app being removed from Apple’s iOS App Store, required the Company to focus its resources in other areas, away from completing the trademark application process. The Company is in the process of reapplying for this trademark.

Competitors, Methods of Completion, Competitive Business Conditions

We do not believe that we face significant direct competition in the “social network for the cannabis community” sector. No other network in the space currently has a significant user base or significant outside funding.

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MassRoots competes with Facebook, Instagram and Twitter, and other social networks for users’ engagement; many of these competing social networks have substantially more financial resources, a better user-experience and a significantly larger user-base than MassRoots. Our differentiator is that MassRoots is solely dedicated to cannabis-related content, information most users do not feel comfortable sharing on these other networks as it may jeopardize their personal and professional reputations. Additionally, MassRoots is developing specialized features for the cannabis industry (such as a strain tagger) that competing networks likely will not spend the time and resources to develop given that only a small portion of their user-base consumes cannabis. This density of cannabis consumers and content is what makes MassRoots attractive to cannabis consumers and serves as our main competitive advantage.

Network effects have come to dominate consumer habits, which can provide protection to networks such as MassRoots. Google+ failed to obtain a dominant market share in desktop-based social networking because it wasn’t introduced until Facebook had already conquered the market. Similarly, when Facebook introduced Poke as a competitor to SnapChat in late 2012, it failed to overtake SnapChat due to the market dominance already achieved by SnapChat. Even if a well-financed competitor to MassRoots were to emerge, they would not only have to convince users on why their platform is superior, but also get them to switch away from the network their friends are already using. Every user that MassRoots gains, every interaction that takes place on our network and every day that we grow, the barrier to entry to competitors becomes higher.

While it is true that some networks, such as Friendster and MySpace, failed after building significant user-bases, we believe a primary reason for their failure was technical: their platforms underwent routine maintenance that took the network offline for hours at a time and they did not focus on the underlying user-experience, and overwhelmed the users with advertisements. This created opportunities for well-financed competitors to emerge. We believe that by employing a similar strategy to other successful social networks and maintaining a focus on the user experience, this, combined with strong network effects of our large user-base, will allow us to create and maintain significant long-term shareholder value.

MassRoots competes with other cannabis networks such as WeedMaps, Leafly and THC Finder for advertisers’ dollars. WeedMaps and THC Finder are platforms that allow users to find and review dispensaries. Leafly is primary a strain-guide that allows users to find information on strains, add a review and find it a dispensary closest to the user. In most situations, cannabis consumers are not looking to change dispensaries often. All of these services – WeedMaps, Leafly and THC Finder – lack the daily, weekly and monthly recurring usage that drives long-term value for advertisers. We believe that MassRoots’ recurring usage and the ability to target advertisements to users based on their previous posts will present a superior value proposition to advertisers.

Recent Events

On May 26, 2015, the Company executed a subscription agreement with Flowhub, LLC to acquire 494,118 Class A Preferred Shares of Flowhub for an aggregate purchase price of $175,000. Under the acquisition, MassRoots acquired approximately 7.95% of the then outstanding shares of Flowhub and 35% of Flowhub’s then outstanding Class A Preferred Shares.

Legal Proceedings

We are not currently a party to any legal proceedings, and we are not aware of any pending or potential legal actions.

Sources and Availability of Raw Materials

We do not use raw materials in our business

Seasonal Aspect of our Business

None of our products are affected by seasonal factors.

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Reports to Security Holders

We are required to file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are available to you free of charge at the SEC's web site at www.sec.gov. We are an electronic filer with the SEC and, as such, our information is available through the Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This information may be found at www.sec.gov and posted on our website at investors.massroots.com/.

PROPERTIES

On April 14, 2015, the Company completed the relocation of its headquarters to 1624 Market Street, Suite 201, Denver, CO 80202. On March 20, 2015, we executed a lease with RVOF Market Center, LLC to rent 3,552 square feet of office space at that location for a term of 37 months, under which the Company will pay a base rate of $0 for the first month, $8,288 for months two through 13, $8,584.00 for the months 14 through 25, and $8,880.00 for the months 25 through 37. We did not incur a significant cost related to this move.

The Company also leases a total of 2,800 square feet at 2247 Federal Blvd. Denver, CO 80211. This location is co-leased by the Company, along with CannaBuild, LLC, from 2247 Federal Boulevard, LLC pursuant to a written lease which expires on July 22, 2015 and contains an option for a one year renewal at the same monthly rate. This location is shared with CannaBuild, LLC, which pays a portion of the monthly rent. The lease is for a total of $3,450 per month, which, pursuant to an expense sharing agreement between the Company and CannaBuild, LLC, the Company is responsible for paying $2,250 per month. The Company does not intend to renew this lease.

The Company had previously rented virtual office space from Opus Virtual Offices, which provides conference rooms, mail forwarding and call answering for $99 per month ($1,188 on an annual basis). This lease was cancelled by the Company and expired September 14, 2014. We do not own any properties or land.

We believe that our facilities are adequate for our current needs and that, if required, we will be able to locate suitable new office space and obtain a suitable replacement for our executive and administrative headquarters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our Directors and Executive Officers are set forth below. Our By-Laws provide for not less than one and not more than nine Directors. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

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Name	Age	Position and Term
Isaac Dietrich	23	Director and Chairman of the Board (Since 2013), Chief Executive Officer (Since 2013)

Tripp Keber	45	Director (Since 2014)

Stewart Fortier[1]	24	Director (Since 2014), Chief Technology Officer (Since 2013)

Ean Seeb	39	Director (Since 2014)

Tyler Knight	23	Director (Since 2014), Chief Marketing Officer (Since 2013)

Hyler Fortier[1]	22	Chief Operations Officer (Since 2013)

Jesus Quintero	53	Chief Financial Officer (Since 2014)

1 Stewart Fortier and Hyler Fortier are siblings.

Isaac Dietrich, Chief Executive Officer, Chairman of the Board and Director - Isaac Dietrich is the founder, CEO, and Chairman of the Board of MassRoots, each since our inception. He is responsible for executing our strategic business development. In June 2012, Mr. Dietrich co-founded RoboCent, Inc., a self-service call platform that reached $300,000 in revenue in its first 18 month, and currently serves as President and majority shareholder. He also founded Tidewater Campaign Solutions, LLC, a Virginia Beach-based political strategy firm that was retained by more than 30 political campaigns and political action committees from January 2010 to December 2012.

In April 2012, Mr. Dietrich was a finalist for Peter Thiel’s 20 Under 20 Fellowship and was featured in the CNBC documentary “Transforming Tomorrow.” We believe Mr. Dietrich has the business experience in both scalable technology companies and political strategy to successfully lead the development and growth of the Company.

Tripp Keber, Director – Tripp Keber has served as a Director of MassRoots since 2014. Mr. Keber also is a co-founder and Chief Executive Officer of Dixie Elixirs & Edibles, a Colorado licensed medical marijuana infused products manufacturer. He is a founding director of the National Cannabis Industry Association, and, since 2013, has served as a director of the Marijuana Policy Project. He is also an advisory board member of the Medical Marijuana Industry Group in Colorado. In his current role as CEO of Dixie, Mr. Keber is responsible for the overall strategy, licensing, marketing, branding and expansion efforts related to the Dixie brand, both domestically and internationally. Mr. Keber has been featured on CBS’s 60 Minutes and CNBC.

Prior to joining Dixie, Mr. Keber served as Chief Operating Officer for Bella Terra Resort Development Company, and EVP of Business Development for Sagebrush Realty Development. He has a BS in Political Science from Villanova University and currently resides in both Aspen and Denver, CO with his family. He is involved in several charitable organizations located within his community and assists in the research and development of cannabis support for veterans suffering from PTSD. As an experienced leader in the legal cannabis industry, we believe that Mr. Keber will use his experience and industry knowledge to help guide our leadership team.

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Ean Seeb, Director – Ean Seeb has served as a Director of MassRoots since 2014. Mr. Seeb is also the co-owner and manager of Denver Relief LLC, a Colorado medical cannabis operation. As a founding partner of Denver Relief Consulting LLC and seasoned cannabis dispensary operator, Mr. Seeb has significant experience navigating complex legislation and regulatory demands unique to legal cannabis operations. He serves as Chair of the National Cannabis Industry Association and holds leadership positions with charitable organizations focused on a range of social causes, from civil rights to sustainable volunteer farming. Ean has been actively involved with non-profit groups for over two decades. His years of humanitarian experience lead Ean to conceptualize and develop a cannabis-centric service organization called the Denver Relief GREEN TEAM in 2009. He holds a B.S. degree in Business Administration with an emphasis in Computer Information Systems from University of Northern Colorado. We believe that Mr. Seeb will use his experience and industry knowledge to help guide our leadership team.

Stewart Fortier, Chief Technology Officer, Director - Stewart Fortier is a co-founder and Director of MassRoots, and has served as Chief Technology Officer since our inception. Mr. Fortier is responsible for the development of our iOS application and technical strategy. He is a self-taught software developer with an interest in both entrepreneurship and technology. Prior to joining MassRoots, Mr. Fortier worked for a real estate development company in Washington, D.C., where he was responsible for the underwriting of commercial and multifamily acquisitions. Previously, Mr. Fortier served as a technical adviser to RoboCent, Inc. from June 2012 to April 2013.

Mr. Fortier holds a Bachelor of Arts in Economics and Religious Studies from the University of Virginia. We believe Mr. Fortier has the technical and business experience and skill to be successful in both his Chief Technology Officer and Director roles.

Tyler Knight, Director and Chief Marketing Officer - Tyler Knight is a co-founder, Director and Chief Marketing Officer of MassRoots, responsible for user-acquisition and key marketing channel relations. Prior to joining the MassRoots team, Mr. Knight served as Chief Operations Officer for RoboCent, Inc. from January 2013 to April 2013, playing a key role in acquiring more than 250 clients and growing the scalable call platform to $300,000 in revenue in its first 18 months. He also worked on several political campaigns from January 2010 to December 2012, including serving as Deputy Field Director on Ben Loyola’s 2011 campaign for state Senate. Prior to joining MassRoots, Mr. Knight studied marketing at Old Dominion University.

Hyler Fortier, Chief Operations Officer - Hyler Fortier is a co-founder of MassRoots and its Chief Operations Officer, since inception. Mrs. Fortier is responsible for our user interface design, marketing graphics and company presentation materials. Previously, she served in the same position at RoboCent Inc. from June 2012 to April 2013. Ms. Fortier graduated from James Madison University’s School of Business with a Marketing degree in May 2014. She has extensive knowledge of graphic design, video rendering and user interface software, especially as they can be applied to enhance user-engagement and retention. She is also active in JMU’s Society of Entrepreneurs, often speaking at clubs and events about the need for women to hold more executive positions in business.

Jesus Quintero, Chief Financial Officer - Jesus Quintero joined MassRoots as its Chief Financial Officer in May 2014. From January 2013 to October 2014, Mr. Quintero has also served as Brazil Interactive Media’s Chief Financial Officer. He has previously served as a financial consultant to several multi-million dollar businesses in Florida. Mr. Quintero has extensive experience in public company reporting and SEC/SOX compliance, and held senior finance positions with Avnet, Inc., Latin Node, Inc., Globetel Communications Corp. and Telefonica of Spain. His prior experience also includes tenure with PricewaterhouseCoopers and Deloitte & Touche. Mr. Quintero earned a B.S. in Accounting from St. John’s University and is a certified public accountant. He is fluent in English and Spanish, and conversant in Brazilian Portuguese

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Legal Proceedings

We know of no pending proceedings to which any director, member of senior management, or affiliate is either a party adverse to us, or our subsidiaries, or has a material interest adverse to us or our subsidiaries.

•	None of our executive officers or directors have (i) been involved in any bankruptcy proceedings within the last five years, (ii) been convicted in or has pending any criminal proceedings (other than traffic violations and other minor offenses), (iii) been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or (iv) been found to have violated any Federal, state or provincial securities or commodities law and such finding has not been reversed, suspended or vacated.

Corporate Governance

The Company’s Board of Directors is composed of five members: Isaac Dietrich, who serves as Chairman of the Board, Ean Seeb, Tripp Keber, Stewart Fortier and Tyler Knight. Messrs. Dietrich and Fortier are not “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Exchange Act, as amended.

We do not have any standing audit, nominating and compensation committees of the Board of Directors, or committees performing similar functions. All Board actions have been taken by Written Action rather than formal meetings.

We currently have a Code of Ethics applicable to our principal executives, financial and accounting officers. A copy of the Code is available at our investors website: investors.massroots.com.

Shareholder Communications

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at 1624 Market Street, Suite 201, Denver, CO 80202, Attention: Legal.

Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Certain Relationships And Related Transactions

Except as described herein (or within the section entitled Executive Compensation of this prospectus), none of the following parties (each a “Related Party”) has, in our fiscal years ended 2013 and 2014, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	any of our directors or officers;
•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

On April 24, 2013, the Company approved the issuance of 15.25 shares of common stock (4,569,970 shares post-Exchange) to Isaac Dietrich, our Chief Executive Officer and Chairman, to repay $17,053 short term borrowing related to Mr. Dietrich’s payment of general Company expenses during the Company’s first months since inception and to compensate him for his services. Service expense of $112,505 was recognized due to the fair value of the shares in excess of the value of the short term borrowing. These shares were recorded as common stock to be issued and subsequently issued on the closing date of January 1, 2014.

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On April 24, 2013, the Company approved the issuance of 3.75 shares of common stock (1,142,493 shares post-Exchange) to Hyler Fortier, our Chief Operations Officer, in exchange for her services. The market value of the issued shares is $31,870 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Stewart Fortier, our Chief Technology Officer, in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Tyler Knight, our Chief Marketing Officer, in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

During the year ended December 31, 2013, the Company issued 72.06 stock options (21,954,137 shares post-Exchange) to directors and officers of the Company. In addition, options to purchase 42.81, 11.25, 9.0, and 9.0 shares (13,042,695, 3,427,478, 2,741,982 and 2,741,982 shares post-Exchange) of the Company’s common stock at $1.00 per share were issued to Mr. Dietrich, Ms. Fortier, Mr. Fortier, and Mr. Knight, respectively. The options vested through January 1, 2017 and contained an acceleration clause which was triggered on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, each officer exercised all options held at that time.

On October 7, 2013, the Company entered into an agreement to issue as compensation for services provided a total of 2.94 Series A Preferred shares (895,715 common shares post-Exchange) with a market value of $24,998 to Douglas Leighton, the Company’s former director, for financial consulting services. The market value of the shares approximated the fair market value of services received. These shares were recorded as Series A Preferred Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

As payment for consulting services provided in relation to the March 2014 Offering, we issued Dutchess a warrant exercisable into 4,050,000 shares of our common stock at $0.001 per share, and a warrant exercisable into 2,375,000 shares of our common stock at $0.40 per share on March 24, 2014. Dutchess is controlled by our former director, Douglas Leighton, and Michael Novielli. These warrants may be exercised any time after their issuance date through and including the third anniversary of their issuance date. The Company also granted registration rights to Dutchess covering all shares of common stock issuable upon the excise of the warrants.

On May 1, 2014, the Company issued 100,000 shares of common stock to Jesus Quintero at $0.01 per share in exchange for his services as the Company’s Chief Financial Officer for one year. These shares have a fair market value of $10,000.

On June 4, 2014, each of Ean Seeb and Tripp Keber, our independent directors, received the following pursuant to our 2014 Employee Incentive Plan for their service as a director: (i) a Stock Award of 250,000 shares of our Common Stock valued at $25,000 and (ii) Options to purchase up to 750,000 shares of our common stock at $0.10 per share, valued at $73,863.

On October 28, 2014, each of Isaac Dietrich and Stewart Fortier, our Chief Executive Officer and Chief Technology Officer, respectively, each agreed to participate in the Company’s private offering that took place beginning September 15, 2014 and continued until March 11, 2015, whereby Mr. Dietrich purchased $5,000 of the Company’s securities consisting of 10,000 shares of the Company’s common stock and warrants to purchase 5,000 shares at $1 per share, while Mr. Fortier purchased $10,000 of the Company’s securities consisting of 20,000 shares of the Company’s common stock and warrants to purchase 5,000 shares at $1 per share. On March 11, 2015, E3 Events, LLC, which is controlled by our Director, Ean Seeb, purchased $15,000 of the Company’s securities consisting of 30,000 shares of the Company’s common stock and warrants to purchase 15,000 shares at $1 per share. Each of these purchases were made on the same terms as other, non-affiliated investors.

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EXECUTIVE COMPENSATION

Named Executive Officers

Our “named executive officers” for the 2014 fiscal year consisted of the following individuals:

•	Isaac Dietrich, our Chief Executive Officer
•	Stewart Fortier, our Chief Technology Officer
•	Tyler Knight, our Chief Marketing Officer

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Chief Executive Officer and our two most highly compensated executive officers who occupied such position at the end of our last fiscal year for all services rendered in all capacities to us during the previous two fiscal years.

Name & Principal Position	Year	Salary $	Bonus $	Stock Awards (5) $	Option Awards (1)(5) $	Non-Equity Incentive Plan Compensation $	All Other Compensation $	Total $
Isaac Dietrich Chief Executive Officer, Director	2013 2014	$8,750 $53,000	- -	$112,505(2) -	$363,811-	- -	- -	$485,066 $53,000
Stewart Fortier, Chief Technology Officer	2013 2014	$10,513 $62,734	- -	$25,496(3) -	$76,485-	- -	- -	$112,510 $62,734
Tyler Knight, Chief Marketing Officer, Director	2013 2014	$5,000 $35,750	- -	$25,496(4) -	$76,485-	- -	- -	$106,997 $35,750

(1)	On April 24, 2013, 42.81, 11.25, and 9.00 stock options (13,042,695, 3,427,478 and 2,741,982 shares post-Exchange) were issued as part of the employment agreements with Isaac Dietrich, Hyler Fortier and Stewart Fortier, respectively. Each stock option allows the holder to purchase the same number of share of the Company’s common stock at $1.00 per share (approximately $0.000003 per share post-Exchange) per each individual option. The options vested through January 1, 2017, and contained an acceleration clause which was triggered upon the closure of the Original Financing on January 1, 2014 that caused all options to vest immediately, at which point all options were exercised. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1.73% risk-free interest, 0% dividend yield, 200% volatility, and expected life of 7 years.
(2)	On April 24, 2013, the Company approved the issuance of 15.25 shares of common stock (4,646,136 shares post-Exchange) to Isaac Dietrich, our Chief Executive Officer and Chairman, to repay $17,053 short term borrowing related to Mr. Dietrich’s payment of general Company expenses during the Company’s first months since inception and to compensate him for his services. Service expense of $112,505 was recognized due to the fair value of the shares in excess of the value of the short term borrowing.
(3)	On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Stewart Fortier in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on January 1, 2014.
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(4)	On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Tyler Knight in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on January 1, 2014.
(5)	These amounts are the aggregate fair value of the equity compensation paid to our directors during the fiscal year. The aggregate fair value is computed in accordance with FASB ASC Topic 718. See Note 2 to our audited financial statements contained in the Annual Report on Form 10-K regarding assumptions underlying valuation of equity awards.

Outstanding Equity Awards at December 31, 2014 Fiscal Year End

No named executive officer had unexercised outstanding equity awards at December 31, 2014.

Narrative Disclosure to Summary Compensation and Option Tables

On April 24, 2013, we entered into an agreement with Isaac Dietrich, our Chief Executive Officer and Chairman, to provide services to us. For his services for a term of four years and in repayment of $17,053 of short term borrowing, Mr. Dietrich received compensation of $1 per month, and was provided a stock award of 15.25 shares (4,646,136 shares post-Exchange) and stock options which allowed Mr. Dietrich to purchase 42.81 shares (13,042,695 shares post-Exchange) of the Company’s common stock at $1.00 per share per each individual option. The options vested through January 1, 2017, and contained an acceleration clause which was triggered upon the closure of the Original Financing on January 1, 2014 that caused all options to vest immediately, at which point all options were exercised. The agreement was amended on October 1, 2013 to require us to pay $3,500 monthly to Mr. Dietrich.

On April 24, 2013, we entered into an agreement with Tyler Knight to provide services to us. The agreement had a term of four years and required us to pay $1 monthly to Mr. Fortier for her services, provided a stock award of 3.75 shares (913,994 shares post-Exchange) and provided stock options which allowed Mr. Knight to purchase 9.00 shares (2,741,982 shares post-Exchange) shares of the Company’s common stock at $1.00 per share per each individual option. The options vested through January 1, 2017, and contained an acceleration clause which was triggered upon the closure of the Original Financing on January 1, 2014 that caused all options to vest immediately at which point all options were exercised. The agreement was amended on October 1, 2013 to require us to pay $2,000 monthly to Mr. Knight.

On April 24, 2013, we entered into an agreement with Stewart Fortier to provide services to us. The agreement had a term of four years and required us to pay $20/hour to Mr. Fortier for his services, provided a stock award of 3.0 shares (913,994 shares post-Exchange) and stock options which allowed Mr. Fortier to purchase 9.00 shares (2,741,982 shares post-Exchange) of the Company’s common stock at $1.00 per share per each individual option. The options vested through January 1, 2017, and contained an acceleration clause which was triggered upon the closure of the Original Financing on January 1, 2014 that caused all options to vest immediately, at which point all options were exercised. The agreement was amended on October 1, 2013 to require us to pay $30/hr to Mr. Fortier.

Amended Employment Agreements

On April 1, 2014, MassRoots amended its employment contract with Isaac Dietrich. For his services as Chief Executive Officer, Mr. Dietrich shall be compensated five thousand dollars ($5,000) per month.

On March 31, 2015, MassRoots again amended its employment contract with Isaac Dietrich. For his services as Chief Executive Officer, Mr. Dietrich shall be compensated seven thousand five hundred dollars ($7,500) per month, effective April 1, 2015. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Dietrich and he serves at the direction of the Board of Directors.

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On April 1, 2014, MassRoots amended its employment contract with Stewart Fortier. For his services as Chief Technology Officer, Mr. Fortier shall be compensated six thousand five hundred dollars ($6,500) per month. Upon the successful execution of all of our outstanding forty-cent ($0.40) warrants, Mr. Fortier’s salary will increase to ten thousand dollars ($10,000) per month. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Fortier and he serves at the direction of the Chief Executive Officer and Board of Directors.

On April 1, 2014, MassRoots amended its employment contract with Tyler Knight. For his services as Chief Marketing Officer, Mr. Knight shall be compensated three thousand five hundred dollars ($3,500) per month.

On January 1, 2015, MassRoots again amended its employment contract with Tyler Knight. For his services as Chief Marketing Officer, Mr. Knight shall be five thousand dollars ($5,000) per month. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Knight and he serves at the direction of the Chief Executive Officer and Board of Directors.

Consulting Agreement

On May 1, 2014, MassRoots executed an agreement with Jesus Quintero for Mr. Quintero to serve as the Company’s Chief Financial Officer and provide it with financial consulting services. This agreement creates an independent contractor relationship and has a term of one year. For this service, Mr. Quintero is paid $2,000 per month and was issued a stock award of 100,000 shares of our common stock on June 6, 2014. No retirement plan, health insurance or employee benefits program was awarded to Mr. Quintero and he serves at the direction of the Chief Executive Officer and Board of Directors. This Agreement may be terminated by either party, with cause, upon ten (10) days prior written notice to the other party. If terminated, Mr. Quintero would receive only the compensation earned, but unpaid under the agreement.

On May 1, 2015, MassRoots executed an agreement with Jesus Quintero for Mr. Quintero to continue to serve as the Company’s Chief Financial Officer and provide it with financial consulting services. This agreement creates an independent contractor relationship and has a term of one year. For this service, Mr. Quintero is paid $2,000 per month. No retirement plan, health insurance or employee benefits program was awarded to Mr. Quintero and he serves at the direction of the Chief Executive Officer and Board of Directors. This agreement may be terminated by either party, without cause, upon ninety (90) days prior written notice to the other party. If terminated, Mr. Quintero would receive only the compensation earned, but unpaid under the agreement.

At no time during the last fiscal year with respect to any person listed in the Table above was there:

•	any outstanding option or other equity-based award re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined);
•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;
•	any non-equity incentive plan award made to a named executive officer;
•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or
•	any payment for any item to be included under All Other Compensation (column (i)) in the Summary Compensation Table.

Equity Compensation Plan Information

Information on the 2014 Plan is available in the section of this prospectus entitled “Market For Common Stock” found above.

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Director Compensation

Our interested directors do not receive additional compensation for their service as directors.

The following table shows for the fiscal year ended December 31, 2014, certain information with respect to the compensation of all non-employee directors of the Company:

Name		Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Total
Ean Seeb	(2)	$0	$25,000	$73,863	$93,836
Tripp Keber	(2)	$0	$25,000	$73,836	$93,836

(1)	These amounts are the aggregate fair value of the equity compensation paid to our directors during the fiscal year. The aggregate fair value is computed in accordance with FASB ASC Topic 718. See Note 3 to our consolidated financial statements contained in this Annual Report on Form 10-K regarding assumptions underlying valuation of equity awards.
(2)	Messrs. Seeb and Keber joined the Company’s Board of Directors on June 4, 2014 and March 31, 2014, respectively.

On June 6, 2014, each of Ean Seeb and Tripp Keber, our independent directors, received the following pursuant to our 2014 Employee Incentive Plan for their service as a director: (i) a stock award of 250,000 shares of our Common Stock (the “Stock Award”) and (ii) options to purchase up to 750,000 shares of our common stock at $0.10 per share (each an “Option”) which vest as follows:

•	Beginning on October 1, 2014, 250,000 Options shall begin to vest over the period of one year on a monthly basis, such that 20,833 Options shall vest on the first of each month, except for every third month when 20,834 Options shall vest;
•	Beginning on the later of (i) the date that Company attains 830,000 Users (“Users” are defined for the purposes of the Options as the number of unique registrations for MassRoots Inc.’s network through MassRoots Inc.’s mobile application and/or website (final determination shall be by the Committee)) or (ii) October 1, 2015, 250,000 Options shall begin to vest over the period of one year on a monthly basis, such that 20,833 Options shall vest on the first of each month, except for every third month when 20,834 Options shall vest; and
•	Beginning on the later of (1) the date that Company attains 1,080,000 Users or (2) October 1, 2016, 250,000 Options shall vest immediately.

All vesting per the above schedule shall cease thirty days from the time the applicable director is dismissed from the Board, fails to win re-election by shareholders, or resigns as a director. Each of the Options and Stock Awards granted to Messrs. Keber and Seeb shall not be exercised or sold, respectively, unless (i) permitted by all Federal and state laws, including Rule 144 of the Securities Act, and (ii) all outstanding Debentures have been redeemed or converted into shares of our common stock. As of December 31, 2014, 62,500 Options held by each of Messrs. Seeb and Keber had vested and were available for exercise.

No director received any compensation for their service as a director for the year-ended December 31, 2013.

Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by applicable law against all liability and loss suffered and expenses (including attorneys" fees) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We shall be required to indemnify a director or officer in connection with an action or proceeding commenced by such director or officer only if the commencement of such action or proceeding by the director or officer was authorized in advance by the Board of Directors. We do not currently maintain director’s and officer’s liability insurance but we may do so in the future.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of common stock by: (i) each director, (ii) each of the executive officers of the Company, (iii) all current directors and executive officers as a group, and (iv) each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

Unless otherwise indicated in the footnotes to the table, all information set forth in the table is as of May 26, 2015, and the address for each director and executive officer of the Company is: c/o MassRoots, Inc., 1624 Market Street, Suite 201, Denver, CO 80202. The addresses for the greater than 5% stockholders are set forth in the footnotes to this table.

	Common Stock
	Number of Shared Beneficially Owned (1)	Percentage Outstanding (2)
Directors and Officers
Isaac Dietrich	17,703,831 (3)	40.17%
Hyler Fortier	4,569,970	10.37%
Stewart Fortier	3,685,976 (4)	8.36%
Tyler Knight	3,655,976	8.30%
Ean Seeb	524,166 (11)	1.18%
Tripp Keber	479,166 (12)	0.64%
Jesus Quintero	100,000	0.23%
All directors and named executive officers as a group (7 persons)	30,674,085	69.59%
5% Stockholders
Douglas Leighton (4)	10,888,610 (5)	22.35% (6)
Michael Novielli (7)	8,118,841 (8)	16.07% (6)
Dutchess Opportunity Fund II, LP (9)	7,368,841 (10)	14.39%

(1)	The Company believes that each stockholder has sole voting and investment power with respect to the shares of common stock listed, except as otherwise noted. The number of shares beneficially owned by each stockholder is determined under rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes (i) any shares as to which the person has sole or shared voting power or investment power and (ii) any shares which the individual has the right to acquire within 60 days after June 11, 2014 through the exercise of any stock option, warrant, conversion of preferred stock or other right, but such shares are deemed to be outstanding only for the purposes of computing the percentage ownership of the person that beneficially owns such shares and not for any other person shown in the table. The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of common stock .
(2)	Based on 44,067,738 shares of common stock beneficially outstanding as of May 26, 2015.
(3)	The 17,703,831 shares of common stock include (i) 17,698,831 shares of common stock; and (ii) 5,000 shares of common stock issuable upon exercise of $1 warrants. These are aggregated without regard to the 4.99% Blocker.
(4)	The 3,685,976 shares of common stock include (i) 3,675,976 shares of common stock; and (ii) 10,000 shares of common stock issuable upon exercise of $1 warrants. These are aggregated without regard to the 4.99% Blocker.
(4)	Douglas Leighton resigned from the Company’s Board of Directors as of March 25, 2014. His address is as follows: 50 Commonwealth Ave., Suite 2 Boston, MA 02116.
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(5)	The 10,888,610 shares of our common stock, aggregated without regard to the 4.99% Blocker, includes (i) 923,371 shares of our common stock held of record by Mr. Douglas Leighton; (ii) 1,846,398 shares of our common stock held of record by Bass Point Capital, LLC (of which Mr. Leighton, as Managing Member, has sole voting power and dispositive control); (iii) $109,100 in Debentures held by Dutchess (which Mr. Leighton and Michael Novelli, as Managing Members, have shared voting power and dispositive control), convertible into 1,091,000 shares of our common stock; (iv) 3,113,659 shares of our common stock issuable to Dutchess upon exercise of the $0.001 Consulting Warrants; (v) 2,920,500 shares of our common stock issuable to Dutchess upon exercise of the $0.40 Warrants; (vi) 243,682 shares held by Dutchess (vii) $50,000 of Debentures held by Azure Capital, LLC (of which Mr. Leighton, as Managing Partner, has sole voting power and dispositive control), convertible into 500,000 shares of our common stock; and (viii) 250,000 shares of our common stock issuable to Azure Capital, LLC upon exercise of the $0.40 Warrants.
(6)	Each of the convertible debentures and warrants to purchase shares of our common stock held of record and beneficially by Mr. Leighton and Mr. Novelli contain the 4.99% Blocker. As of the date noted above, including the 4.99% Blocker, Mr. Leighton and Mr. Novelli beneficially own 6.84% and 0.55%, respectively, of our issued and outstanding common stock.
(7)	Michael Novelli’s address is as follows: c/o Dutchess Global LLC, 1110 Rt. 55, Suite 206, LaGrangeville, NY 12540.
(8)	The 8,811,500 shares of our common stock, aggregated without regard to the 4.99% Blocker, includes (i) $109,100 in Debentures held by Dutchess (which Mr. Douglas Leighton and Mr. Michael Novelli, as Managing Members, have shared voting power and dispositive control), convertible into 1,091,000 shares of our common stock; (ii) 3,113,659 shares of our common stock issuable to Dutchess upon exercise of the $0.001 Consulting Warrants; (ii) 2,920,500 shares of our common stock issuable to Dutchess upon exercise of the $0.40 Warrants; (iii) 243,682 shares held by Dutchess; (vi) $50,000 in Debentures held by Dutchess Global Strategies Fund, LLC (which Mr. Novelli, as Managing Member, has sole voting power and dispositive control), convertible into 500,000 shares of our common stock; and (v) 250,000 shares of our common stock issuable to Dutchess Global Strategies Fund, LLC upon exercise of the $0.40 Warrants.
(9)	Dutchess’ address is as follows: Dutchess Opportunity Fund, II, LP 50 Commonwealth Ave., Suite 2 Boston, MA 02116.
(10)	Each of Mr. Michael Novielli and Mr. Douglas Leighton, as Managing Partners of Dutchess, has voting power and dispositive control over these shares. The 7,368,841 shares of common stock are aggregated without regard to the 4.99% Blocker and include (i) $109,100 in Debentures convertible into 1,091,000 shares of our common stock; (ii) 3,113,659 shares of our common stock issuable upon exercise of the $0.001 Consulting Warrants; and (iii) 2,920,500 shares of our common stock issuable upon exercise of the $0.40 Warrants, and (iv) 243,682 shares.
(11)	The 524,166 shares of common stock consists of (i) 250,000 shares common stock held by Denver Relief Consulting, which is controlled by Mr. Seeb, (ii) options held by Mr. Seeb to purchase 226,166 shares of our common stock which had vested on May 26, 2015 or were exercisable within 60 days of such date, (iii) 30,000 shares of common stock held by E-3 Events, which is controlled by Mr. Seeb, and (iv) 15,000 shares of common stock issuable upon exercise of $1 warrants, also held by E-3 Events. These amounts do not include the underlying shares related to options to purchase 520,834 shares of our common stock which had not yet vested on May 26, 2015, were not exercisable within 60 days of such date, and/or contained performance-based conditions.
(12)	The 479,166 shares of common stock consists of (i) 250,000 shares common stock held by Dixie Holdings LLC, which is controlled by Mr. Keber, and (ii) options held by Mr. Keber to purchase 226,166 shares of our common stock which had vested on May 26, 2015 or were exercisable within 60 days of such date. These amounts do not include the underlying shares related to options to purchase 520,834 shares of our common stock held by Mr. Keber which had not yet vested on May 26, 2015, were not exercisable within 60 days of such date, and/or contained performance-based conditions.

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DESCRIPTION OF SECURITIES

General

The following description of our common stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. Our authorized common stock consists of 200,000,000 shares, par value $0.001 per share, of which 44,067,738 shares were issued and outstanding as of May 26, 2015.

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. Except as otherwise required by Delaware law, the holders of our common stock possess all voting power. Pursuant to Delaware law, directors of the Company are elected at the annual meeting of the stockholders by a plurality of the votes cast at the election. According to our bylaws, in general, the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on any matter, is to be the act of our stockholders. Our bylaws provide that a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of our stockholders. Our bylaws also provide that any action which may be taken at any annual or special meeting of our stockholders may be taken without a meeting if a written memorandum, setting forth the action so taken, is signed by all of the holders of outstanding shares of our common stock.

Dividend Rights

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We have not paid any dividends since our inception and we do not anticipate that dividends will be paid in the foreseeable future.

Miscellaneous Rights and Provisions

In the event of our liquidation, dissolution or winding up, each share of our common stock is entitled to share ratably in any assets available for distribution to holders of our common stock after satisfaction of all liabilities, subject to rights, if any, of the holders of any of our other securities.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Our common stock, after the fixed consideration thereof has been paid or performed, are not subject to assessment, and the holders of our common stock are not individually liable for the debts and liabilities of our company.

Our bylaws provide that our Directors may amend our bylaws by a majority vote of Directors or a majority vote of our shareholders.

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Preferred Stock

As of the date of this prospectus, no shares of preferred stock are outstanding. Pursuant to our Amended and Restated Certificate of Incorporation, our Board has the authority, without further action by the stockholders, to issue from time to time up to 21 shares of preferred stock in one or more series. The only series which has been issued previously is Series A Preferred Stock, none of which is currently outstanding as of the date of this registration statement, of which this prospectus is a part of. Among other rights and privileges, holders of Series A Preferred Stock are entitled to a cumulative dividend of 7% annually, preferential payments over common stock in the case of liquidation, merger, and other events, and the ability to convert their Series A Preferred Stock to common stock on a one to one basis (taking into account any unpaid dividends). This right to convert on a one to one basis to common stock is unaffected by the Exchange. Each share of Series A Preferred Stock entitles the holder to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held are convertible as of the record date. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect 2 directors of the Company.

We currently have no plans to issue any shares of preferred stock.

Leak-Out Agreement

On February 25, 2015, the Company entered into leak out agreements with WM18 Finance LTD, Douglas Leighton, and Rother Investments, LLC, in which each of said investors are limited in the amount of shares they can sell, outlined in detail in the table below, through August 30, 2015.

Time Period	Volume Limitation Per Investor
February 25 to March 31, 2015	500,000 shares
April 1 to April 30, 2015	500,000 shares
May 1 to May 31, 2015	500,000 shares
June 1 to June 30, 2015	500,000 shares
July 1 to July 30, 2015	500,000 shares
August 1 to August 30, 2015	500,000 shares

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

MassRoots, Inc. was incorporated in the state of Delaware on April 24, 2013, to be a mobile network for the cannabis community. We are a development-stage company and have generated only minimal revenues from business operations. Our independent registered public accounting firm has issued a going concern opinion. This means there is substantial doubt that we can continue as an on-going business unless we obtain additional capital to pay our ongoing operational costs. Accordingly, we must locate sources of capital to pay our operational costs.

Discussion as of December 31, 2014:

Our operational expenditures are primarily related to development of the MassRoots platform, marketing costs associated with getting users to join our network and engage with other users, and the costs of being a fully reporting company with the Securities and Exchange Commission. As of February 25, 2015, MassRoots has built a network of 325,000 users and facilitated 75 million Interactions. This growth has been aided by the growing use of mobile applications and the popularity of the marijuana legalization movement among young adults, our primary users.

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Results Of Operations

Since inception on April 24, 2013, and during the year ended December 31, 2014, our business operations have been primarily focused developing our mobile applications, websites and increasing our user base.

We have generated only minimal revenues from our operations thus far.  We cannot guarantee we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies.  To become profitable and competitive, we must develop the business plan and execute the plan.

For the year ended December 31, 2014, we generated $9,030 in advertising revenues, while we generated $470 in advertising revenues from April 24, 2013 (inception) through December 31, 2013. For the six months ended December 31, 2014, we generated $7,291 in advertising revenues, while we generated $1,739 in advertising revenues from January 1 to June 30, 2014. This revenue was primarily generated from our Marijuana Tech Startup Weekend we hosted in late September, 2014, an event designed to recruit development talent for the MassRoots team. These revenues are not indicative of our future monetization strategy and will most likely decrease during the early part of 2015.

For the year ended December 31, 2014, we incurred $1,615,563 in operating expenses, related principally to stock warrants issued for services and legal expenses.  Excluding expenses related to the stock warrants, common stock and stock options issued for services, our total operating expenses for the year ended December 31, 2014 was $969,834. These expenses were primarily related to the continuous development of new features for the MassRoots App, advertising to expand MassRoots’ userbase during 2014 and costs related to filing our S-1 Registration Statement with the Securities and Exchange Commission. Operating expenses for 2015 are likely to increase above 2014’s as we continue to expand the MassRoots Team and invest significant resources in scaling our userbase.

From April 23, 2013 (inception) through December 31, 2013, we incurred $919,593 in operating expenses.  Expense related to equity awards (common stock and options) issued for services by our executive officers was the largest category of expense, totaling $832,797.  Excluding expenses related to the equity grants, our total operating expenses cumulative since inception through December 31, 2014 was $86,796.

Product Trends and User Growth

MassRoots started 2014 with fewer than 20,000 users and as those people were mainly the early adopters, their usage patterns and feedback weren’t necessary indicative of the larger market. We knew that if MassRoots was to continue to scale, we would need to adjust our branding and marketing strategy to appeal to a wide variety of cannabis consumers and reach them in environments where our messaging would have the most impact.

During the year, we utilized social networks, such as Instagram to help expand our user base. We viewed this as a strong potential market for us to capture as these users were already discussing cannabis in a social environment on a mobile application. MassRoots currently has one of the largest cannabis-related followings on Instagram with 162,000 followers as of March 23, 2015 and we utilize the platform to highlight the best content from our community as well as engaging in pro-legalization advocacy.

By April 2014, MassRoots had scaled to 100,000 users and continued to reinvest in our network. By late September 2014, MassRoots had scaled to over 170,000 users.

We designed our product in that way so a significant portion of our users would immediately feel comfortable with the design and functionality of our app. We believe this serves as a solid foundation from which we can develop additional features specifically for the cannabis community, such as giving users the ability to tag the particular strain of cannabis they’re smoking. The MassRoots Android Application saw the greatest improvement in user-experience and functionality over the course of 2014 and is now more advanced than our iOS Application in many aspects, such as our new Discover page that gives users more effective ways to find the best content on our network.

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Since MassRoots’ inception, we have been focused on building an active and engaged community on our platform, not generating revenue. When we reach a critical mass of users and state regulations permit, we will begin pushing updates to our applications to facilitate order ahead, delivery, and in-app purchase of ancillary products. When fully developed, we will be able to deploy these features to hundreds of thousands of users simultaneously on a platform they’re already using for their marijuana-related activities. We do not believe we will have the development resources to launch these features until late 2015 or early 2016.

We formally launched MassRoots for Business, a suite of tools and analytics to help businesses better engage with the MassRoots community, to Colorado businesses in March 2015. We currently have over 50 dispensaries actively posting on our network and we are not charging dispensaries to create an account and distribute content to their followers. We view this an opportunity to introduce MassRoots to the business community, build a working relationship, and then push additional, paid features out over time such sponsored posts. Like our user-facing applications, we believe the most important thing is get people using our products. Prospective businesses may request access at Business.MassRoots.com.

Throughout 2014, Colorado increasingly emerged as the leading adult-use cannabis market with strong, effective regulations and a healthy business ecosystem. We believe that whatever products and services are able to capture the Colorado market will export to the rest of the country as legalization spreads. Our main focus in 2015 is to continue to capture market share of both users and dispensaries in Colorado and other areas.

We believe that MassRoots is the largest and most active social network of cannabis consumers. Over the coming months, MassRoots plans to develop or review potential acquisitions of leading software solutions for consumers, businesses and developers in the cannabis industry

Liquidity And Capital Resources

Fundraising

On March 24, 2014, we completed the March 2014 Offering, where we offered $475,000 of our securities to certain accredited and non-accredited investors consisting of (i) $269,100 of principle face amount debentures convertible into shares of the Corporation’s common stock at $0.10 per share (the “Debentures”), together with the warrants, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock underlying the Debentures, at $0.40 per share; and (ii) 2,059,000 shares of our common stock at $0.10 per share, together with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the Common Stock purchased, at $0.40 per share.

From September 15, 2014 to December 31, 2014, we completed an offering of $524,000 of our securities to certain accredited and non-accredited investors consisting of 1,048,000 shares of our common stock at $0.50 per share, with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock purchased, at $1.00 per share.

Cash on Hand

Our current cash on hand as of December 31, 2014 was $141,928. Our cash on hand as of December 31, 2013 was $80,479.  The increase of cash on hand was primarily due to further issuances of our common stock for cash, offset significantly by increases in our operating expenses due to becoming a public company and continuing to expand MassRoots’ payroll and advertising budgets.

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

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If we are unable to raise the funds we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 6 of our financial statements.

Use of Cash

We had net cash used in operations for the year ended December 31, 2014 and from April 23, 2013 (inception) to December 31, 2013 of $922,955 and $85,052, respectively. For the year ended December 31, 2014, net cash used was mainly attributed to our loss of $2,436,142 offset by the cash provided from stock warrants and stock options issued for services and changes in derivative liabilities. While from April 23, 2013 (inception) through December 31, 2013, the $85,052 cash used was attributed to loss for the period offset by cash provided by equity issuances for services.

We had net cash used in investing activities for the year ended December 31, 2014 and April 23, 2013 (inception) thru December 31, 2013 of $14,667 and $1,522, respectively.

We had net cash used in financing activity for the year ended December 31, 2014 and April 23, 2013 (inception) through December 31, 2013 of $999,072 and $167,053, respectively. These amounts were attributed to equity issuances throughout the periods.

Required Capital Over the Next Fiscal Year

We believe we will have to raise an additional $2.5 million to fund our operations through the end of the 2015 fiscal year, including roughly $250,000 to remain current in our filings with the SEC. There can be no guarantee or assurances that we will be able to raise such capital and if we do, it will likely dilute existing shareholders. We do not believe we will generate significant revenue until at least fiscal year 2016 and there can be no assurances that we will be successful in our initiatives or reach profitability.

Discussion as of March 31, 2015:

MassRoots’ primary objective for the first quarter of 2015 was getting our application back into App Store. On November 4, 2014, the App Store had removed MassRoots from sale and created a rule that all social cannabis applications were prohibited. This greatly limited MassRoots’ growth as our network was only available on Android, web and mobile web platforms. On January 5, 2015, we launched several posts on MassRoots, Instagram, Twitter and Facebook encouraging our users and followers to send personal emails to the App Store on why they love our application. Within a week, over 10,000 cannabis enthusiasts had sent personal emails to Apple demanding MassRoots return to the App Store.

We then shifted our focus to uniting the cannabis business community against Apple’s policy. MassRoots drafted a letter with the ArcView Group and National Cannabis Industry Association stating the App Store was, “limit[ing] consumer choice to dispensary locators and strain guides, preventing the innovation that the App Store has spawned for countless other industries. In the cannabis sector, these innovations will allow patients to more effectively communicate, to have their medicine delivered directly to their homes, and will allow the industry to operate in a safer and more efficient manner.” Dozens of dispensaries, cannabis investment firms and fellow technology companies joined as signatories and in mid-January, the letter was mailed to Apple’s leadership.

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Once it was clear that we had the support of cannabis consumers and business community, we began to tell our story to the press. In late January, MassRoots’ App Store campaign made the front page of the Denver Post and Buzzfeed.com, galvanizing even more support for our cause. In mid-February, Apple reformed their social cannabis application policies and MassRoots returned to the App Store with no conceptual changes. The App Store only mandated that a hard geo-fence be implemented on MassRoots: all users must give the app permission to access their location from their cell phone carrier and if they are not located in the 23 states with medical cannabis laws, they are prohibited from accessing MassRoots.

Once MassRoots returned to the App Store, we immediately shifted our focus back to rapidly scaling our network. MassRoots started the first quarter with a little over 200,000 registered users; by late March, 2015 that amount had grown to 325,000 registered users or an increase of 37.5% for the quarter, despite the fact that MassRoots was unavailable in the App Store from November 4, 2014 to February 14, 2015. MassRoots expects to cross 500,000 users during third quarter of 2015 and 1,000,000 users during first quarter of 2016.

We launched MassRoots for Business in early March 2015 as a free online portal for dispensaries to schedule posts, view analytics and gain insights into their followers. Over 100 dispensaries and cannabis brands were using MassRoots for Business by March 31, 2015. Over the coming months, we will expand its functionality to allow businesses to sponsor posts in our users’ newsfeeds and begin to monetize our network. We believe we will have 1,000 dispensaries using MassRoots for Business and begin to receive revenue during the second half of a 2015. We plan to have a 20% paid conversion rate during third quarter of 2015 and 2,500 dispensaries with a 40% paid conversion rate during first quarter of 2016. We define paid conversion rate as the percent of dispensaries who are paying MassRoots cash for value or services we provide to them.

During the first quarter of 2015, MassRoots raised $342,000 at $0.50 per share in a private offering with each share including a warrant for one-half share of common stock at $1.00 per share. We also engaged Chardan Capital as a placement agent for a private placement at $0.60 per share that occurred during the second quarter of 2015 and has since terminated.

MassRoots focused on building our development team during first quarter of 2015. In March, MassRoots hired Alan Janis as our Director of Technology, who was previously a cloud infrastructure engineer at Photobucket and Yahoo. We also extended employment offers to Vixay Sysouthavongsa as our UI/UX Director, Thomas Gibbs as our Lead Mobile Developer and Adam Cooper as our lead iOS Developer. We expect to continue expanding our development team during the second quarter 2015. We believe that by hiring the most talented engineers we can find, MassRoots will develop the best products and services for consumers and businesses in the cannabis industry.

MassRoots’ primary goals for 2015 are building out features and services that attract new users and increase their engagement while, at the same time, significantly investing in the growth and infrastructure of our network. Our lack of profitability today is part of a deliberate strategy of prioritizing our limited resources on what will deliver the greatest long-term value for our shareholders: a growing and thriving user-base of end cannabis consumers. In order to build that user-base, our developers must focus on creating the best user experience, our marketing staff must be focused on acquiring end-cannabis consumers and our leadership team needs to focus on the requisite strategies to reach a critical mass of users; once that has been accomplished, we can start focusing on developing, marketing and growing an advertising platform that will connect cannabis-related businesses to end cannabis consumers.

Over the coming months, MassRoots plans to develop, partner with, or acquire leading software solutions for consumers, businesses and developers in the cannabis industry. By doing so, we are seeking to create a valuable distribution channel for cannabis and its ancillary products.

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Results of Operations

	For the three-months ended
	March 31, 2015	March 31, 2014	$ Change	% Change

Gross profit	$241	$305	$(64)	-21.0%
General and administrative expenses	565,051	681,507	(116,456)	-17.1%
Loss from Operations	(564,810)	(681,202)	116,392	-17.1%
Other Income /(Expense)	14,301	(1,263)	15,564	-1232.3%
Net Loss	($550,509)	($682,465)	$131,956	($0)
Net loss per share - basic and diluted	($0.01)	N/A	N/A	N/A

Revenue

Since inception on April 24, 2013, our business operations have been primarily focused developing our mobile applications, websites and increasing our user base.

We have generated only minimal revenues from our operations thus far. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. To become profitable and competitive, we must develop the business plan and execute the plan.

We are unable to provide a timeline for the generation of revenues which casts substantial doubt on the viability of our business and our ability to continue as a going concern.

For the three months ended March 31, 2015 and March 31, 2014, we generated revenues of $941 and $995, respectively, from our business operations. These revenues were primarily from merchandise purchased through Store.MassRoots.com.

Cost and Expenses

Operating expenses decreased from $681,507 for the three months ended March 31, 2014 to $565,051 for the three months ended March 31, 2015. The $116,456 decrease is partially attributed to a $391,045 reductions in equity issuances for services during the three months ended March 31, 2015 versus the three months ended March 31, 2014; this was offset by increases in payroll expenses for the three months ended March 31, 2015, $130,022 versus the three months March 31, 2014 as the company increased its headcount due to increase in operational activities.

During the first quarter of 2015, we issued $113,712 worth of common stock in exchange for services rendered to the Company, as compared to $0 worth of common stock issued during the first quarter of 2014. These issuances were comprised of 200,000 shares to Chardan Capital for a retainer in an investment banking relationship and 230,000 shares to five employees and consultants under our 2014 Plan.

During the first quarter of 2015, we incurred $53,589 in advertising expenses, as compared to $30,504 during the first quarter of 2014. The increase was primarily driven by an increase in conference and event-related sponsorships and advertising through Instagram and Twitter accounts with large followings.

During the first quarter of 2015, we incurred $65,989 in independent contractor expenses, as compared to $22,067 during the first quarter of 2014. These expenditures were primarily related to the development of our mobile apps and during the first quarter ended March 31, 2015, we spent $47,960 through TopTal, an outsourced development service. In late March, we recruited in-house developers to replace these independent contractors and we expect independent contractor-related expenditures will decrease in coming quarters as payroll expense increase.

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During the first quarter of 2015, we incurred $162,930 in payroll expenses, as compared to $32,908 during the first quarter of 2014. These increase was primarily related caused by an increase in employees from four during the first quarter of 2014 to 16 during the first quarter of 2015. In March, we began building out an in-house development team which we expect to increase payroll-related expenditures in coming quarters.

During the first quarter of 2015, we incurred $47,009 in expenses related to the issuance of options, as compared to $0 during the first quarter of 2014. We issued 1,065,000 options to 21 employees and consultants at $0.50 per share under our 2014 Employee Stock Option Program.

During the first quarter of 2015, we incurred $100,968 in other general and administrative expenses, as compared to $30,997 during the first quarter of 2014. These expenses were primarily comprised of $25,931 in accounting and consulting-related expenditures, including our annual audit, $27,390 in Dues and Subscriptions, including our OTCQB and DTC application fees and a $10,000 donation to the National Cannabis Industry Association, $11,521 in server hosting fees, and $20,168 in travel-related expenditures.

Other Income (Expense)

The Company realized a gain related to the fair value mark to market adjustments of its derivative liabilities of $42,737 for the three months ended March 31, 2015 versus $0 for the three months ended March 31, 2014. These derivative liabilities were determined as of December 31, 2014. This gain was offset by an increase in amortization of discount on notes payable for the three months ended March 31, 2015 of $26,146 versus $1,263 for the three months ended March 31, 2014. Interest expense related to the derivatives was $2,290 for the three months ended March 31, 2015 versus $0 for the three months ended March 31, 2014.

For the three months ended March 31 2015 and March 31, 2014, we had net losses of $550,509 and $682,465, respectively.

Liquidity and Capital Resources

For the three months ended March 31, 2015 and 2014, our cash flows were:

	Three months ended
	March 31,
	2015	2014
	(Unaudited)
Net cash provided by operating activities	($409,141)	($122,571)
Net cash used in investing activities	($9,896)	($6,231)
Net cash provided by financing activities	$332,000	$375,200

Net cash used in operations during the three months ended March 31, 2015 and March 31, 2014 was $409,141 and $122,571, respectively. During the three months ended March 31, 2015, net cash used of $409,141 was attributed to the cash used from the loss for the three month period and also increases in other receivables, prepaid expense, deposits and inputted interest expense, while being offset by cash provided from equity issuances for services, amortization of discount on notes payable and an increase in accounts payable and accrued expenses. For the three months ended March 31, 2014, net cash used of $122,571 was attributed to cash used from the loss for the period which was offset by cash provided by equity issuances and an increase in accounts payable and accrued expenses.

Net cash used in investing activities was $9,896 and $6,231 for the three months ended March 31, 2015 and March 31, 2014, respectively. These were mainly attributed to the purchase of equipment, primarily computers.

Net cash provided by financing activities for the three months ended March 31, 2015 and March 31, 2014 was $332,000 and $375,200, respectively. These amounts were attributed to equity issuances throughout the periods.

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Capital Resources

Our current cash on hand as of March 31, 2015 was $54,891, which will be used to meet our operational expenditures for one month. Subsequent to the close of the quarter, we closed a $576,200 private offering and have received $115,000 in proceeds from warrant exercises

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital. We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

Fundraising

During the first quarter of 2015, MassRoots sold 684,000 shares of unregistered common stock for $342,000. For every two shares purchased in the round, a warrant to purchase one share of common stock at $1.00 per share was included (684,000 total warrants at $1.00 per share). This round was closed on March 11, 2015.

Required Capital Over the Next Fiscal Year

We expect MassRoots will able to raise up to $2.8 million over the next fiscal year if warrant holders choose to exercise their warrants. However, there is no guarantee that any warrant holder will in fact exercise such warrants. As of March 31, 2015, there were 4,750,000 warrants exercisable at $0.40 per share that if executed, will inject approximately $1.9 million into the Company; there are also 866,000 warrants exercisable at $1.00 per share that if executed, will inject $866,000 into the Company.

We believe MassRoots will require $2.5 million to sustain operations over the next fiscal year and that we will be able to raise those funds primarily through warrant exercises.

If we are unable to raise the funds we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 10 of our financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

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DECEMBER 31, 2014

FINANCIAL STATEMENTS

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Massroots, Inc.

We have audited the accompanying balance sheets of Massroots, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2014 and for the period from inception (April 24, 2013) through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations, changes in stockholders’ equity (Deficit) and cash flows for the period for the year ended December 31, 2014 and for the period from inception (April 24, 2013) through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has a net loss, a stockholders’ deficit and negative cash flows from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bongiovanni & Associates, PA

Bongiovanni & Associates, PA

Certified Public Accountants

Plantation, Florida

The United States of America

March 31, 2015

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MASSROOTS, INC.
BALANCE SHEETS
AS OF DECEMBER 31, 2014 AND DECEMBER 31, 2013
	December 31, 2014	December 31, 2013
ASSETS

CURRENT ASSETS
Cash	$141,928	$80,479
Other receivables	11,201	0
Prepaid expense	130,797	800
TOTAL CURRENT ASSETS	283,926	81,279

FIXED ASSETS
Computer and office equipment	16,189	1,522
Accumulated depreciation	(2,027)	(228)
NET FIXED ASSETS	14,162	1,294

OTHER LONG-TERM ASSETS
Deposits	2,550	0
Prepaid Expense	65,891	0
Total Other Long-Term Assets	68,841	0

TOTAL ASSETS	$366,528	82,573

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts Payable	25,842	0
Accrued expenses	23,917	0
Accrued payroll tax	1,778	1,846
Derivative liabilities	1,099,707	0
TOTAL CURRENT LIABILITIES	1,151,244	1,846

LONG-TERM LIABILITY
Convertible debentures, net of $107,016 discount	162,084	0
TOTAL LIABILITIES	1,313,328	1,846

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred series A Stock, $1 par value, 21 shares authorized; 0 shares issued and outstanding	0	0
Common stock, $0.001 par value, 200,000,000 shares authorized; 38,909,000 and 0 shares issued and outstanding	38,909	0
Common stock to be issued	1,048	13,890
Additional paid in capital	2,372,867	985,960
Retained Deficit	(3,359,623)	(919,123)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(946,799)	80,727

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$366,528	$82,573

The accompanying notes are an integral part of these financial statements.

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MASSROOTS, INC.

STATEMENTS OF OPERATIONS

	FOR THE YEAR ENDED DECEMBER 31, 2014	FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH DECEMBER 31, 2013
ADVERTISING REVENUE	$9,030	$470

COST OF GOODS SOLD	(690)	0

GROSS PROFIT	8,340	470

GENERAL AND ADMINISTRATIVE EXPENSES:
Depreciation	1,799	228
Independent contractor expense	182,198	33,863
Legal expenses	179,504	4,675
Payroll and related expense	262,653	28,503
Preferred stock issued for services	0	24,998
Common stock issued for services	30,658	195,412
Options issued for services	59,473	612,387
Warrants issued for services	555,598	0
Other general and administrative expenses	343,680	19,527
Total General and Administrative Expenses	1,615,563	919,593

(LOSS) FROM OPERATIONS	(1,607,223)	(919,123)

OTHER INCOME (EXPENSE)
Change in derivative liabilities	(753,240)	0
Interest income	0	0
Interest expense	(8,316)	0
Amortization of discount on convertible debentures	(67,363)	0
Total Other Income (Expense)	(828,919)	0

INCOME (LOSS) BEFORE INCOME TAXES	(2,436,142)	(919,123)

PROVISION FOR INCOME TAXES	—

NET (LOSS)	$(2,436,142)	$(919,123)

Basic and fully diluted net income (loss) per common share:	$(0.17)	N/A

Weighted average common shares outstanding	14,375,222	N/A

The accompanying notes are an integral part of these financial statements.

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MASSROOTS, INC.
STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH DECEMBER 31, 2014
	Preferred Stock		Common Stock		Preferred Stock to be Issued		Common Stock to be Issued		Additional Paid-in	Retained Deficit	Total stockholders' equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital		(deficit)
Balances as of April 24, 2013	—	$—	—	$—	—	$—	—	$—	$—	$—	$—
Preferred stock issued for cash	—		—	—	18	18	—	—	149,982	—	150,000
Preferred stock issued for services	—	—	—	—	3	3			24,995	—	24,998
Retroactive adjustment for subsequent conversion					(21)	(21)	6,273,052	6,273	(6,252)		—
Common stock issued for repayment of short term borrowing and services	—	—	—	—	—	—	7,616,625	7,617	204,848	—	212,465
Option issued for services	—	—	—	—	—	—	—	—	612,387	—	612,387
Net Loss for the period ended December 31, 2013	—	—	—	—	—	—	—	—	—	(919,123)	(919,123)
Balances as of December 31, 2013	—	—	—	—	—	—	13,889,677	13,890	985,960	(919,123)	80,727
Accrued dividend on preferred stock										(4,358)	(4,358)
Conversion of dividend into common stock			156,293	156					4,202		4,358
Exercise of options			21,954,030	21,954					(21,882)		72
Intrinsic value from beneficial conversion feature									87,189		87,189

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MASSROOTS, INC.
STATEMENT OF STOCKHOLDERS' DEFICIT (continued)
FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH DECEMBER 31, 2014
	Preferred Stock		Common Stock		Preferred Stock to be Issued		Common Stock to be Issued		Additional Paid-in	Retained Deficit	Total stockholders' equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital		(deficit)
Common stock issued for cash			2,059,000	2,059			1,048,000	1,048	467,515		470,622
Common stock issued for services			850,000	850					84,150		85,000
Issuance of Common Stock			13,889,677	13,890			(13,889,677)	(13,890)			—
options issued for services									201,818		201,818
Issuance of warrants for services									555,598		555,598
Imputed interest									8,316		8,316
Accumulated Deficit										(2,436,142)	(2,436,142)
Balances as of December 31, 2014	—	—	38,909,000	38,909	—	—	1,048,000	1,048	2,372,867	(3,359,623)	(946,799)

The report on the financial statements and accompanying notes are an integral part of these financial statements.

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 MASSROOTS, INC.

STATEMENT OF CASHFLOWS

FOR THE YEAR ENDED DECEMBER 31, 2014 AND FROM INCEPTION (APRIL 24, 2013)

THROUGH DECEMBER 31, 2013

	FOR THE YEAR ENDED DECEMBER 31, 2014	FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH DECEMBER 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(2,436,142)	$(919,123)
Adjustments to reconcile net (loss ) to net cash (used in )
operating activities:
Depreciation	1,799	228
Preferred stock issued for services	—	24,998
Common stock issued for services	30,658	195,412
Options issued for services	59,473	612,387
Warrants issued for services	555,598
Amortization of discount	67,363
Imputed Interest expense	8,316
Change in Derivative Liabilities	753,240	—
Changes in operating assets and liabilities	—	—
Other receivables	(11,201)	—
Prepaid expense	—	(800)
Deposit	(2,550)	—
Accounts payable and other liabilities	50,557
Accrued payroll tax	(68)	1,846
Net Cash (Used in) Operating Activities	(922,956)	(85,052)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for equipment	(14,667)	(1,522)
Net Cash (Used in) Investing Activities	(14,667)	(1,522)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock for cash	—	150,000
Issuance of convertible Debentures for cash	269,100	—
Issuance of common stock for cash	729,900	—
Proceeds from exercise of options	72	—
Proceeds from short term borrowing - related party	—	17,053
Net Cash Provided by Financing Activities	999,072	167,053

NET INCREASE IN CASH	61,449	80,479

CASH AT BEGINNING OF PERIOD	80,479	—

CASH AT END OF YEAR	$141,928	$80,479
NON-CASH FINANCING ACTIVITIES
Repayment of short term borrowing - related party through issuance of preferred stock		17,053
Common stock issued for services	54,342	—
Options issued for services	142,345	—
Preferred Stock dividend	4,538	—
Imputed Interest- apic	(8,316)	—
Total Non-Cash Financing Activities	192,909	17,053
The report on the financial statements and accompanying notes are an integral part of these financial statements.

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MassRoots, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MassRoots, Inc. (the “Company”) is a social network for the cannabis community. Through its mobile applications, systems and websites, MassRoots enables people to share their cannabis-related content and for businesses to connect with those consumers. The Company was incorporated in the State of Delaware on April 24, 2013.

The Company’s primary focus during fiscal year 2014 was increasing our userbase from under 20,000 users to over 200,000 and developing additional features to expand the reach and utility of its network.

The Company has not focused on generating revenue to date. However, the primary source of revenue generated to date is advertising from businesses, brands and non-profits. Its secondary source of income is merchandise sales.

Basis of Presentation

The financial statements include the accounts of MassRoots, Inc. under the accrual basis of accounting.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,
(ii)	the services have been rendered and all required milestones achieved,
(iii)	the sales price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

MassRoots primarily generates revenue by charging businesses to advertise on the network. MassRoots has the ability to target advertisements directly to a clients’ target audience, based on their location, on their mobile devices. All advertising services take between a few hours to up to one month to complete, unless otherwise noted.

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MassRoots’ secondary source of income is merchandise sales. The objective with the sales is not to generate large profit margins, but to help offset the cost of marketing. Each t-shirt, sticker and jar MassRoots sells will likely lead to more downloads and active users.

Cost of Sales

The Company’s policy is to recognize cost of sales in the same manner in conjunction with revenue recognition, when the costs are incurred. Cost of sales includes the costs directly attributable to revenue recognition. Selling, general and administrative expenses are charged to expense as incurred.

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Loss Per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

Risk and Uncertainties

The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Convertible Debentures

If the conversion features of conventional convertible debt provides for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt using the effective interest method.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Fair Value for Financial Assets and Financial Liabilities

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

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Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, other receivables, accounts payable, prepaid expense and other assets and liabilities approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value on December 31, 2014, nor gains or losses are reported in the statements of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the year ended December 31, 2014.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Recent Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted for financial statements not yet issued. The Company adopted ASU 2014-10 during the fourth quarter of 2014, thereby no longer presenting or disclosing any information required by Topic 915. The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2014-05, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

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NOTE 2 FIXED ASSETS

Fixed assets were comprised of the following as of December 31, 2014 and December 31, 2013, respectively. Depreciation is calculated using the straight-line method over a 5 year period.

	December 31, 2014	December 31, 2013
Cost:
Computers	12,134	1,522
Office equipment	4,055	0
Total	16,189	1,522
Less: Accumulated depreciation	2,027	228
Property and equipment, net	14,162	1,294

NOTE 3 –  PREPAID EXPENSE

On June 4, 2014, the Company issued a total of 850,000 shares of its common stock and 2,050,000 options in exchange for consulting services, valued at $286,818. The $286,818 is being charged to operations over the three-year term.

Consulting fees charged to operations during the year ended December 31, 2014 relating to this transaction amounted to $90,131. The unamortized balance at December 31, 2014 was $196,687. Amortization expense over the remaining terms of the respective consulting agreement is as follows:

December 31,
2014	$90,131
2015	130,797
2016	65,891
$286,818

NOTE 4 DERIVATIVE LIABILITIES

The Company identified conversion features embedded within convertible debt and warrants issued in 2014, and the Company also identified derivative liabilities embedded within warrants detachable with subscription agreement. The Company has determined that the features associated with the embedded conversion option, in the form a ratchet provision, should be accounted for at fair value, as a derivative liability, as the Company cannot determine if a sufficient number of shares would be available to settle all potential future conversion transactions.

As a result of the application of ASC No. 815, the fair value of the warrant related to convertible debt and subscription agreement is summarized as follow:

	Warrants with convertible Debt	Warrants with subscription agreement	Total

Fair value at the commitment date	87,189	259,278	346,467
Fair value mark to market adjustment	429,948	323,293	753,241
Balances as of December 31, 2014	517,137	582,571	1,099,708

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The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2014:

	Commitment Date	Remeasurement Date

Expected dividends	0%	0%
Expected volatility	150%	150%
Expected term	3 years	2.23 – 2.96 years
Risk free interest rate	0.75% - 1.1%	1.1%

NOTE 5 DEBT DISCOUNT

The Company recorded the $174,378 debt discount due to beneficial conversion feature of $87,189 for the detachable warrants issued with convertible debt, and $87,189 in derivative liabilities related to the ratchet feature warrants.

The debt discount recorded in 2014 pertains to convertible debt and warrants issued that contain ratchet features that are required to bifurcated and reported at fair value.

Debt discount is summarized as follows:

Debt discount	174,378
Accumulated amortization - 2014	(67,363)
Debt discount - net - December 31, 2014	$107,016

NOTE 6 – CONVERTIBLE DEBENTURES

On March 24, 2014, the Company issued several convertible debentures to certain accredited investors. The total amount of the debentures is $269,100 and matures on March 24, 2016 with zero percent interest rate. The debentures are convertible into shares of the Company’s common stock at $0.1 per share. In addition, the Company granted to the same investors three−year warrants to purchase an aggregate of 1,345,500 shares of the Company’s common stock at $0.4 per share.

The debentures were discounted in the amount of $174,389 due to the intrinsic value of the beneficial conversion option and relative derivative liabilities of the warrants. As of December 31, 2014, the aggregate carrying value of the debentures was $162,084 net of debt discounts of $107,016. The Company recorded amortization of debt discount in amount of $162,084 during the year ended December 31, 2014.

NOTE 7 CAPITAL STOCK

On March 18, 2014, the Company entered into a Plan of Reorganization with its shareholders in which the following was effected: (i) on March 21, 2014, the Company’s Certificate of Incorporation was amended to allow for the issuance of 200,000,000 shares of the Company’s common stock; (ii) on March 24, 2014, each of the Company’s preferred shareholders converted their shares into common stock on a one for one basis, and (iii) on March 24, 2014, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange (the “Exchange”).

The Company is currently authorized to issue 21 Series A preferred shares at $1.00 par value per share with 1:1 conversion and voting rights. As of December 31, 2014 and 2013, there were zero shares of Series A preferred share issued and outstanding.

The Company is currently authorized to issue 200,000,000 common shares at $0.001 par value per share. As of December 31, 2014, there were 38,909,000 shares of common stock issued and outstanding and 1,048,000 shares of common stock to be issued, all of which were subsequently issued on January 4, 2015.

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On January 1, 2014, the directors and officers exercised all of then outstanding 72.06 stock options and acquired 72.06 shares of common stock at $1 per share. These 72.06 shares of common stock were exchanged for 21,954,160 shares of common stock during the Exchange.

On March 18, 2014, immediately prior to the exchange, the Company converted $4,358 accrued dividend from Series A preferred shares into 0.513 share of common stock, which was exchanged for 156,293 shares of common stock during the Exchange.

On March 24, 2014, the Company issued 2,059,000 shares of common stock in exchange for $205,900 cash.

On June 4, 2014, the Company issued 250,000 shares of common stock to Vincent “Tripp” Keber valued at $0.10 per share in exchange for his services on the Company’s Board of Directors for three years. These shares have a fair market value of $25,000, of which $4,795 was amortized during the year ended December 31, 2014.

On June 4, 2014, the Company issued 250,000 shares of common stock to Ean Seeb valued at $0.10 per share in exchange for his services on the Company’s Board of Directors for three years. These shares have a fair market value of $25,000, of which $4,795 was amortized during the year ended December 31, 2014.

On June 4, 2014, the Company issued 250,000 shares of common stock to Sebastian Stant valued at $0.10 per share in exchange for his services as the Company’s Lead Web Developer for one year. These shares have a fair market value of $25,000, of which $14,384 was amortized during the year ended December 31, 2014.

On May 1, 2014, the Company issued 100,000 shares of common stock to Jesus Quintero valued at $0.10 per share in exchange for his services as the Company’s Chief Financial Officer for one year. These shares have a fair market value of $10,000, of which $6,685 was amortized during the year to date period ended December 31, 2014.

From September 15 to December 31, 2014, we completed an offering of $524,000 of our securities to certain accredited and non-accredited investors consisting of 1,048,000 shares of our common stock at $0.50 per share. As of December 31, 2014, the full $524,000 had been received. These shares have not been issued as of December 31, 2014 and was recorded as common stock to be issued.

NOTE 8 – STOCK WARRANTS

On March 24, 2014, the Company issued warrants to a third party for the purchase of 4,050,000 and 2,375,000 shares of common stock, at an exercise price of $0.001 and $0.4 per share, respectively. The warrants may be exercised any time after issuance through and including the third (3rd) anniversary of its original issuance. The Company recorded an expense of $555,598 equal to the estimated fair value of the warrants at the date of grants. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years

On March 24, 2014, in connection to the issuance of convertible debentures of $269,100 to certain investors, which are convertible into shares of the Company’s common stock at $0.1 per share, the Company granted to the same investors three−year warrants to purchase an aggregate of 1,345,500 shares of the Company’s common stock at $0.4 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. See Note 4 for further discussion.

On March 24, 2014, in connection to the issuance of 2,059,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 1,029,500 shares of the Company’s common stock at $0.4 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $66,712. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

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On June 4, 2014, the Company issued warrants to purchase 750,000 shares at $0.10 per share to Vincent “Tripp” Keber for his services on the Company’s Board of Directors for 3 years. Under the terms of the agreement, 250,000 shares shall begin vesting on October 1, 2014 such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall begin vesting the later of: October 1, 2015 or the Company reaching 830,000 users such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall vest immediately upon the later of: October 1, 2016 or the Company reaching 1,080,000 users. These warrants were issued in exchange for his services on the Company’s Board of Directors for 3 years. The warrants may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The warrants have a fair market value of $73,836. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. During year ended December 31, 2014, $14,160 was amortized.

On June 4, 2014, the Company issued warrants to purchase 750,000 shares at $0.10 per share to Ean Seeb for his services on the Company’s Board of Directors for 3 years. Under the terms of the agreement, 250,000 shares shall begin vesting on October 1, 2014 such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall begin vesting the later of: October 1, 2015 or the Company reaching 830,000 users such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall vest immediately upon the later of: October 1, 2016 or the Company reaching 1,080,000 users. These warrants were issued in exchange for his services on the Company’s Board of Directors for 3 years. The warrants may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The warrants have a fair market value of $73,836. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. During year period ended December 31, 2014, $14,160 was amortized.

On June 4, 2014, the Company issued warrants to purchase 550,000 shares at $0.10 per share to Sebastian Stant for his services as the Company’s Lead Web Developer for 1 year. Under the terms of the agreement, 250,000 shares shall vest immediately upon the company reaching 250,000 users. An additional 150,000 shares shall vest immediately upon the company reaching 500,000 users. An additional 150,000 shares shall vest immediately upon the company reaching 750,000 users. The warrants were issued in exchange for his services as the Company’s Lead Web Developer for 1 year. The warrants may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The warrants have a fair market value of $54,146. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. During year period ended December 31, 2014, $31,153 was amortized.

During the four months ended December 31, 2014, in connection to the sale of 1,048,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 524,000 shares of the Company’s common stock at $1.00 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $42,650. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

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Stock warrants outstanding and exercisable on December 31, 2014 are as follows:

	Exercise Price per Share	Shares Under Warrants	Remaining Life in Years
Outstanding
	$0.001	4,050,000	3
	$0.10	2,050,000	10
	$0.4	4,750,000	3
	$1	524,000	3

Exercisable
	$0.001	4,050,000	3
	$0.10	125,000	10
	$0.4	4,750,000	3
	$1	524,000	3

No other stock warrants have been issued or exercised during the twelve months ended December 31, 2014.

NOTE 9 GOING CONCERN AND UNCERTAINTY

The Company has suffered losses from operations since inception. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new investors to alleviate the Company’s working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to translate its vast user base into sales. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

NOTE 10 SIGNIFICANT EVENTS

On July 24, 2014, MassRoots entered into a lease for a new company headquarters located at 2247 Federal Blvd, Denver. This location is co-leased by the Company, along with CannaBuild, LLC, from 2247 Federal Boulevard, LLC pursuant to a written lease which expires on July 22, 2015 and contains an option for a one year renewal at the same monthly rate. This location is shared with CannaBuild, LLC, which pays a portion of the monthly rent. The lease is for a total of $3,450 per month, which, pursuant to an expense sharing agreement between the Company and CannaBuild, LLC, the Company is responsible for paying $2,250 per month.

The Company had previously rented virtual office space from Opus Virtual Offices which provides conference rooms, mail forwarding and call answering for $99 per month ($1,188 on an annual basis). The Opus Virtual Office lease has been cancelled by the Company and expired on September 14, 2014.

On September 1, 2014, MassRoots entered into an employment contract with Sebastian Stant. For his services as Lead Developer, Mr. Stant shall be compensated five thousand dollars ($5,000) per month. Upon the successful execution of all of our outstanding forty-cent ($0.40) warrants, Mr. Stant's salary will increase to seven thousand five hundred dollars ($7,500) per month. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Stant and he serves at the discretion of the Board of Directors.

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On September 15, 2015, MassRoots entered into a contract with Direct Media Advertising for a sponsorship of B-Real’s “Smokers Club Tour.” Under the terms of the agreement, B-Real has promoted MassRoots on his social media accounts, featured MassRoots on B-Real's "Smoke Box" and produced a promotional video for MassRoots. MassRoots compensated Direct Media Advertising a one-time fee of twenty thousand dollars ($20,000). The tour lasted from October 1, 2014 to November 30, 2014.

NOTE 11 SUBSEQUENT EVENTS

On January 1, 2015, MassRoots amended its employment contract with Tyler Knight. For his services as Chief Marketing Officer, Mr. Knight shall be five thousand dollars ($5,000) per month. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Knight and he serves at the direction of the Chief Executive Officer and Board of Directors.

On March 3, 2015, MassRoots entered into an investment banking relationship with Chardan Capital Markets, LLC. Under the terms of the agreement, MassRoots shall pay Chardan a non-refundable retainer of 200,000 common shares and pay a commission equal to: (a) an aggregate cash fee equal to four percent (4%) of the gross proceeds received from the sale of the Stock; and (b) an aggregate restricted stock fee equal to eight percent (8.0%) of the aggregate number of shares of Stock sold in the offering.

On March 9, 2015, Sebastian Stant resigned his position as Lead Developer of MassRoots and surrendered 350,000 options with a strike price of $0.10 back to the 2014 Employee Incentive Plan.

On March 9, 2015 MassRoots entered into an employment contract with Alan Janis. For his services as Director of Technology, Mr. Janis shall be compensated one hundred thirty thousand dollars ($130,000) per year. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Janis and he serves at the discretion of the Board of Directors.

On March 31, 2015, MassRoots amended its employment contract with Isaac Dietrich. For his services as Chief Executive Officer, Mr. Dietrich shall be compensated seven thousand five hundred dollars ($7,500) per month, effective April 1, 2015. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Dietrich and he serves at the direction of the Board of Directors.

On March 31, 2015, MassRoots amended its employment contract with Hyler Fortier. For her services as Chief Operating Officer, Ms. Fortier shall be compensated five thousand dollars ($5,000) per month, effective April 1, 2015. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Ms. Fortier and she serves at the direction of the Board of Directors.

From January 1, 2015 to March 11, 2015, we sold $448,000 of our securities to certain accredited and non-accredited investors consisting of 896,000 shares of our common stock at $0.50 per share, with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock purchased, at $1.00 per share. On March 11, this offering was terminated per the Company’s Board of Trustees.

On January 12, 2015, debentures with a face value of $40,000 were converted into 400,000 shares of common stock.

On January 14, 2015, the Company issued 1,508,000 shares of common stock to investors who had purchased the shares at $0.50 per share from September 15, 2014 to January 9, 2015.

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March 31, 2015
FINANCIAL STATEMENTS
(Unaudited)

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MASSROOTS, INC.
BALANCE SHEETS
AS OF MARCH 31, 2015 AND DECEMBER 31, 2014
	Mar 31, 2015	Dec 31, 2014
	(UNAUDITED)	(AUDITED)
ASSETS

CURRENT ASSETS
Cash	$54,891	$141,928
Other receivables	23,913	11,201
Prepaid expense	748,938	130,797
TOTAL CURRENT ASSETS	827,742	283,926

FIXED ASSETS
Computer and office equipment	26,085	16,189
Accumulated depreciation	(3,124)	(2,027)
NET FIXED ASSETS	22,961	14,162

OTHER ASSETS
Prepaid expense	65,891	65,891
Deposits	35,702	2,550
Total Other Assets	101,593	68,441

TOTAL ASSETS	952,296	366,529

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	46,144	25,842
Accrued expenses	21,275	23,917
Accrued payroll tax	0	1,778
Derivative liabilities	1,226,383	1,099,707
TOTAL CURRENT LIABILITIES	1,293,802	1,151,244

LONG-TERM LIABILITY
Convertible debentures, net of $80,870 and $107,016 discount, respectively	148,230	162,084
TOTAL LIABILITIES	1,442,032	1,313,328

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 200,000,000 shares authorized; 40,817,000 and 38,909,000 shares issued and outstanding, respectivly	40,817	38,909
Common stock to be issued	654	1,048
Additional paid in capital	3,368,925	2,372,867
Common stock subscription receivable	10,000	0
Deficit accumulated through the development stage	(3,910,132)	(3,359,623)
TOTAL STOCKHOLDERS' DEFICIT	(489,736)	(946,799)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$952,296	$366,529

The accompanying notes are an integral part of these financial statements.

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MASSROOTS, INC.
STATEMENT OF OPERATIONS

	FOR THE THREE MONTHS ENDED MARCH 31, 2015 (UNAUDITED)	FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

REVENUE	$941	$995

COST OF GOODS SOLD	700	690

GROSS PROFIT	241	305

GENERAL AND ADMINISTRATIVE EXPENSES:
Advertising	53,589	30,504
Depreciation	1,097	233
Independent contractor expense	65,989	22,067
Legal expenses	15,925	9,200
Payroll and related expense	162,930	32,908
Common stock issued for services	113,712	—
Options issued for services	47,009	—
Warrants issued for services	3,832	555,598
Other general and administrative expenses	100,968	30,997
Total General and administrative expenses	565,051	681,507

(LOSS) FROM OPERATIONS	(564,810)	(681,202)

OTHER INCOME (EXPENSE)
Change in derivative liailities	42,737	0
Interetst expense	(2,290)	0
Amortization of discount on notes payable	(26,146)	(1,263)
Total Other Income	14,301	(1,263)

INCOME (LOSS) BEFORE INCOME TAXES	(550,509)	(682,465)

PROVISION FOR INCOME TAXES	—

NET (LOSS)	$(550,509)	$(682,465)

Basic and fully diluted net income (loss) per common share:	$(0.01)	N/A

Weighted average common shares outstanding	40,391,311	N/A

The accompanying notes are an integral part of these financial statements.

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MASSROOTS, INC.
STATEMENT OF CASHFLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND MARCH 31, 2014

	FOR THE THREE MONTHS ENDED MARCH 31, 2015 (UNAUDITED)	FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(550,509)	$(682,465)
Adjustments to reconcile net (loss ) to net cash (used in )
operating activities:
Depreciation	1,097	233
Preferred stock issued for services	—
Common stock issued for services	113,712
Options issued for services	47,009
Warrant issued for services	3,832	555,598
Amortization of discount	26,146	1,263
Change in derivative liabilities	(42,737)
Inputed Interest expense	2,290
Changes in operating assets and liabilities:
Other receivables	(12,712)	—
Prepaid expense	(14,283)	(400)
Deposit	(33,152)
Accounts payable and other liabilities	51,944	5,046
Accrued payroll tax	(1,778)	(1,846)
Net Cash (Used in) Operating Activities	(409,141)	(122,571)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for equipment	(9,896)	(6,231)
Net Cash (Used in) Investing Activities	(9,896)	(6,231)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of convertible debentures for cash		181,500
Issuance of common stock for cash	332,000	193,700
Net Cash Provided by Financing Activities	332,000	375,200

NET INCREASE IN CASH	(87,037)	246,398

CASH AT BEGINNING OF PERIOD	141,928	80,479

CASH AT END OF PERIOD	$54,891	$326,877

NON-CASH FINANCING ACTIVITIES
Repayment of short term borrowing - related party through issuance of preferred stock	0	$555,598
Warrants/Common stock/Option issued for services	$603,858	0

 The accompanying notes are an integral part of these financial statements.

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NOTE 1 –  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MassRoots, Inc. (the “Company”) is a social network for the cannabis community. Through its mobile applications, systems and websites, MassRoots enables people to share their cannabis-related content and for businesses to connect with those consumers. The Company was incorporated in the State of Delaware on April 24, 2013.

The Company’s primary focus during the first quarter of 2015 was increasing our userbase from around 200,000 to 275,000 users, returning to the iOS App Store and developing additional features to expand the reach and utility of its network.

The Company has not focused on generating revenue to date. However, the primary source of revenue generated to date is advertising from businesses, brands and non-profits. Its secondary source of income is merchandise sales.

Basis of Presentation

The unaudited financial statements include the accounts of MassRoots, Inc. under the accrual basis of accounting.

Management’s Use of Estimates

The preparation of unaudited financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The unaudited financial statements above reflect all of the costs of doing business.

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents - For purposes of the Statement of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition – The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,
(ii)	the services have been rendered and all required milestones achieved,
(iii)	the sales price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

MassRoots primarily generates revenue by charging businesses to advertise on the network. MassRoots has the ability to target advertisements directly to a clients’ target audience, based on their location, on their mobile devices. All advertising services take between a few hours to up to one month to complete, unless otherwise noted.

MassRoots’ secondary source of income is merchandise sales. The objective with the sales is not to generate large profit margins, but to help offset the cost of marketing. Each t-shirt, sticker and jar MassRoots sells will likely lead to more downloads and active users.

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Cost of Sales - The Company’s policy is to recognize cost of sales in the same manner in conjunction with revenue recognition, when the costs are incurred. Cost of sales includes the costs directly attributable to revenue recognition. Selling, general and administrative expenses are charged to expense as incurred.

Comprehensive Income (Loss) - The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Loss Per Share - Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

Risk and Uncertainties - The Company is subject to risks common to emerging companies in the technology and cannabis industries, including, but not limited to, the uncertain governmental regulation of cannabis, the development of new technological innovations, potential lack of funding needed to reach our business goals and dependence on key personnel.

Convertible Debentures - If the conversion features of conventional convertible debt provides for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt using the effective interest method.

Stock-Based Compensation- The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Fair Value for Financial Assets and Financial Liabilities- The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expense and accrued payroll tax approximate their fair values because of the short maturity of these instruments.

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The derivative liabilities are stated at their fair value as a Level 3 measurement. The Company used a Black-Scholes model to determine the fair values of these derivative liabilities. See Note 4 for the Company’s assumptions used in determining the fair value of these financial instruments.

Embedded Conversion Fatures

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Recent Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted for financial statements not yet issued. The Company adopted ASU 2014-10 during the fourth quarter of 2014, thereby no longer presenting or disclosing any information required by Topic 915. The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2015-08, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

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NOTE 2 –  FIXED ASSETS

Fixed assets were comprised of the following as of March 31, 2015, December 31, 2014 and December 31, 2013. Depreciation is calculated using the straight-line method over a 5 year period.

	March 31, 2015	December 31, 2014	December 31, 2013
Cost:
Computers	17,347	12,134	1,522
Office equipment	8,738	4,055	0
Total	26,085	16,189	1,522
Less: Accumulated depreciation	3,124	2,027	228
Property and equipment, net	22,961	14,162	1,294

NOTE 3 –  PREPAID EXPENSE

During the first quarter 2015, the Company issued 430,000 shares of its common stock, 100,000 warrants and 1,065,000 options in exchange for services, valued at $782,695. The $782,695 is being charged to operations over a one-year term.

On June 4, 2014, the Company issued a total of 850,000 shares of its common stock and 2,050,000 options in exchange for consulting services, valued at $286,818. The $286,818 is being charged to operations over a three-year term.

Consulting fees charged to operations during the three months ended March 31, 2015 and March 31, 2014 was $23,904 and $0, respectively. The unamortized balance at March 31, 2015 and at December 31, 2014 was $814,829, and $196,688, respectively.

NOTE 4 –  DERIVATIVE LIABILITIES

The Company identified conversion features embedded within convertible debt and warrants issued in the first quarter 2015 and in 2014, and the Company also identified derivative liabilities embedded within warrants detachable with subscription agreement. The Company has determined that the features associated with the embedded conversion option, in the form of a ratchet provision, should be accounted for at fair value, as a derivative liability, as the Company cannot determine if a sufficient number of shares would be available to settle all potential future conversion transactions.

As a result of the application of ASC No. 815, the fair value of the ratchet feature related to convertible debt and warrants is summarized as follow:

	Warrants with convertible Debt	Warrants with subscription agreement	Warrants issued for services	Total
Fair value at the commitment date	87,189	259,278	—	346,467
Fair value mark to market adjustment	429,948	323,293	—	753,241
Balances as of December 31, 2014	517,137	582,571	—	1,099,708
Fair value at the commitment date-in the first quarter of 2015	125,708	—	43,704	169,412
Fair value mark to market adjustment	(24,677)	(17,841)	(219)	(42,737)
Balances as of March 31, 2015	618,168	564,730	43,485	1,226,383

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The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of March 31, 2015:

	Commitment Date	Remeasurement Date
Expected dividends	0%	0%
Expected volatility	150%	150%
Expected term	3 years	1.98 – 2.92 years
Risk free interest rate	0.75% - 1.1%	0.89%

NOTE 5 DEBT DISCOUNT

The Company recorded the $174,378 debt discount due to beneficial conversion feature of $87,189 for the detachable warrants issued with convertible debt, and $87,189 in derivative liabilities related to the ratchet feature warrants.

The debt discount was recorded in 2014 and pertains to convertible debt and warrants issued that contain ratchet features that are required to be bifurcated and reported at fair value.

Debt discount is summarized as follows:

	March 31, 2015	December 31, 2014
Deb discount on notes payable	107,016	174,379
Accumulated amortization	(26,146)	(67,363)
Debt discount on notes payable, net	$80,870	$107,016

Amortization of debt discount on notes payable for the three months ended March 31, 2015 and March 31, 2014 was $26,146 and $1,263, respectively.

NOTE 6 – CONVERTIBLE DEBENTURES

On March 24, 2014, the Company issued several convertible debentures to certain accredited investors. The total amount of the debentures is $269,100 and matures on March 24, 2016 with a zero percent interest rate. The debentures are convertible into shares of the Company’s common stock at $0.10 per share.

The debentures were discounted in the amount of $174,378 due to the intrinsic value of the beneficial conversion option and relative derivative liabilities of the warrants.

On January 7, 2015, one holder of a convertible debenture converted $40,000 principal to 400,000 shares of common stock.

As of March 31, 2015, the aggregate carrying value of the debentures was $148,230 net of debt discounts of $80,870, while as of December 31, 2014, the aggregate carrying value of the debentures was $162,084 net of debt discounts of $107,016.

NOTE 7 CAPITAL STOCK

The Company is currently authorized to issue 21 Series A preferred shares at $1.00 par value per share with 1:1 conversion and voting rights. As of March 31, 2015, there were zero shares of Series A preferred shares issued and outstanding.

The Company is currently authorized to issue 200,000,000 shares of its common stock at $0.001 par value per share. As of March 31, 2015, there were 40,817,000 shares of common stock issued and outstanding and 654,000 shares of common stock remaining to be issued.

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On March 18, 2014, the Company entered into a Plan of Reorganization with its shareholders in which the following was effected: (i) on March 21, 2014, the Company’s Certificate of Incorporation was amended to allow for the authorization of 200,000,000 shares of the Company’s common stock; (ii) on March 24, 2014, each of the Company’s preferred shareholders converted their shares into common stock on a one for one basis; and (iii) on March 24, 2014, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange (the “Exchange”).

On January 1, 2014, the directors and officers exercised all of then outstanding 72.06 stock options and acquired 72.06 shares of common stock at $1 per share. These 72.06 shares of common stock were exchanged for 21,954,160 shares of common stock during the Exchange.

On March 18, 2014, immediately prior to the exchange, the Company converted $4,358 accrued dividends from Series A preferred shares into 0.513 shares of common stock, which was exchanged for 156,293 shares of common stock during the Exchange.

On March 24, 2014, the Company issued 2,059,000 shares of common stock in exchange for $205,900 cash.

On June 4, 2014, the Company issued 250,000 shares of common stock to Vincent “Tripp” Keber valued at $0.10 per share in exchange for his services on the Company’s Board of Directors for three years under the 2014 Equity Incentive Plan (“2014 Plan”). These shares had a fair market value of $25,000, of which $2,055 was amortized during the quarter ended March 31, 2015.

On June 4, 2014, the Company issued 250,000 shares of common stock under the 2014 Plan to Ean Seeb valued at $0.10 per share in exchange for his services on the Company’s Board of Directors for three years. These shares had a fair market value of $25,000, of which $2,055 was amortized during the quarter ended March 31, 2015.

On June 4, 2014, the Company issued 250,000 shares of common stock under the 2014 Plan to Sebastian Stant valued at $0.10 per share in exchange for his services as the Company’s Lead Web Developer for one year. These shares had a fair market value of $25,000, of which $6,164 # was amortized during the quarter ended March 31, 2015.

On May 1, 2014, the Company issued 100,000 shares of common stock to Jesus Quintero under the 2014 Plan valued at $0.10 per share in exchange for his services as the Company’s Chief Financial Officer for one year. These shares have a fair market value of $10,000, of which $2,466 was amortized during the quarter ended March 31, 2015.

On January 7, 2015, the Company issued 400,000 shares of common stock by conversion of convertible debentures issued in March 2014.

From September 15, 2014 to March 11, 2015, we completed an offering of $866,000 of our securities to certain accredited and non-accredited investors consisting of 1,732,000 shares of our common stock at $0.50 per share. As of March 31, 2015, 1,508,000 shares of common stock had been issued. The remaining 224,000 shares have not been issued as of March 31, 2015 and were recorded as common stock to be issued.

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On March 3, 2015, MassRoots entered into an investment banking relationship with Chardan Capital Markets, LLC. Under the terms of the agreement, MassRoots shall pay Chardan a non-refundable retainer of 200,000 common shares and pay a commission equal to: (a) an aggregate cash fee equal to four percent (4%) of the gross proceeds received from the sale of common stock; and (b) an aggregate restricted stock fee equal to eight percent (8.0%) of the aggregate number of shares of common stock sold in the offering. These shares had not been issued as of March 31, 2015 and were recorded as common stock to be issued.

From January 1 to March 31, 2015, the Company issued 230,000 shares of common stock to five employees and consultants under the 2014 Plan. These shares had not been issued as of March 31, 2015 and were recorded as common stock to be issued.

From January 1 to March 31, 2015, the Company issued 1,048,000 share of common stock that was accounted for as common stock to be issued as of December 31, 2014.

NOTE 8 – STOCK WARRANTS

On March 24, 2014, the Company issued warrants to a third party for the purchase of 4,050,000 and 2,375,000 shares of common stock, at an exercise price of $0.001 and $0.40 per share, respectively. The warrants may be exercised any time after issuance through and including the third (3rd) anniversary of its original issuance. The Company recorded an expense of $555,598 equal to the estimated fair value of the warrants at the date of grants. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years

On March 24, 2014, in connection to the issuance of convertible debentures of $269,100 to certain investors, which are convertible into shares of the Company’s common stock at $0.10 per share, the Company granted to the same investors three−year warrants to purchase an aggregate of up to 1,345,500 shares of the Company’s common stock at $0.40 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance.

On March 24, 2014, in connection to the issuance of 2,059,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 1,029,500 shares of the Company’s common stock at $0.40 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $66,712. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

During the four months ended December 31, 2014, in connection to the sale of 1,048,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 524,000 shares of the Company’s common stock at $1.00 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $42,650. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

During the three months ended March 31, 2015, in connection to the sale of 684,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 342,000 shares of the Company’s common stock at $1.00 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $125,708. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

On February 27, 2015, in conjunction with one-year services agreement, the Company issued warrants to purchase 100,000 shares of common stock at $0.50 per share.

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Stock warrants outstanding and exercisable on March 31, 2015 are as follows:

	Exercise Price per Share	Shares Under Warrants	Remaining Life in Years
Outstanding
	$0.001	4,050,000	2
	$0.4	4,750,000	2
	$0.5	100,000	5
	$1	866,000	3

Exercisable
	$0.001	4,050,000	2
	$0.4	4,750,000	2
	$0.5	100,000	5
	$1	866,000	3

No other stock warrants have been issued or exercised during the three months ended March 31, 2015.

NOTE 9 – EMPLOYEE EQUITY INCENTIVE PLAN

In June 2014, our shareholders approved the 2014 Plan, which provides for the grant of incentive equity, including options to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock bonus awards, restricted stock awards, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. A total of 4 million shares of common stock are reserved for issuance under our 2014 Plan.

On June 4, 2014, the Company granted options to purchase 750,000 shares at $0.10 per share to Vincent “Tripp” Keber for his services on the Company’s Board of Directors for 3 years. Under the terms of the grant, 250,000 shares began vesting on October 1, 2014 such that 20,833 shares vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall begin vesting the later of: October 1, 2015 or the Company reaching 830,000 users such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall vest immediately upon the later of: October 1, 2016 or the Company reaching 1,080,000 users. These options were issued in exchange for his services on the Company’s Board of Directors for 3 years. The options may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The options have a fair market value of $73,836. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. During the quarter ended March 31, 2015, $6,069 was amortized.

On June 4, 2014, the Company granted options to purchase 750,000 shares at $0.10 per share to Ean Seeb for his services on the Company’s Board of Directors for 3 years. Under the terms of the grant, 250,000 shares began vesting on October 1, 2014 such that 20,833 shares vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares begin vesting the later of: October 1, 2015 or the Company reaching 830,000 users such that 20,833 shares vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall vest immediately upon the later of: October 1, 2016 or the Company reaching 1,080,000 users. These options were issued in exchange for his services on the Company’s Board of Directors for 3 years. The options may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The options have a fair market value of $73,836. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. During the quarter ended March 31, 2015, $6,069 was amortized.

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On June 4, 2014, the Company granted options to purchase 550,000 shares at $0.10 per share to Sebastian Stant for his services as the Company’s Lead Web Developer for 1 year. Under the terms of the grant, 250,000 shares shall vest immediately upon the company reaching 250,000 users. An additional 150,000 shares shall vest immediately upon the Company reaching 500,000 users. An additional 150,000 shares shall vest immediately upon the Company reaching 750,000 users. The options were issued in exchange for his services as the Company’s Lead Web Developer for 1 year. The options may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The options have a fair market value of $54,146. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. During the quarter ended March 31, 2015, $6,164 was amortized.

On March 9, 2015, Sebastian Stant resigned his position as Lead Developer of MassRoots and surrendered 350,000 options with a strike price of $0.10 back to the 2014 Plan.

From January 1 to March 31, 2015, the Company granted 230,000 shares and options to purchase 1,065,000 shares at $0.50 per share to 20 employees and consultants of the Company, with most vesting monthly over the course of one year. The fair market value of the options are $523,991.

Stock options outstanding and exercisable on March 31, 2015 are as follows:

	Exercise Price per Share	Shares Under Options	Remaining Life in Years
Outstanding
	$0.10	1,750,000	10
	$0.50	1,065,000	10

Exercisable
	$0.10	583,382	10
	$0.50	332,495	10

No other stock options have been issued or exercised during the three months ended March 31, 2015.

NOTE 10 – GOING CONCERN AND UNCERTAINTY

The Company has suffered losses from operations since inception. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new investors to alleviate the Company’s working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to translate its vast user base into sales. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying unaudited financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

NOTE 11 – SIGNIFICANT EVENTS

On January 1, 2015, MassRoots amended its employment contract with Tyler Knight. For his services as Chief Marketing Officer, Mr. Knight shall be compensated five thousand dollars ($5,000) per month. The employment contract is “at-will” and may be terminated by the Company or Mr. Knight with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Knight and he serves at the direction of the Chief Executive Officer and Board of Directors.

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On March 3, 2015, MassRoots entered into an investment banking relationship with Chardan Capital Markets, LLC. Under the terms of the agreement, MassRoots shall pay Chardan a non-refundable retainer of 200,000 common shares and pay a commission equal to: (a) an aggregate cash fee equal to four percent (4%) of the gross proceeds received from the sale of the Stock; and (b) an aggregate restricted stock fee equal to eight percent (8.0%) of the aggregate number of shares of Stock sold in the offering.

On March 9, 2015, Sebastian Stant resigned his position as Lead Developer of MassRoots and surrendered 350,000 options with a strike price of $0.10 back to the 2014 Employee Incentive Plan.

On March 9, 2015 MassRoots entered into an employment contract with Alan Janis. For his services as Director of Technology, Mr. Janis shall be compensated one hundred thirty thousand dollars ($130,000) per year. The employment contract is “at-will” and may be terminated by the Company or Mr. Jenis with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Janis and he serves at the discretion of the Board of Directors.

On March 31, 2015, MassRoots amended its employment contract with Isaac Dietrich. For his services as Chief Executive Officer, Mr. Dietrich shall be compensated seven thousand five hundred dollars ($7,500) per month, effective April 1, 2015. The employment contract is “at-will” and may be terminated by the Company or Mr. Dietrich with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Dietrich and he serves at the direction of the Board of Directors.

On March 31, 2015, MassRoots amended its employment contract with Hyler Fortier. For her services as Chief Operating Officer, Ms. Fortier shall be compensated five thousand dollars ($5,000) per month, effective April 1, 2015. The employment contract is “at-will” and may be terminated by the Company or Ms. Fortier with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Ms. Fortier and she serves at the direction of the Board of Directors.

From January 1, 2015 to March 11, 2015, we sold $342,000 of our securities to certain accredited and non-accredited investors consisting of 648,000 shares of our common stock at $0.50 per share, with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock purchased, at $1.00 per share. On March 11, 2015 this offering was terminated per the Company’s Board of Directors.

On January 14, 2015, the Company issued 1,508,000 shares of common stock to investors who had purchased the shares at $0.50 per share from September 15, 2014 to January 9, 2015.

On March 20, 2015, we executed a lease with RVOF Market Center, LLC to rent 3,552 square feet of office space at 1624 Market Street, Suite 201, Denver, CO 80202 for a term of 37 months, under which the Company will pay a base rate of $0 for the first month, $8,288 for months two through 13, $8,584.00 for the months 14 through 25, and $8,880.00 for the months 25 through 37. We took possession of this space on April 10, 2015 and did not incur any significant relocation costs.

NOTE 12 SUBSEQUENT EVENTS

From April 1, 2015 through April 17, 2015, the Company completed an offering of 960,933 restricted shares of the Company’s common stock, par value $0.001 per share to certain accredited and unaccredited investors. The shares were offered pursuant to subscription agreements with each investor for aggregate gross proceeds to the Company of $576,200. The Company compensated Chardan Capital $20,000 cash and 262,560 shares of common stock as commission for this placement.

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From April 1, 2015 to May 10, 2015, the Company issued 3,020,828 shares of common stock: 200,000 shares for the conversion of a debenture with a face value of $20,000 at $0.10 per share, 224,000 shares to the $0.50 round investors from January to March 2015, 1,110,337 shares to the $0.60 round investors during April 2015 (an extra 150,000 shares were inadvertently issued and are in the process of being rescinded), 262,650 shares to Chardan Capital for placement agent services, 936,341 shares for the exercise of $0.001 warrants, and 287,500 shares for the exercise of the $0.40 financing warrants.

On April 28, 2015, the Company entered into a consulting agreement with Torrey Hills Capital. Under the terms of the agreement, Torrey Hills Capital is to receive 75,000 shares of common stock and $5,000 per month for setting-up non-deal roadshows for the Company.

From April 1, 2015 to May 10, 2015, the Company received $115,000 from the exercise of the Company’s $0.40 warrants and issued 287,500 shares to the investors.

On May 12, 2015, the Company entered into a consulting agreement with Caro Capital. Under the terms of the agreement, Caro Capital is to receive 200,000 shares of common stock for a purchase price of $200 and $2,000 per month for setting-up non-deal roadshows for the Company for a period of one year.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Thompson Hine LLP.

EXPERTS

The financial statements of MassRoots, Inc. as of December 31, 2014 have been included herein in reliance upon the reports of Bongiovanni & Associates, P A, certified public accountants, for the period ended and as of December 31, 2014 upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2014 financial statements contains an explanatory paragraph that states that MassRoots, Inc. has suffered net losses since inception from operations and this raises substantial doubt about the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are required to file annual, quarterly and current reports and other information with the SEC. You can read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This information is also available from the SEC’s website at http://www.sec.gov. We will also gladly send any filing to you upon your written request to Isaac Dietrich, our Chief Executive Officer, at 1624 Market Street, Suite 201, Denver, CO 80202. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

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MASSROOTS, INC.

50,400,000 Shares of Common Stock,

PROSPECTUS

June 10, 2015

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth expenses (estimated except for the SEC registration fees) in connection with the offering described in the registration statement:

SEC registration fees	$649
Costs of printing	$50
Legal fees and expenses	$150,000
Accountants fees and expenses	$11,500
Miscellaneous	$500
TOTAL	$172,699

Item 14. Indemnification of Directors and Officers.

The Amended and Restated Certificate of Incorporation of the Company provides that:

•	The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnified Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys" fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.
•	The Corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article or otherwise.
•	If a claim for indemnification or advancement of expenses under this Article is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law. Any indemnification as outlined above is not exclusive of any other rights to indemnification afforded by Delaware law.

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Item 15. Recent Sales of Unregistered Securities.

Each of the below transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act, Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

Since the Company’s inception on April 24, 2013 through March 18, 2014, the Company issued and/or sold the following unregistered securities:

•	On April 24, 2013, the Company approved the issuance of 15.25 shares of common stock (4,646,136 shares post-Exchange, as defined herein) to the Company’s CEO and Chairman, Isaac Dietrich, to repay $17,053 short term borrowing from him and for services provided. In addition, 42.81 stock options were issued as part of the employment agreement with the Mr. Dietrich. The stock option allows Mr. Dietrich to purchase 42.81 shares of the Company’s common stock (13,042,695 shares post-Exchange) at $1.00 per share per each individual option. The options will vest through January 1, 2017. Each option issued contained an acceleration clause which was triggered upon the closure of the financing on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, Mr. Dietrich exercised all options held at that time.
•	On April 24, 2013, the Company approved the issuance of 3.75 shares of common stock (1,142,493 shares post-Exchange) to the Company’s Chief Operations Officer, Hyler Fortier, in exchange for her services. 11.25 stock options were also issued as part of the employment agreement with Ms. Fortier. The stock options allow Ms. Fortier to purchase 11.25 shares of the Company’s common stock (3,427,478 shares post-Exchange) at $1.00 per share per each individual option. The options will vest through January 1, 2017. Each option issued contained an acceleration clause which was triggered upon the closure of the financing on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, Ms. Fortier exercised all options held at that time.
•	On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to the Company’s Chief Technology Officer, Stewart Fortier, in exchange for his services. 9.0 stock options were issued as part of the employment agreement with Mr. Fortier. The stock options allow Mr. Fortier to purchase 9.0 shares of the Company’s common stock (2,741,982 shares post-Exchange) at $1.00 per share per each individual option. The options will vest through January 1, 2017. Each option issued contained an acceleration clause which was triggered upon the closure of the financing on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, Mr. Fortier exercised all options held at that time.
•	On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Tyler Knight in exchange for his services. 9.0 stock options were also issued as part of the employment agreement with Mr. Knight. The stock options allow Tyler Knight to purchase 9.0 shares of the Company’s common stock (2,741,982 shares post-Exchange) at $1.00 per share per each individual option. The options will vest through January 1, 2017. Each option issued contained an acceleration clause which was triggered upon the closure of the financing on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, Mr. Knight exercised all options held at that time.
•	On October 7, 2013, the Company entered into an agreement to issue as compensation for services provided a total of 2.94 Series A Preferred shares (895,715 common shares post-Exchange) with a market value of $24,998 to Douglas Leighton for financial consulting services. These shares were issued on January 1, 2014.
•	On October 7, 2013, we entered into agreements to issue 5.88, 5.88, and 5.89 Series A Preferred Shares (1,791,428, 1,791,428, and 1,794,475 common shares post-Exchange) to Bass Point Capital, LLC, WM18 Finance LTD, and Rother Investments, LLC, respectively, in exchange for $50,000 capital investments from each. These shares were subsequently issued on the closing date of January 1, 2014. On March 18, 2014, as part of a Plan of Reorganization, (i) all preferred shareholders converted their shares of stock into common stock as is outlined in our certificate of incorporation; (ii) the Company’s certificate of incorporation was amended to allow for the issuance of 200,000,000 shares of our common stock, (iii) the

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Company’s current shareholders exchanged their shares of our common stock for the pro-rata percentage of 36,000,000 shares of our common stock (the “Exchange”).

From March 18, 2014 through March 31, 2014, the Company issued and/or sold the following unregistered securities:

•	On March 18, 2014, as payment for consulting services, we granted Dutchess Opportunity Fund, II LP a warrant exercisable into 4,050,000 shares of our common stock at $0.001 per share, and a warrant exercisable into 2,375,000 shares of our common stock at $0.40 per share.
•	On March 24, 2014, we completed an offering of $475,000 of our securities to certain accredited and non-accredited investors consisting of (i) $269,100 of convertible debentures, convertible into shares of the Company’s common stock at $0.10 per share, together with warrants, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock underlying the convertible debentures, at $0.40 per share; and (ii) 2,059,000 shares of our common stock at $0.10 per share, with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock purchased, at $0.40 per share.

On June 6, 2014, each of Ean Seeb, Tripp Keber, and Sebastian Stant received a stock award of 250,000 shares of our common stock, while Jesus Quintero received a stock award of 100,000 shares of our common stock as compensation for their service. These awards are covered under this registration statement.

The securities in the transactions set out below were not covered by our Registration Statement:

Each of Ean Seeb, Tripp Keber, and Sebastian Stant also received 750,000, 750,000, and 550,000 options, respectively, to purchase shares of our common stock pursuant to our 2014 Equity Incentive Plan. Shares of common stock underlying such options are not covered under this registration statement.

On March 3, 2015, Chardan Capital Market, LLC and the Special Equities Group, LLC, received 40,000 and 160,000 shares, respectfully, for Chardan’s investment banking services.

From September 15, 2014 to March 11, 2015, we completed an offering of $866,000 of our securities to certain accredited and non-accredited investors consisting of 1,732,000 shares of our common stock at $0.50 per share, along with warrants to purchase 866,000 shares at $1 per share.

From April 1, 2015 through April 17, 2015, MassRoots, Inc. completed an offering of 960,933 shares of the Company’s common stock to certain accredited and unaccredited investors, pursuant to which, the Company received gross proceeds of $576,200. The Company terminated this offering as of April 17, 2015. The Company compensated Chardan Capital Markets, LLC $20,000 cash and 262,560 shares of common stock as commission for this placement.

On February 27, 2015, certain service providers purchased warrants permitting the purchase of 100,000 shares at $0.50 per share.

From January 1 to March 31, 2015, the Company granted 230,000 shares and options to purchase 1,065,000 shares at $0.50 per share to 20 employees and consultants of the Company pursuant to the 2014 Plan.

On April 28, 2015, the Company entered into a consulting agreement with Torrey Hills Capital, under which, Torrey Hills Capital will receive 75,000 shares of the Company’s common stock.

On May 12, 2015, the Company entered into a consulting agreement with Caro Capital, under which Caro Capital, as compensation for services provided, will receive 200,000 shares of Company’s common stock in exchange for $200.

Except at noted, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

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Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed with this registration statement:

No.	Description
2.1	Plan of Reorganization, dated March 18, 2014.*
3.1	Amended and Restated Certificate of Incorporation of the Company*
3.2	Amendment to Amended and Restated Certificate of Incorporation of the Company*
3.3	Bylaws of the Company*
4.1	Form of Common Stock Certificate*
4.2	Form of Common Stock Warrant from March 2014 Offering*
4.3	Form of Debenture Agreement from March 2014 Offering *
4.4	Form of Debenture Warrant from March 2014 Offering *
4.5	Consulting Warrant, from March 2014 Offering *
5.1	Opinion of Thompson Hine LLP regarding the legality of the securities being registered (incorporated by reference to Exhibit 5.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on August 8, 2014)
10.1	Amended Employment Agreement by and between the Company and Isaac Dietrich (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K filed on March 31, 2015)
10.2	Amended Employment Agreement by and between the Company and Hyler Fortier+
10.3	Employment Agreement by and between the Company and Stewart Fortier, dated April 1, 2014*
10.4	Amendment to Employment Agreement by and between the Company and Tyler Knight (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed on March 31, 2015)
10.5	Lease by and between the Company and RVOF Market Center LLC (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on March 31, 2015)
10.6	Subscription Agreement dated May 26, 2015, between MassRoots and Flowhub (incorporated by reference to Exhibit 10.1 to the Company’s Current Report Form 8-K filed on May 28, 2015)
10.7	Parse Services Hosting Agreement, dated December 18, 2013, by and between Parse, LLC and the Company*
10.8	Consulting Agreement, dated March 18, 2014, by and between Dutchess Opportunity Fund, II, LP and the Company*
10.9	Form of Security Agreement from the March 2014 Offering*
10.10	Form of Subscription Agreement from the March 2014 Offering *
10.11	Form of Debenture Registration Rights Agreement from the March 2014 Offering*
10.12	2014 Stock Incentive Plan and forms of stock option agreement and stock award agreement thereunder.*
10.13	Agreement between Chardan Capital Markets, LLC, and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2015)

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10.14	Consulting Agreement, dated May 1, 2015, by and between Jesus Quintero and the Company (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2015)
10.15	Lease Agreement, dated July 22, 2014, by and between the Company, CannaBuild, LLC, and 2247 Federal Boulevard, LLC (incorporated by reference to Exhibit 10.16 filed along with Amendment No. 2 to the Company’s Registration Statement on Form S-1 on August 8, 2014)
10.16	Expense Sharing Agreement, dated July 22, 2014, by and between the Company and CannaBuild, LLC (incorporated by reference to Exhibit 10.17 filed along with Amendment No. 2 to the Company’s Registration Statement on Form S-1 on August 8, 2014)
14.1	Code of Ethics of the Company (incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2015)
23.1	Consent of Bongiovanni & Associates, P.A.+
23.2	Consent of Thompson Hine, LLP (included in Exhibit 5.1)
101.INS	XBRL Instance Document @
101.SCH	XBRL Taxonomy Extension Schema Document @
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document @
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document @
101.LAB	XBRL Taxonomy Extension Label Linkbase Document @
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document. @

* Incorporated by reference to the exhibit of the same number filed together with the Company’s Registration Statement on Form S-on June 6, 2014.

+ Filed hereby with this registration statement.

@ XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 10, 2015.

MASSROOTS, INC.

By:	/s/ Isaac Dietrich Isaac Dietrich Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Isaac Dietrich	Principal Executive Officer and Chairman of the Board of Directors	June 10, 2015
Isaac Dietrich

/s/ Tripp Keber	Director	June 10, 2015
Tripp Keber

/s/ Tyler Knight	Director, Chief Marketing Officer	June 10, 2015
Tyler Knight

/s/ Stewart Fortier	Director, Chief Technology Officer	June 10, 2015
Stewart Fortier

/s/ Ean Seeb	Director	June 10, 2015
Ean Seeb
/s/ Jesus Quintero	Chief Financial Officer and Chief Accounting Officer	June 10, 2015
Jesus Quintero

/s/ Hyler Fortier	Chief Operations Officer	June 10, 2015
Hyler Fortier

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